As filed with the Securities and Exchange Commission on December 20, 1994

                                               Registration No. 33-____________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ___________

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933
                                  ___________

                            VALLEY NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)
                                  ___________

                                   New Jersey
         (State or other Jurisdiction of Incorporation of Organization)
                                  ___________

                                      6711
            (Primary Standard Industrial Classification Code Number)
                                  ___________

                                   22-2477875
                      (I.R.S. Employer Identification No.)

                                1445 Valley Road
                            Wayne, New Jersey 07470
                                  201-305-8800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Gerald H. Lipkin, Chairman & CEO
                            Valley National Bancorp
                                1445 Valley Road
                            Wayne, New Jersey 07470
                                  201-305-8800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ___________

                  Please send copies of all communications to:

RONALD H. JANIS, ESQ.                         VICTOR H. BOYAJIAN, ESQ.
MICHAEL W. ZELENTY, ESQ.                      FREDERIC M. TUDOR, ESQ.
PITNEY, HARDIN, KIPP & SZUCH                  SILLS CUMMIS ZUCKERMAN RADIN
P.O. Box 1945                                 TISCHMAN EPSTEIN & GROSS
Morristown, New Jersey 07962                  One Riverfront Plaza
(201) 966-6300                                Newark, New Jersey 07102
                                              (201) 643-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated November 9, 1994 (the "Agreement"), among the Registrant, Valley National Bank and American Union Bank, attached as Appendix A to the Proxy
Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                        CALCULATION OF REGISTRATION FEE

================================================================================
                                      Proposed        Proposed
Title of each                         maximum         Maximum
   class of                           offering       aggregate        Amount of
securities to      Amount to be       price per       offering     registration
be registered       registered          unit*          price*           fee
- --------------------------------------------------------------------------------
Common Stock,        274,985           $7.63        $2,098,136         $724
No Par Value         Shares**
================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on the book value per share for American Union Bank Common Stock as of November 30, 1994.

**   The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti- dilution provisions of the Merger Agreement.
                                  ___________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

                            VALLEY NATIONAL BANCORP

                                     PART I


                       INFORMATION REQUIRED IN PROSPECTUS
                             CROSS REFERENCE SHEET

Item 1.  Cross Reference Sheet.

     Pursuant to Item 501 of Regulation S-K, this cross-reference sheet shows the location in the Prospectus/Proxy Statement of responses to Items 1 through 19 of Part I of Form S-4.

                                                        Location or Heading in
Item                                                    Prospectus/Proxy
No.                    Caption                          Statement
- ----                   -------                          -----------------------

A.  INFORMATION ABOUT THE TRANSACTION

1.    Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus ................  Forepart of Registration
                                                       Statement; Cross
                                                       Reference Sheet; Cover
                                                       Page of Proxy
                                                       Statement/Prospectus

2.    Inside Front and Outside Back Cover Pages of
      Prospectus.....................................  Inside Front Cover;
                                                       Available Information;
                                                       Information Incorporated
                                                       by Reference; Table of
                                                       Contents
3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..................  Summary of Proxy
                                                       Statement/Prospectus;
                                                       Financial Summary and
                                                       Selected Per Share Data
                                                       of Valley National
                                                       Bancorp; Pro Forma
                                                       Combined Financial
                                                       Information

4.    Terms of the Transaction.......................  The Proposed Merger;
                                                       Comparison of the Rights
                                                       of Shareholders under the
                                                       Banking Act of 1948 and
                                                       the New Jersey Business
                                                       Corporation Act

                                                        Location or Heading in
Item                                                    Prospectus/Proxy
No.                    Caption                          Statement
- ----                   -------                          -----------------------


5.    Pro Forma Financial Information................  Pro Forma Combined
                                                       Financial Information
6.    Material Contracts with the Company Being
      Acquired.......................................  The Proposed Merger

7.    Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters................................  Not Applicable

8.    Interests of Named  Experts and Counsel........  Legal Opinion

9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities....................................  Not Applicable


B.  INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3 Registrants....  Not Applicable

11.   Incorporation of Certain Information by
      Reference......................................  Information Incorporated
                                                       by Reference

12.   Information with Respect to  S-2 or S-3
      Registrants....................................  Not Applicable

13.   Incorporation of Certain Information by
      Reference......................................  Not Applicable

14.   Information with Respect to Registrants other
      than S-3 or S-2 Registrants....................  Not Applicable

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3 Companies......  Not Applicable

16.   Information with Respect to S-2 or
      S-3 Companies..................................  Not Applicable

                                                        Location or Heading in
Item                                                    Prospectus/Proxy
No.                    Caption                          Statement
- ----                   -------                          -----------------------

17.   Information with Respect to Companies Other
      than S-2 or S-3 Companies......................  Business of American
                                                       Union Bank; American
                                                       Union Bank's Financial
                                                       Statements

D.  VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies,Consents or
      Authorizations are to be Solicited.............  Introductory Statement;
                                                       The Proposed Merger;
                                                       Information Incorporated
                                                       by Reference

19.   Information if Proxies, Consents or
      Authorization Are Not to be Solicited
      or in an Exchange Offer........................  Not Applicable

                              AMERICAN UNION BANK
                               2784 Morris Avenue
                                  P.O. Box 279
                            Union, New Jersey 07083


                          [____________________, 199_]


To Our Shareholders:

     American Union Bank ("American") has entered into an Agreement and Plan of Merger dated as of November 9, 1994 (the "Agreement"), by and among American, Valley National Bancorp ("Valley"), and Valley's national bank subsidiary, Valley National Bank ("VNB"), providing for the merger (the "Merger") of American with and into VNB, which will be the surviving entity in the Merger and will continue to operate as a subsidiary of Valley. If the Merger is approved and becomes effective, each outstanding share of Common Stock of American (except for fractional shares and shares as to which dissenters' rights have been validly perfected under applicable law) will be exchanged for 0.50 shares of Common Stock of Valley, subject to adjustment, as more fully set forth in the Agreement.

     The special meeting of the shareholders of American to consider and act upon the Agreement will be held on [__________], 1995.

     In the accompanying material, you will find the Notice of Meeting of Shareholders of American and a Proxy Statement/Prospectus setting forth actions to be taken at the meeting, a Proxy, the details of the proposed Merger, the conditions to consummation of the Merger and information concerning Valley, VNB and American.

     The Board of Directors of American has carefully considered this transaction and believes that consummation of the Merger in accordance with the Agreement will be in the best interests of the shareholders of American. THE BOARD OF DIRECTORS OF AMERICAN HAS APPROVED THE AGREEMENT AND RECOMMENDS A VOTE IN FAVOR OF THE AGREEMENT. The directors of American intend to vote all of their shares in favor of the Agreement.

     Because of the importance of the Merger to the shareholders of American, we urge you to complete and sign the enclosed proxy form and return it as soon as possible in the enclosed postage-prepaid return envelope so that your shares will be represented. You may nevertheless attend American's meeting and vote in person if you wish to do so.

     The enclosed also constitutes a Prospectus of Valley with respect to the shares of Valley Common Stock to be issued to the shareholders of American if the Merger is consummated.

                                                   Sincerely,



                                                  Gerald F. Metzheiser
                                                  President and Chief Executive
                                                  Officer

                              AMERICAN UNION BANK
                               2784 Morris Avenue
                                  P.O. Box 279
                            Union, New Jersey 07083

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON [________________], 1995



To Our Shareholders:

 NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of American Union Bank ("American") will be held at 2840 Morris Avenue, 3rd Floor, Union, New Jersey on [________________], 1995 at [_________] a.m., for
the purpose of considering and voting upon the following matters:

          1. A proposal to approve an Agreement and Plan of Merger, dated as of November 9, 1994 (the "Agreement"), by and among American, Valley National Bancorp ("Valley"), and Valley's national bank subsidiary, Valley National Bank ("VNB"), providing for the merger (the "Merger") of American with and into VNB, pursuant to which each share of American common stock outstanding on the effective date of the Merger will be exchanged for 0.50 shares of Valley common stock, subject to adjustment, as more fully set forth in the Agreement.

          2. Such other business as may properly come before the Meeting or any adjournment thereof.

     Only those shareholders of record as of the close of business on [____________], 1994 will be entitled to notice of, and to vote at, the Meeting. A list of such shareholders will be available at the Meeting.

     Consummation of the Merger is subject to certain conditions, including approval of the Merger by the affirmative vote at the Meeting of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of American common stock, whether in person or by proxy. Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the Meeting, please mark, date and sign the enclosed proxy and return it as soon as possible in the enclosed stamped envelope. You may revoke the proxy at any time prior to its exercise.

                                          By Order of the Board of Directors,



                                          GERALD F. METZHEISER
                                          President and Chief Executive Officer

Union, New Jersey
[_______________], 1994

     THE MERGER IS OF MAJOR IMPORTANCE TO THE SHAREHOLDERS OF AMERICAN. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

                              AMERICAN UNION BANK
                                PROXY STATEMENT

                                      for

                        Special Meeting of Shareholders
                             of American Union Bank
                                 to be held on
                          [____________________], 1995

                                  ___________


                            VALLEY NATIONAL BANCORP
                                   PROSPECTUS

                                      for

                    Common Stock of Valley National Bancorp
                        to be issued in connection with
                       the Merger of American Union Bank
                       with and into Valley National Bank

                                   ___________


     This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of American Union Bank ("American") to be used at a special meeting of its shareholders (the "Meeting") to be held on [_______________], 1995. The purpose of the Meeting is to consider and vote upon an Agreement and Plan of Merger dated as of November 9, 1994 (the "Agreement"), by and among American, Valley National Bancorp ("Valley") and Valley National Bank ("VNB"), Valley's national bank subsidiary, pursuant to which American will be merged with and into VNB. A copy of the Agreement is attached as Appendix A to this Proxy Statement/Prospectus.

     In accordance with the terms of the Agreement, upon approval of the Agreement by the shareholders of American, receipt of all requisite regulatory approvals and satisfaction or waiver of all conditions, American will merge (the "Merger") into VNB, which will be the surviving entity in the Merger and which will continue to operate thereafter as a wholly-owned subsidiary of Valley. In connection with the Merger, each share of common stock of American, $5.00 par value per share (the "American Common Stock"), issued and outstanding immediately prior to the Effective Time (as hereinafter defined) (except for fractional shares and shares as to which dissenters' rights have been validly perfected under applicable law), will be exchanged for 0.50 shares (the "Exchange Ratio") of common stock of Valley, no par value (the "Valley Common Stock"), subject to certain adjustments more fully described in this Proxy Statement/Prospectus.

     Valley has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Act"), covering the shares of Valley Common Stock which will be issued in connection with the Merger. In addition to constituting the American Proxy Statement for the Meeting, this document constitutes a Prospectus of Valley with respect to the Valley Common Stock to be issued if the Merger is consummated.

     American stock certificates should not be returned to American with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal which will be provided to American shareholders upon consummation of the Merger.

     THE SHARES OF VALLEY COMMON STOCK DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF VALLEY COMMON STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     The date of this Proxy Statement/Prospectus is December [____], 1994.

                             AVAILABLE INFORMATION

     Valley is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Valley has filed with the Commission a Registration Statement on Form S-4 under the Act (together with all amendments and supplements thereto, the "Registration Statement"), with respect to the securities being offered by this Proxy Statement/Prospectus. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to Valley and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

     Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by Valley with the Commission are incorporated herein by reference:

1.   Valley's Annual Report on Form 10-K for the year ended December 31, 1993.

2. Valley's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1994, the latter as amended by Form 10-Q/A filed on December 20, 1994.

3. Valley's Current Reports on Form 8-K filed with the Commission on March 25, July 11, August 30, October 19, October 31, November 16 and December 5, 1994.

4. The description of Valley Common Stock set forth in Valley's Registration Statement on Form 8-A filed by Valley pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by Valley pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the Meeting shall be deemed incorporated by reference into this Proxy Statement/Prospectus and a part hereof from the date of filing of such documents.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents, other than certain exhibits to such documents, are available without charge upon written or oral request made to Alan Eskow, Corporate Secretary, Valley National Bancorp, 1445 Valley Road, Wayne, New Jersey 07470; telephone number (201) 305-8800. In order to insure timely delivery of the documents, any request should be made by [_______________], 1995.

     All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Valley and VNB was supplied by Valley and all information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to American was supplied by American. Although neither Valley nor American have any knowledge that would indicate that any statements or information relating to the other party contained or incorporated herein are inaccurate or incomplete, neither Valley nor American can warrant the accuracy or completeness of such information or statements as they relate to the other entity or its subsidiaries.

                               TABLE OF CONTENTS

Available Information ....................................................
Information Incorporated by Reference ....................................
Summary of Proxy Statement/Prospectus ....................................
Certain Information Regarding Valley National Bancorp ....................
     General .............................................................
     Valley National Bank ................................................
Certain Information Regarding American Union Bank ........................
     General .............................................................
     Recent Developments .................................................
Comparative Per Share Data ...............................................
Financial Summary and Selected Per Share Data of Valley National
  Bancorp ................................................................
Selected Financial Data of American Union Bank ...........................
Pro Forma Combined Financial Information .................................
Introductory Statement ...................................................
     Purpose of Meeting ..................................................
     Recommendation ......................................................
     Vote Required; Shares Entitled to Vote ..............................
     Solicitation, Voting and Revocation of Proxies ......................
The Proposed Merger ......................................................
     General Description .................................................
     Consideration .......................................................
     Reasons for the Merger ..............................................
     Interests of Management of American in the Merger ...................
     Opinion of American's Financial Advisor .............................
     Resale Considerations with Respect to the Valley Common Stock .......
     Conditions to the Merger ............................................
     Regulatory Approvals ................................................
     Management and Operations After the Merger ..........................
     Description of Valley Common Stock ..................................
     Exchange of Certificate .............................................
     Effective Time; Amendments; Termination .............................
     Accounting Treatment of the Merger ..................................
     Federal Income Tax Consequences .....................................
     Stock Option for Shares of American Common Stock ....................
     Rights of Dissenting American Shareholders ..........................
Comparison of the Rights of Shareholders under the Banking Act of 1948 and the New Jersey Business Corporation Act ............................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of American Union Bank .......................
Business of American Union Bank ..........................................

Supervision and Regulation of American Union Bank ........................
Security Ownership of Certain Beneficial Owners and Management of
  American Union Bank ....................................................
Certain Transactions of American Union Bank ..............................
Shareholder Proposals ....................................................
Legal Opinion ............................................................
Experts ..................................................................
Index to Financial Statements of American Union Bank .....................


APPENDICES:

Appendix A ................................  Agreement and Plan of Merger among
                                             Valley National Bancorp, Valley
                                             National Bank and American Union
                                             Bank dated as of November 9, 1994

Appendix B ................................  Stock Option Agreement between
                                             Valley National Bancorp, Valley
                                             National Bank and American Union
                                             Bank dated as of November 9, 1994

Appendix C ................................  Fairness Opinion of Capital
                                             Consultants of Princeton, Inc.

Appendix D ................................  Subsections (b), (c) and (d) of
                                             Section 215a of Title 12 of the
                                             U.S. Code, "Merger of National
                                             Banks or State Banks into National
                                             Banks"

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS


     The following information is a brief summary of certain information with respect to the matters to be considered at the Meeting. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus. Shareholders should read carefully the details of this Proxy Statement/Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement/Prospectus.


                        MEETING OF AMERICAN SHAREHOLDERS


Date, Time and Place of
Meeting......................  [_____________], 1995, [______] a.m. at 2840
                               Morris Avenue, 3rd Floor, Union, New Jersey.

Record Date................... [____________________]

Shares Outstanding on Record
Date and Entitled to Vote.....  549,970 Shares of American Common Stock

Purpose of Meeting............  (i)  To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 9, 1994 (the "Agreement"), by and among American Union Bank ("American"), Valley National Bancorp ("Valley"), and Valley's national bank subsidiary, Valley National Bank ("VNB"), providing for the merger (the "Merger") of American with and into VNB, with each share of American common stock, $5.00 par value per share (the "American Common Stock"), outstanding on the effective date of the Merger (except for fractional shares and shares as to which dissenters' rights have been validly perfected under applicable law) being exchanged for 0.50 shares of Valley common stock, no par value (the "Valley Common Stock"), subject to adjustment in certain circumstances pursuant to the Agreement, and (ii) to transact any other business that properly may be brought before the Meeting.

                                If the Merger is approved and becomes effective, American will be merged into VNB, which will be the surviving entity and which will continue to operate as a subsidiary of Valley. See "The Proposed Merger -- General Description; -- Consideration."

Recommendation of the Board of
Directors of  American........  The Board of Directors of American has approved the Merger and recommends that shareholders vote "FOR" the Merger. See "Introductory Statement -- Purpose of Meeting;" "The Proposed Merger -- Reasons for the Merger."

Vote Required for
Approval of Merger............  The affirmative vote, in person or by proxy, of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of American Common Stock is required to approve the Merger. See "Introductory Statement -- Vote Required; Shares Entitled to Vote." As of September 30, 1994, the directors of American beneficially owned in the aggregate 42% of the issued and outstanding shares of American Common Stock. American's directors have agreed pursuant to the Agreement to vote in favor of the Merger. Consequently, the affirmative vote of an additional 24 2/3% of the issued and outstanding shares of American Common Stock will be required for approval of the Merger. As of September 30, 1994, the executive officers of American who are not also directors beneficially owned in the aggregate less than 1% of the issued and outstanding shares of American Common Stock and American's counsel, Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., and its members, beneficially owned in the aggregate 23% of the issued and outstanding shares of American Common Stock.

Description of the Merger.....  At the time the Merger becomes effective,
                                American will be merged into VNB with VNB as the surviving bank. See "The Proposed Merger -- General Description."

Consideration.................  American shareholders (except for shareholders who have validly perfected their dissenters' rights under applicable law) will receive 0.50 shares (the "Exchange Ratio") of Valley Common Stock for each share of American Common Stock held. The Exchange Ratio is subject to adjustments in certain circumstances, as more fully described in this Proxy
                                Statement/Prospectus. In lieu of receiving fractional shares of Valley Common Stock, American shareholders will be entitled to receive, without interest, a cash payment equal to the value of any fractional share interest to which they would otherwise be entitled. The value of such fractional share interest will be determined by the Average Closing Price of Valley Common Stock (as hereinafter defined). All shares of Valley Common Stock to be issued to each American shareholder will be aggregated to constitute as many whole shares as possible before determining such shareholder's fractional share interest. See "The Proposed Merger -- Consideration." Under federal banking law, the American shareholders are entitled to dissenter's rights in connection with the Merger. See "The Proposed Merger -- Rights of Dissenting American Shareholders."

Interests of Management of
American in the Merger........  As of September 30, 1994, the directors of
                                American beneficially owned in the aggregate
                                42%, and the executive officers of American who are not also directors beneficially owned in the aggregate less than 1%, of the issued and outstanding shares of American Common Stock. Further, pursuant to the Agreement, Valley has agreed to endeavor to continue the employment of all officers and employees of American with the same or equivalent benefits. See "Security Ownership and Certain Beneficial Owners and Management of American Union Bank."

Opinion of American's
Financial Advisor.............  The Board of Directors of American has retained
                                Capital Consultants of Princeton, Inc. ("Capital Consultants") to evaluate the terms of the Merger. Capital Consultants has delivered a written opinion dated December [___], 1994 to the Board of Directors of American to the effect that the consideration to be received by the American shareholders pursuant to the Agreement is, as of the date of such opinion, fair to such shareholders from a financial point of view. For information concerning the matters reviewed, assumptions made and factors considered by Capital Consultants, see "The Proposed Merger -- Opinion of American's Financial Advisor" and Appendix C to this Proxy Statement/Prospectus, which sets forth Capital Consultants' fairness opinion in its entirety.

Resale Considerations with
Respect to Valley
Common Stock..................  The shares of the Valley Common Stock to be issued in the Merger will be registered under the Act and will be freely transferable, except for shares received by persons, including directors and executive officers of American, who may be deemed to be "affiliates" of American under Rule 145 promulgated under the Act. See "The Proposed Merger -- Resale Considerations with Respect to the Valley Common Stock."

Conditions to the Merger......  Consummation of the Merger is contingent upon a number of conditions, including receiving all necessary regulatory approvals; the approval of the Merger by at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of American Common Stock; an opinion of Pitney, Hardin, Kipp & Szuch, counsel to Valley, to the effect that the Merger will result in a tax free reorganization; and an opinion of Capital Consultants, advisors to American, that the Merger is fair to the shareholders of American from a financial point of view. Capital Consultant's opinion is included as Appendix C. See "The Proposed Merger -- Opinion of American's Financial Advisor; -- Conditions to the Merger."

Regulatory Approvals..........  Consummation of the Merger requires the approval of the Comptroller of the Currency (the "OCC"). An application for such approval was filed on December 16, 1994. While Valley and American anticipate receiving such approval, there can be no assurance that it will be granted, or that it will be granted on a timely basis without conditions unacceptable to Valley or American. In addition, Valley received written confirmation from the Federal Reserve Bank of New York that the Merger does not require the approval of the Board of Governors of the Federal Reserve System (the "Board of Governors") under Regulation Y. See "The Proposed Merger -- Regulatory Approvals."


Effective Time................  A closing under the Agreement (the "Closing")
                                will occur prior to the Effective Time (as hereinafter defined) on a day mutually agreed to by Valley and American within 30 days following receipt of all necessary regulatory approvals. A Notice to the OCC will be filed by VNB in connection with the Merger. The date and time specified in such Notice will be the "Effective Time". The parties are cooperating to try to ensure that the Effective Time will be before the record date (the "Valley Record Date") used to determine the shareholders of Valley entitled to receive a dividend on April 1, 1995, although this date is dependent upon satisfaction of all conditions precedent, some of which are not under control of Valley and/or American. See "The Proposed Merger -- Effective Time; Amendments; Termination; -- Regulatory Approvals." In the event that the Effective Time does not occur before the Valley Record Date, notwithstanding any restrictions in the Agreement, American will be permitted to pay a dividend to its shareholders in an amount equal to the amount of the dividend its shareholders would have received from Valley had the Effective Time occurred prior to the Valley Record Date. Such a dividend may only be declared by American's Board of Directors if all prerequisites to the declaration of a dividend under applicable law have been met. There can be no assurance that all such prerequisites will be met or that American's Board of Directors will declare a dividend in the event that the Effective Time does not occur prior to the Valley Record Date. See "The Proposed Merger -- Effective Time; Amendments; Termination."

Termination Rights............  The Agreement may be terminated by either
                                American or Valley if the Effective Time has not occurred by June 30, 1995. The Agreement may be terminated by American if the Average Closing Price (as defined below) of the Valley Common Stock is $19.00 or less, subject to adjustment in certain circumstances pursuant to the Agreement. The "Average Closing Price" is defined in the Agreement as the average of the closing prices of Valley Common Stock as reported on the New York Stock Exchange and published in the Wall Street Journal during the first ten of the fifteen consecutive trading days immediately preceding the Effective Time. For a more complete description of other termination rights available to American and Valley, see "The Proposed Merger -- Effective Time; Amendments; Termination; -- Conditions to the Merger."


Accounting Treatment of
the Merger....................  The Merger is expected to be accounted for as a pooling-of-interests for financial reporting purposes. Under the pooling-of-interests method of accounting, American's historical basis of assets, liabilities and shareholders equity will be retained by Valley as the surviving entity. For a discussion of the effects of pooling-of-interests accounting, see "Pro Forma Combined Financial Information" and "The Proposed
                                Merger -- Accounting Treatment of the Merger."

Federal Income
Tax Consequences..............  The Merger is conditioned upon the receipt of an opinion of Pitney, Hardin, Kipp & Szuch, counsel to Valley, to the effect that the Merger will constitute a tax-free reorganization as defined in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended. For information regarding certain federal income tax matters, see "The Proposed Merger -- Federal Income Tax Consequences."

Stock Option to Valley
for American Shares...........  Valley and American entered into a Stock Option
                                Agreement dated November 9, 1994 (the "Stock
                                Option Agreement"), in connection with the negotiation by Valley and American of the Agreement. Pursuant to the Stock Option Agreement, American has granted to Valley an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 180,000 authorized but unissued shares of American Common Stock, representing approximately 24.7% of the shares of American Common Stock which would be outstanding immediately following the exercise of the Option, for an exercise price of $10.00 per share. Valley does not have any voting rights with respect to the shares of American Common Stock subject to the Option prior to exercise of the Option.

                                The Stock Option Agreement is attached as
                                Appendix B hereto. In the event that certain specifically enumerated Triggering Events (as defined in the Stock Option Agreement) occur and the Merger is not consummated, Valley would recognize a gain on the sale of the shares of American Common Stock received pursuant to the exercise of the Option if such shares of American Common Stock were sold at prices exceeding $10.00 per share. Upon the exercise of the Option, American's shareholders have the preemptive right to purchase their pro rata share of the number of shares purchased by Valley pursuant to the Option for a price equal to the lesser of (i) the exercise price paid by Valley and (ii) the book value of the American Common Stock as of December 31, 1994. The ability of Valley to exercise the Option and to cause up to an additional 180,000 shares of American Common Stock to be issued, and the related preemptive rights of American's shareholders, may be considered a deterrent to other potential acquirors of control of American, as they are likely to increase the cost of an acquisition of all of the shares of American Common Stock which would then be outstanding. The exercise of the Option by Valley may also make a "pooling-of- interests" accounting treatment unavailable to a subsequent acquiror. See "The Proposed Merger -- Stock Option for Shares of American Common Stock."

Rights of Dissenting
American Shareholders.........  Pursuant to the provisions of Section 215a of
                                Title 12 of the United States Code ("Section
                                215a") and Section 148 of the New Jersey Banking Act of 1948, as amended (the "Banking Act"), any shareholder of American has the right to dissent from the Merger by voting against the Merger at the Meeting or by giving notice in writing at or prior to the Meeting to the presiding officer of American that he dissents from the Merger and does not thereafter vote in favor of the Merger. If the Merger is consummated, each dissenting American shareholder who fully complies with the requirements of Section 215a will be entitled to receive from Valley a cash payment equal to the value of his American shares as of the Effective Time. Section 215a provides that the value of the shares of any dissenting shareholder shall be ascertained, as of the Effective Time, by an appraisal made by a three person committee. Any dissenting shareholder may appeal this appraisal to the OCC. The value of the shares ascertained is required to be paid by Valley promptly to dissenting shareholders. The number of shares represented by proxies that are returned signed but unmarked as to voting instructions will be voted in favor of the Merger, and therefore will have waived their rights to dissent. See "The Proposed Merger -- Rights of Dissenting American Shareholders" and Appendix D to this Proxy Statement/Prospectus, which set forth the steps to be taken by an American shareholder who wishes to exercise his right of dissent.
Differences in
Shareholders' Rights..........  American is a New Jersey commercial bank incorporated under the Banking Act, and Valley is a business corporation incorporated under the New Jersey Business Corporation Act ("BCA"). The rights of American shareholders are currently governed by the Banking Act. At the Effective Time, each American shareholder will become a shareholder of Valley and the rights of Valley shareholders are governed by the BCA. The Banking Act and the BCA, and the rights of shareholders thereunder, differ with respect to voting requirements and various other matters. In addition, the New Jersey Shareholders Protection Act, which is part of the BCA and has no counterpart in the Banking Act, prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." See "Comparison of the Rights of Shareholders Under the Banking Act of 1948 and the New Jersey Business Corporation Act."

                              PRINCIPAL BUSINESSES



Valley........................  Valley is a bank holding company organized under the laws of the State of New Jersey and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Valley has one banking subsidiary, VNB, which operates over 50 branches located in northern New Jersey. At September 30, 1994, Valley had consolidated assets of approximately $3.5 billion. Valley's principal executive offices are located at 1445 Valley Road, Wayne, New Jersey 07474, and its telephone number is (201) 305-8800. See "Certain Information Regarding Valley National Bancorp;" "Available Information" and "Information Incorporated by Reference."

American......................  American is a commercial bank chartered under the laws of the State of New Jersey. American conducts its operations through its main office located in Union Township, New Jersey, and through a branch office located in Roselle Park, New Jersey. At September 30, 1994, American had total assets of $55.0 million. American's principal executive offices are located at 2784 Morris Avenue, P.O. Box 279, Union, New Jersey 07083, and its telephone number is (908) 964-1222. See "Certain Information Regarding American Union Bank" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank."

             CERTAIN INFORMATION REGARDING VALLEY NATIONAL BANCORP


General

     Valley is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Board of Governors") under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Valley was organized under the laws of New Jersey in 1983 by VNB for the purpose of creating a bank holding company for VNB. In addition to VNB, Valley indirectly owns additional subsidiaries through VNB, including two investment subsidiaries and a mortgage servicing subsidiary. The corporate headquarters of Valley is located in Wayne, New Jersey.

     As of September 30, 1994, Valley had consolidated assets of approximately $3.5 billion, deposits of $3.2 billion and shareholders' equity of $280.6 million.


Valley National Bank

     VNB, a wholly owned subsidiary of Valley, is a commercial bank established in 1927 under the laws of the United States of America. It maintains its main office in Passaic, New Jersey and operates over 50 branches in northern New Jersey.

     VNB provides a full range of commercial and retail bank services, including the acceptance of demand, savings and time deposits. Retail lending, primarily residential mortgages and automobile loans, constitutes a substantial part of VNB's business. VNB also provides commercial loans and mortgages to a variety of businesses and offers full personal, corporate and pension trust and other fiduciary services.

     Additional information about Valley and VNB is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Information Incorporated By Reference."


               CERTAIN INFORMATION REGARDING AMERICAN UNION BANK


General

     American, which is a commercial bank chartered under the laws of New Jersey, engages in the business of commercial and consumer banking. As a community bank, American offers a wide range of services to individuals, small businesses and not-for-profit organizations, including demand, savings and time deposits and commercial and consumer/installment loans, principally in Union County and southern Essex County, New Jersey. American, which commenced operations on June 11, 1990, conducts its operations through its main office located in Union Township, New Jersey and through one branch office located in Roselle Park, New Jersey (which was opened in September 1993). American is a non-member bank (i.e. it is not a member of the Federal Reserve System) and its deposits are insured up to applicable legal limits by the FDIC. At September 30, 1994, American had total assets, deposits and shareholders' equity of $55.0 million, $50.3 million and $4.3 million, respectively.

Recent Developments of American Union Bank

     In June 1994, American commenced an offering of its common stock. The offering was undersubscribed and expired in October 1994, with no subscriptions being accepted by American. As a result of the unconsummated offering, American incurred a net loss of $98,000 in October 1994, primarily due to the write-off of net expenses of $148,000 that were associated with the offering. In November 1994, American's net income was $71,000. The amounts set forth above were derived from unaudited financial statements of American and reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of American's management, necessary for a fair presentation of such amounts.

     In May 1993, the Financial Accounting Standards Board approved Statement of Financial Accounting Standards No. 115 -- "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 addresses the valuation and recording of debt and equity securities as held to maturity, trading and available for sale. Under FAS 115, securities classified as available for sale must be reported at fair value. In December 1993, American retained an investment advisor to manage a significant portion of its investment portfolio and gave the investment advisor discretion over that portion of its investment portfolio subject to American's guidelines. As a result, American was required to classify a significant portion of its investment portfolio as available for sale under FAS 115. American's shareholders' equity decreased to $4,276,000 at September 30, 1994 from $4,285,000 at December 31, 1993. This decrease resulted in part from unrealized losses on American's investment portfolio attributable to the reclassification of a large portion of its investment portfolio as available for sale under FAS 115 (with respect to which American maintains an allowance for marketable debt and equity securities, which allowance equalled $165,000, net of tax benefits, at September 30, 1994) and the current environment of increasing interest rates (which affects the market value of securities). The continuation of these factors is likely to have an adverse effect on American's shareholders' equity in the future.

     In addition, American's investment advisor regularly bought and sold securities in accordance with American's guidelines. American incurred a net loss of $173,000 from the sale of such securities during the first nine months of 1994 (most of which were sold during the first five months of 1994), which loss reduced American's net income during such nine-month period to $156,000. In June 1994, the Board of Directors of American retained a new investment advisor to help American manage its own investment portfolio. This new investment advisor was not given discretion over any portion of American's investment portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Financial Condition; -- Comparison of Operating Results."

                           COMPARATIVE PER SHARE DATA

                                  (Unaudited)

     The following table sets forth the earnings per share, cash dividends per share and period-end book value per share of Valley Common Stock and American Common Stock for the nine months ended September 30, 1994 and for each of the years in the three-year period ended December 31, 1993, on an historical and pro forma basis, as well as pro forma equivalent per share data for American. The historical per share data have been derived from the financial statements of Valley and American which are contained herein or incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the Merger as if it occurred at the beginning of the period presented using the pooling-of-interest method of accounting.

     The historical per share data for Valley has been restated to retroactively reflect the effect of stock splits and a stock dividend and the historical per share data of American has been restated to retroactively reflect a stock dividend. The historical per share data for Valley does not include the combined results of Rock Financial Corporation, which was merged into Valley at the close of business on November 30, 1994, as the combined results would not be materially different from those presented. See "Pro Forma Combined Financial Information;" "Financial Summary and Selected Per Share Data of Valley National Bancorp" and "Selected Financial Data of American Union Bank."



                                                                                Pro Forma
                                                                                Equivalent
                                       Historical   Historical   Pro Forma     per American
                                         Valley      American     Combined       Share(1)
                                       ----------   ----------   ---------     ------------
Nine Months Ended September 30, 1994
Earnings Per Share                      $ 1.60       $ 0.28        $ 1.59        $0.80
Book Value Per Share                     10.37         7.77         10.42         5.21
Cash Dividends Per Share (2)              0.73         0.00          0.73         0.37

Year Ended December 31, 1993
Earnings Per Share                      $ 2.05       $ 0.36        $ 2.03        $1.02
Book Value Per Share                      9.85         7.79          9.90         4.95
Cash Dividends Per Share (2)              0.78         0.00          0.78         0.39

Year Ended December 31, 1992
Earnings Per Share                      $ 1.59       $ 0.27        $ 1.58        $0.79
Book Value Per Share                      8.33         7.43          8.39         4.20
Cash Dividends Per Share (2)              0.70         0.00          0.70         0.35

Year Ended December 31, 1991
Earnings Per Share                      $ 1.15       $(0.77)       $ 1.12        $0.56
Book Value Per Share                      7.43         7.15          7.50         3.75
Cash Dividends Per Share (2)              0.66         0.00          0.66         0.33


_______________________________

(1) American pro forma equivalent per share data is computed by multiplying the pro forma combined per share data (giving effect to the Merger) by the Exchange Ratio of 0.50.

(2) The amount of future dividends payable by Valley, if any, is subject to the discretion of Valley's Board of Directors. The Directors normally consider Valley's and VNB's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share of Valley Common Stock equal to its historical cash dividends per share of Valley Common Stock declared.

     The following table presents information concerning the market price of Valley Common Stock and American Common Stock for the dates indicated: October 14, 1994, the last business day preceding the announcement of the letter of intent between the parties with respect to the Merger, and December [__], 1994, a date shortly prior to mailing this Proxy Statement/Prospectus. The table also presents the equivalent value of Valley Common Stock per American share which has been calculated by multiplying the market price of Valley Common Stock on the dates indicated by the Exchange Ratio of 0.50. The American Common Stock is not listed for trading on any securities exchange or any automated dealer quotation system, there are no market makers for such stock, and bid and asked quotations are not published. To the knowledge of American's management, no sales of American Common Stock for value have occurred since April 1993. Accordingly, no market price per share can be established for American Common Stock. Valley Common Stock is traded on the New York Stock Exchange. American shareholders are urged to obtain current market quotations for the Valley Common Stock. Because the Exchange Ratio is fixed, American shareholders are not assured of receiving any specific market value of Valley Common Stock. The price of Valley Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the letter of intent, the time of mailing this Proxy Statement/Prospectus or the time of the Meeting.




                                                                      EQUIVALENT
                                                                        VALUE
                                                                      OF VALLEY
                                                                      STOCK PER
                                      MARKET PRICE                     SHARE OF
                                       PER SHARE                       AMERICAN
                              ----------------------------            ----------
                              VALLEY             AMERICAN
                              ------             --------
                             Closing
                             -------

October 14, 1994              $26.62           not applicable           $13.31

December [_], 1994           [$__.__]          not applicable          [$__.__]

                  SELECTED HISTORICAL FINANCIAL INFORMATION OF
                            VALLEY NATIONAL BANCORP

                                  (Unaudited)

                                                         Nine Months Ended
                                                           September 30
                                                    ---------------------------
                                                      1994              1993
                                                    ---------        ---------
                                                   (Dollar amounts in thousands,
                                                        except per share data)

SELECTED STATEMENT OF INCOME DATA:
Total interest income                               $169,360         $168,148
Total interest expense                                64,743           67,055
Net interest income                                  104,617          101,093
Provision for possible loan losses                     2,700            5,000
Net interest income after provision for
  possible loan losses                               101,917           96,093
Total other income                                    16,622           20,395
Total other expense                                   53,696           52,559
Income before income taxes                            64,843           63,929
Income taxes                                          21,774           22,676
Cumulative effect of accounting change                     0             (402)
Net income                                            43,069           40,851

PER SHARE DATA:(1)
Net income before cumulative effect of
  accounting change                                 $   1.60         $   1.55
Cumulative effect of accounting
  change                                                   0            (0.02)
Net income                                              1.60             1.53
Book value                                             10.37             9.55
Dividends                                               0.73             0.58
Return on average assets                                1.64%            1.67%
Return of average equity                               20.71%           22.65%

_______________________________

(1) The per share data for 1993 has been restated to give retroactive effect to a stock dividend in 1994.


                                           FINANCIAL SUMMARY AND SELECTED PER SHARE DATA
                                                    OF VALLEY NATIONAL BANCORP

                                                                                 Years Ended December 31,
                                                     ------------------------------------------------------------------------------

                                                       1993             1992              1991             1990            1989
                                                     ---------       ----------        ----------        ----------      ----------
                                                                (Dollar amounts in thousands, except per share data)


SELECTED STATEMENT OF INCOME DATA:

Total interest income..........................     $ 224,331       $  223,004        $  198,844        $  174,206       $  165,958
Total interest expense.........................        88,150          108,146           107,896            95,964           91,349
Net interest income............................       136,181          114,858            90,948            78,242           74,609
Provision for possible loan losses............          6,000           16,000            12,000            12,225            2,025
Net interest income after provision for
  possible loan losses.........................       130,181           98,858            78,948            66,017           72,584
Total other income.............................        25,027           28,854            12,630            10,343            8,771
Total other expenses...........................        70,895           64,808            48,984            38,941           35,614
Income before income taxes.....................        84,313           62,904            42,594            37,419           45,741
Income taxes...................................        29,668           21,306            12,477            10,289           11,845
Income before cumulative effect of
  accounting change............................        54,645           41,598            30,117            27,130           33,896
Cumulative effect of accounting change.........          (402)               0                 0                 0                0
Net income.....................................     $  54,243       $   41,598        $   30,117        $   27,130       $   33,896

PER SHARE DATA:(1)

Income before cumulative effect of
 accounting change.............................     $    2.06       $     1.59        $     1.15        $     1.04       $     1.29
Cumulative effect of accounting change.........         (0.01)               0                 0                 0                0
Net income.....................................          2.05             1.59              1.15              1.04             1.29
Book value.....................................          9.85             8.33              7.43              6.91             6.56
Dividends......................................          0.78             0.70              0.66              0.66             0.64
Return on Average Assets.......................          1.64%            1.38%             1.31%             1.47%            1.95%
Return on Average Equity.......................         22.04%           19.86%            15.87%            15.04%           20.47%

SELECTED STATEMENT OF CONDITION DATA:

Total assets...................................    $3,413,502       $3,169,775        $2,864,869        $2,004,220       $1,823,355
Investment securities held to maturity.........       939,993        1,087,753         1,216,088           386,706          295,785
Investment securities available for sale.......       441,482          330,772                 0                 0                0
Federal funds sold.............................        88,050           67,000                 0            22,000           30,000
Loans (net of unearned income).................     1,802,000        1,519,943         1,376,927         1,451,739        1,352,084
Allowance for possible loan losses.............        35,205           28,772            21,937            15,921            8,925
Deposits.......................................     3,079,757        2,884,774         2,557,359         1,749,300        1,580,501
Federal funds purchased and securities
  sold under agreements to repurchase..........        35,110           23,071            36,027            28,464           18,393
Shareholders' equity...........................       264,428          218,271           194,529           180,643          171,510

__________________________________

(1)  The per share data has been restated to give retroactive effect to stock splits and dividends.


                            SELECTED FINANCIAL DATA
                             OF AMERICAN UNION BANK

     The following selected financial data of American for the three years ended December 31, 1993, 1992 and 1991, respectively, and the unaudited nine-month periods ended September 30, 1994 and 1993, respectively, should be read in conjunction with the other financial statements and notes thereto of American Union Bank found elsewhere herein. The selected financial data as of and for the nine months ended September 30, 1994 and 1993, includes, in the opinion of management of American, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such periods. The unaudited selected financial data for the nine months ended September 30, 1994 is not necessarily indicative of the results of operations that might be expected for the entire year ending December 31, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank."

                                           For the Nine Months                        For the Year Ended
                                           Ended September 30,                           December 31,
                                    -------------------------------   --------------------------------------------------
                                         1994(1)          1993                1993           1992           1991
                                      ------------    ------------        ------------   ------------  -------------
                                       (Dollars amounts in thousands,   (Dollar amounts in thousands, except share and
                                      except share and per share data)                  per share data)
                                                (unaudited)
Statements of Income Data:
Interest income ...................   $   2,570       $   1,922       $   2,642       $   2,220       $   1,536
Interest expense ..................         922             758           1,030           1,004             829
                                      ---------       ---------       ---------       ---------       ---------
Net interest income ...............       1,648           1,164           1,612           1,216             707
Provision for loan losses .........          67              72             150              99             122
                                      ---------       ---------       ---------       ---------       ---------
Net interest income after provision
  for loan losses .................       1,581           1,092           1,462           1,117             585
Gain/(loss) on sale of securities,
  net .............................        (173)             13             125              53               0
Service charges, commissions and
  fees ............................         218             130             190             124              30
Other expenses ....................      (1,470)         (1,095)         (1,577)         (1,144)         (1,040)
                                      ---------       ---------       ---------       ---------       ---------
Net income (loss) before income tax
  expense and extraordinary item ..         156             140             200             150            (425)
Income tax expense ................           0               0               0             (51)              0
Extraordinary item ................           0               0               0              51               0
                                      ---------       ---------       ---------       ---------       ---------
Net income (loss) .................   $     156       $     140       $     200       $     150       ($    425)
                                      =========       =========       =========       =========       =========
Income before extraordinary item
  per share(2) ....................   $    0.28       $    0.25       $    0.36       $    0.18       ($   0.77)
Net income (loss) per share(2) ....   $    0.28       $    0.25       $    0.36       $    0.27       ($   0.77)

Balance Sheet Data:
Total assets ......................   $  55,039       $  41,450       $  47,950       $  38,322       $  24,204
Total deposits ....................      50,288          36,953          43,364          34,037          20,069
Total loans .......................      29,529          21,638          24,956          19,339          14,807
Allowance for loan losses .........         337             214             292             201             157
Shareholders' equity(3) ...........       4,276           4,225           4,285           4,085           3,935
Weighted average shares
  outstanding(4) ..................     549,970         549,970         549,970         549,970         549,970

Financial Ratios:
Return on average assets ..........        0.39%           0.49%           0.50%           0.50%          (2.29)%
Return on average shareholders'
  equity ..........................        4.97%           4.49%           4.79%           3.78%         (10.42)%
Net interest spread ...............        4.28%           4.00%           4.01%           3.81%           3.63%
Cash dividend pay out .............           0               0               0               0               0

Capital Ratios:
Total risk based capital ratio ....       13.89%          16.59%          14.31%          16.67%          24.28%
Tier I risk based .................       12.87%          15.79%          13.40%          15.89%          23.34%
Tier I leverage ...................        7.77%          10.19%           8.94%          10.66%          16.26%


 ----------

(1) American incurred a net loss of $98,000 in October 1994 and had net income of $71,000 in November 1994. See "Certain Information Regarding American Union Bank--Recent Developments of American Union Bank."

(2) Earnings per share data is computed by dividing earnings by the weighted average number of shares outstanding.

(3) Effective January 1, 1994, American adopted FAS 115--"Accounting for Certain Investments in Debt and Equity Securities." As a result, included in shareholders' equity is an allowance for marketable debt and equity securities of $165,000 at September 30, 1994.

(4) The weighted average number of shares outstanding for each period has been adjusted to reflect the ten percent stock dividend declared on April 28, 1994 and paid on June 3, 1994.



Asset Quality Ratios:
Average shareholders' equity to
  average assets .................    7.88%     10.84%     10.41%     13.19%     21.95%
Nonperforming loans to total loans    1.17%      1.03%      0.89%      0.39%      0.16%
Allowance for loan losses to total
  loans ..........................    1.14%      0.99%      1.17%      1.04%      1.06%
Allowance for loan loss
  to non-performing loans ........   97.40%     97.00%       132%       268%       654%
Net charge offs to total loans ...    0.10%      0.35%      0.24%      0.29%      0.02%


                    PRO FORMA COMBINED FINANCIAL INFORMATION


     The following unaudited pro forma combined financial information presents the Pro Forma Combined Condensed Statement of Condition of Valley and American at September 30, 1994, December 31, 1993 and 1992 giving effect to the Merger as if it had been consummated at such date. Also presented are the Pro Forma Combined Condensed Statements of Income for the nine months ended September 30, 1994 and the years ended December 31, 1993, 1992 and 1991 giving effect to the Merger as if it was consummated on January 1 of each year. The unaudited pro forma information is based on the historical financial statements of Valley and American after giving effect to the Merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying Notes to Pro Forma Combined Condensed Financial Statements.

     The unaudited pro forma information has been prepared by Valley's management based upon the historical financial statements and related notes thereto of Valley and American contained herein or incorporated herein by reference. The unaudited pro forma information should be read in conjunction with such historical financial statements and notes. The historical data for Valley does not include the combined results of Rock Financial Corporation, which was merged into Valley at the close of business on November 30, 1994, as the combined results would not be materially different from those presented. The Pro Forma Combined Condensed Statements of Income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               September 30, 1994

                                  (Unaudited)

                                                                                               Pro Forma(1)      Valley and American
                                                      Valley              American              Adjustment            Combined
                                                  --------------       --------------          ------------      -------------------
                                                                           (Dollar amounts in thousands)
ASSETS
Cash and due from banks .......................    $     106,441       $        1,845                               $       108,286
Federal funds sold ............................           36,875                1,385                                        38,260
Investment securities held to maturity ........          869,935                4,526                                       874,461
Investment securities available for sale ......          399,669               17,106                                       416,775
Loans .........................................        2,028,649               29,529                                     2,058,178
Allowance for possible loan losses ............          (35,890)                (337)                                      (36,227)
Other assets ..................................          119,719                  985                                       120,704
                                                   -------------       --------------                               ---------------
    Total assets ..............................    $   3,525,398       $       55,039                               $     3,580,437
                                                   =============       ==============                               ===============

LIABILITIES
Deposits ......................................    $   3,180,735       $       50,288                               $     3,231,023
Borrowings ....................................           39,434                    0                                        39,434
Other liabilities .............................           24,591                  475                                        25,066
                                                   -------------       --------------                               ---------------
    Total liabilities .........................        3,244,760               50,763                                     3,295,523
                                                   -------------       --------------            ---------          ---------------
SHAREHOLDERS' EQUITY
Common stock ..................................           15,274                2,750            $  (2,596)                  15,428
Surplus .......................................          115,821                2,750                2,596                  121,167
Retained earnings, net ........................          151,509               (1,224)                                      150,285
Treasury stock ................................           (1,966)                  0                                         (1,966)
                                                   -------------       --------------            ---------          ---------------
    Total shareholders' equity ................          280,638                4,276                    0                  284,914
                                                   -------------       --------------            ---------          ---------------
Total liabilities and shareholders' equity ....    $   3,525,398       $       55,039                               $     3,580,437
                                                   =============       ==============                               ===============

- ---------
(1) The pro forma adjustment represents the difference between the stated value of Valley and American stock.

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               December 31, 1993

                                  (Unaudited)



                                                                                               Pro Forma(1)      Valley and American
                                                      Valley              American              Adjustment            Combined
                                                  --------------       --------------          ------------      -------------------
                                                                           (Dollar amounts in thousands)
ASSETS
Cash and due from banks ......................    $       67,455       $        5,465                              $         72,920
Federal funds sold ...........................            88,050                3,245                                        91,295
Investment securities held to maturity .......           939,993                4,903                                       944,896
Investment securities available for sale .....           441,482                9,105                                       450,587
Loans ........................................         1,802,000               24,956                                     1,826,956
Allowance for possible loan losses ...........           (35,205)                (292)                                      (35,497)
Other assets .................................           109,727                  568                                       110,295
                                                   -------------       --------------            ---------          ---------------
    Total assets .............................     $   3,413,502       $       47,950                               $     3,461,452
                                                   =============       ==============                               ===============
LIABILITIES
Deposits .....................................     $   3,079,757       $       43,364                               $     3,123,121
Borrowings ...................................            46,803                    0                                        46,803
Other liabilities ............................            22,514                  301                                        22,815
                                                   -------------       --------------            ---------          ---------------
    Total liabilities ........................         3,149,074               43,665                                     3,192,739
                                                   -------------       --------------            ---------          ---------------

SHAREHOLDERS' EQUITY
Common stock .................................             8,660                2,500            $  (2,360)                   8,800
Surplus ......................................            46,438                2,500                2,360                   51,298
Retained earnings, net .......................           211,296                 (715)                                      210,581
Treasury stock ...............................            (1,966)                   0                                        (1,966)
                                                   -------------       --------------            ---------          ---------------
    Total shareholders' equity ...............           264,428                4,285                    0                  268,713
                                                   -------------       --------------            ---------          ---------------
Total liabilities and shareholders' equity ...     $   3,413,502       $       47,950                               $     3,461,452
                                                   =============       ==============                               ===============

- --------
(1) The pro forma adjustment represents the difference between the stated value of Valley and American stock.

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               December 31, 1992

                                  (Unaudited)


                                                                                               Pro Forma(1)      Valley and American
                                                      Valley              American              Adjustment            Combined
                                                  --------------       --------------          ------------      -------------------
                                                                           (Dollar amounts in thousands)
ASSETS
Cash and due from banks .......................     $     89,695        $       4,337                               $        94,032
Federal funds sold ............................           67,000                3,440                                        70,440
Investment securities held to maturity ........        1,087,753               11,161                                     1,098,914
Investment securities available for sale ......          330,772                    0                                       330,772
Loans .........................................        1,519,943               19,339                                     1,539,282
Allowance for possible loan lossses ...........          (28,772)                (201)                                      (28,973)
Other assets ..................................          103,384                  246                                       103,630
                                                   -------------       --------------                               ---------------
    Total assets ..............................     $  3,169,775        $      38,322                                $    3,208,097
                                                   =============       ==============                               ===============

LIABILITIES
Deposits ......................................     $  2,884,774        $      34,037                                $    2,918,811
Borrowings ....................................           43,197                    0                                        43,197
Other liabilities .............................           23,533                  200                                        23,733
                                                   -------------       --------------                               ---------------
    Total liabilities .........................        2,951,504               34,237                                     2,985,741
                                                   -------------       --------------                               ---------------

SHAREHOLDERS' EQUITY
Common stock ..................................            7,180                2,500            $  (2,360)                   7,320
Surplus .......................................           34,457                2,500                2,360                   39,317
Retained earnings, net ........................          177,820                 (915)                                      176,905
Treasury stock ................................           (1,186)                   0                                        (1,186)
                                                   -------------       --------------            ---------          ---------------
    Total shareholders' equity ................          218,271                4,085                    0                  222,356
                                                   -------------       --------------            ---------          ---------------
Total liabilities and shareholders' equity ....     $  3,169,775        $      38,322                                $    3,208,097
                                                   =============       ==============                               ===============

- --------
(1) The pro forma adjustment represents the difference between the stated value of Valley and American stock.


                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                  For the nine months ended September 30, 1994

                                  (Unaudited)

                                                                                                Pro Forma        Valley and American
                                                      Valley              American              Adjustment            Combined
                                                  --------------       --------------          ------------      -------------------
                                                                (Dollar amounts in thousands, except per share data)

Total interest income ........................     $     169,360      $         2,570                               $       171,930
Total interest expense .......................            64,743                  922                                        65,665
                                                   -------------       --------------                               ---------------
Net interest income ..........................           104,617                1,648                                       106,265
Provision for possible loan losses ...........             2,700                   67                                         2,767
                                                   -------------       --------------                               ---------------
Net interest income after provision for
  possible loan losse ........................           101,917                1,581                                       103,498
Total non-interest income ....................            16,622                   45                                        16,667
Total non-interest expense ...................            53,696                1,470                                        55,166
                                                   -------------       --------------                               ---------------
Income before income taxes ...................            64,843                  156                                        64,999
Income taxes .................................            21,774                    0                                        21,774
                                                   -------------       --------------                               ---------------
Net income ...................................     $      43,069       $          156                               $        43,225
                                                   =============       ==============                               ===============
Earnings per share (1) .......................     $        1.60       $         0.28                               $          1.59
                                                   =============       ==============                               ===============
Weighted average number of shares
  outstanding ................................        26,976,466              549,970                                    27,251,451
                                                   =============       ==============                               ===============

- ---------
(1) The historical earnings per share of Valley and American have been restated to give retroactive effect to stock dividends and splits.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      For the year ended December 31, 1993

                                  (Unaudited)

                                                                                                Pro Forma        Valley and American
                                                      Valley              American              Adjustment            Combined
                                                  --------------       --------------          ------------      -------------------
                                                                (Dollar amounts in thousands, except per share data)

Total interest income ........................    $      224,331      $         2,642                             $         226,973
Total interest expense .......................            88,150                1,030                                        89,180
                                                   -------------       --------------                               ---------------
Net interest income ..........................           136,181                1,612                                       137,793
Provision for possible loan losses ...........             6,000                  150                                         6,150
                                                   -------------       --------------                               ---------------
Net interest income after provision for
  possible loan losses .......................           130,181                1,462                                       131,643
Total non-interest income ....................            25,027                  315                                        25,342
Total non-interest expense ...................            70,895                1,577                                        72,472
                                                   -------------       --------------                               ---------------
Income before income taxes ...................            84,313                  200                                        84,513
Income taxes .................................            29,668                    0                                        29,668
                                                   -------------       --------------                               ---------------
Net income before cumulative effect of
  accounting change ..........................            54,645                  200                                        54,845
Cumulative effect of accounting change .......              (402)                   0                                          (402)
                                                   -------------       --------------                               ---------------
Net income ...................................     $      54,243       $          200                              $         54,443
                                                   =============       ==============                               ===============
Earnings per share before cumulative
  effect of accounting change (1) ............     $        2.06       $         0.36                              $           2.04
                                                   =============       ==============                               ===============
Earnings per share (1) .......................     $        2.05       $         0.36                              $           2.03
                                                   =============       ==============                               ===============
Weighted average number of shares
  outstanding ................................        26,562,155              549,970                                    26,837,140
                                                   =============       ==============                               ===============

- ---------
(1) The historical earnings per share of Valley and American have been restated to give retroactive effect to stock dividends and splits.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      For the year ended December 31, 1992

                                  (Unaudited)

                                                                                                Pro Forma        Valley and American
                                                      Valley              American              Adjustment            Combined
                                                  --------------       --------------          ------------      -------------------
                                                                (Dollar amounts in thousands, except per share data)

Total interest income .......................      $     223,004       $        2,220                               $       225,224
Total interest expense ......................            108,146                1,004                                       109,150
                                                   -------------       --------------                               ---------------
Net interest income .........................            114,858                1,216                                       116,074
Provision for possible loan losses ..........             16,000                   99                                        16,099
                                                   -------------       --------------                               ---------------
Net interest income after provision for
  possible loan losses ......................             98,858                1,117                                        99,975
Total non-interest income ...................             28,854                  177                                        29,031
Total non-interest expense ..................             64,808                1,144                                        65,952
                                                   -------------       --------------                               ---------------
Income before income taxes ..................             62,904                  150                                        63,054
Income taxes ................................             21,306                   51                                        21,357
                                                   -------------       --------------                               ---------------
Net income before extraordinary item ........             41,598                   99                                        41,697
Extraordinary item ..........................                  0                   51                                            51
                                                   -------------       --------------                               ---------------
Net income ..................................      $      41,598       $          150                               $        41,748
                                                   =============       ==============                               ===============
Earnings per share before extraordinary
  item (1) ..................................      $        1.59       $         0.18                               $          1.58
                                                   =============       ==============                               ===============
Earnings per share (1) ......................      $        1.59       $         0.27                               $          1.58
                                                   =============       ==============                               ===============
Weighted average number of shares
  outstanding ...............................         26,178,072              549,970                                    26,453,057
                                                   =============       ==============                               ===============

- --------
(1) The historical earnings per share of Valley and American have been restated to give retroactive effect to stock dividends and splits.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      For the year ended December 31, 1991

                                  (Unaudited)

                                                                                                Pro Forma        Valley and American
                                                      Valley              American              Adjustment             Combined
                                                  --------------       --------------          ------------      -------------------
                                                               (Dollar amounts in thousands, except per share data)



Total interest income .......................      $     198,844       $        1,536                               $       200,380
Total interest expense ......................            107,896                  829                                       108,725
                                                   -------------       --------------                               ---------------
Net interest income .........................             90,948                  707                                        91,655
Provision for possible loan losses ..........             12,000                  122                                        12,122
                                                   -------------       --------------                               ---------------
Net interest income after provision for
  possible loan losses ......................             78,948                  585                                        79,533
Total non-interest income ...................             12,630                   30                                        12,660
Total non-interest expense ..................             48,984                1,040                                        50,024
                                                   -------------       --------------                               ---------------
Income (loss) before income taxes ...........             42,594                 (425)                                       42,169
Income taxes ................................             12,477                    0                                        12,477
                                                   -------------       --------------                               ---------------
Net income (loss) ...........................      $      30,117       $         (425)                              $        29,692
                                                   =============       ==============                               ===============
Earnings (loss) per share (1)................      $        1.15       $        (0.77)                              $          1.12
                                                   =============       ==============                               ===============

Weighted average number of shares
  outstanding ...............................         26,157,765              549,970                                    26,432,750
                                                   =============       ==============                               ===============

- --------
(1) The historical earnings per share of Valley and American have been restated to give retroactive effect to stock dividends and splits.

                             INTRODUCTORY STATEMENT


     All information contained in this Proxy Statement/Prospectus with respect to American was supplied by American for inclusion herein. All information contained herein or incorporated by reference herein with respect to Valley and VNB was supplied by Valley. The first date on which this Proxy Statement/Prospectus and the enclosed form of proxy are being sent to the shareholders of American is on or about [_______________].

     This Proxy Statement/Prospectus does not cover any resales of shares of Valley Common Stock to be received by shareholders of American upon consummation of the transactions described herein. Affiliates of American will be subject to restrictions on their ability to resell the Valley Common Stock received by them in the Merger. See "The Proposed Merger -- Resale Considerations with Respect to the Valley Common Stock."

Purpose of Meeting

     At the Meeting, the American shareholders will (i) consider and vote upon a proposal to approve the Agreement; and (ii) act on such other matters as may be properly brought before the Meeting. A copy of the Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. The Agreement provides for the exchange of 0.50 shares of Valley Common Stock, subject to adjustment in certain circumstances, for each share of American Common Stock outstanding at the effective time of the Merger (the "Effective Time") specified in the notice filed by VNB with the Comptroller of the Currency ("OCC"), except for shares, if any, owned by shareholders of American who duly exercise dissenting rights under applicable law, which dissenting rights are more fully described in "The Proposed Merger -- Rights of Dissenting American Shareholders."

     THE BOARD OF DIRECTORS OF AMERICAN RECOMMENDS THAT THE SHAREHOLDERS OF AMERICAN VOTE IN FAVOR OF THE MERGER.

Vote Required; Shares Entitled to Vote

     Only holders of record of American Common Stock at the close of business on [______________], 1994 (the "Record Date") are entitled to notice of and to vote at the Meeting. The number of shares of American Common Stock issued, outstanding and entitled to vote at the close of business on the Record Date was 549,970. The Merger must be approved by the affirmative vote at the Meeting, either in person or by proxy, of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of American Common Stock.

     Holders of American Common Stock of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Meeting.

     As of September 30, 1994, the directors of American beneficially owned approximately 42% of the shares of American Common Stock outstanding. Pursuant to the Agreement, the directors of American have agreed to vote their shares for the Merger. Consequently, the affirmative vote of approximately an additional
24 2/3% of the shares of American Common Stock outstanding as of the Record Date will be required for the approval of the Merger. As of September 30, 1994, executive officers of American who are not also directors beneficially owned approximately less than 1% of the shares of American Common Stock outstanding and American's counsel, Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., and its members, as a group, beneficially owned approximately 23% of the shares of American Common Stock outstanding. See "Security Ownership of Certain Beneficial Owners and Management of American Union Bank."

Solicitation, Voting and Revocation of Proxies

     The enclosed proxy is designed to permit each shareholder of record on the Record Date to vote on all matters to come before the Meeting. This proxy is solicited by the Board of Directors of American. Any proxy may be revoked at any time before its exercise by giving written notice of revocation to [ name , title ] of American, at the main office of American at 2784 Morris Avenue, P.O. Box 279, Union, New Jersey 07083. A subsequently dated and duly executed proxy, if properly presented, will revoke a prior proxy. Any shareholder entitled to vote who has previously executed a proxy may attend the Meeting and vote in person, provided he has filed a written notice of revocation of such proxy with the Secretary of the Meeting prior to the voting of such proxy. Where a shareholder specifies a choice in the form of proxy with respect to a matter being voted upon, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares represented by proxies will be voted in favor of the Merger.

     The Board of Directors of American knows of no matters, other than the proposed Merger described in this Proxy Statement/Prospectus, that will be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, it is intended that the person designated as proxy will vote upon such additional matter(s) in accordance with his best judgment.

     The cost of soliciting proxies for the Meeting will be borne by American. In addition to the use of the mails, proxies may be solicited personally, by telephone or telegram, and by directors, officers and employees of American acting without additional compensation. Arrangements may also be made with brokers, dealers, nominees and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and such persons may be reimbursed by American for reasonable out-of-pocket expenses.

                              THE PROPOSED MERGER

General Description

     Descriptions of the Merger and the Agreement (which is attached as Appendix A to this Proxy Statement/Prospectus) are qualified in their entirety by reference to the Agreement which is hereby incorporated in this Proxy Statement/Prospectus by reference. Shareholders are urged to carefully review the Agreement.

     The Agreement provides that, at the Effective Time, American will be merged with and into VNB and VNB shall be the surviving bank (the "Surviving Bank"). The separate identity and existence of American shall cease upon consummation of the Merger and all property, rights, powers and franchises of each of American and VNB shall vest in the Surviving Bank and the Surviving Bank shall continue to operate as a wholly-owned subsidiary of Valley. The Surviving Bank will be governed by the Articles of Association and bylaws of VNB in effect immediately prior to the consummation of the Merger, except that the Articles of Association of the Surviving Bank shall be amended to increase the capital and delete certain provisions so that the Articles of Association shall be as set forth in
Schedule 1 to the Agreement. In addition, the directors of VNB shall continue as the directors of the Surviving Bank after the consummation of the Merger. At the Effective Time, each share of American Common Stock outstanding immediately prior to the Effective Time will be converted into 0.50 shares (the "Exchange Ratio") of newly issued Valley Common Stock, subject to certain adjustments, except for shareholders of American who perfect their rights of dissent from the Merger pursuant to, and who are entitled to the rights and remedies provided in,
Section 215a of Title 12 of the U.S. Code, as more fully described under--"Consideration" and--"Rights of Dissenting American Shareholders."

Consideration

     At the Effective Time, each share of American Common Stock outstanding will automatically be converted into 0.50 shares of Valley Common Stock, except for shares, if any, owned by shareholders of American who duly exercise dissenting rights under Section 215a of Title 12 of the U.S. Code. See "--Rights of Dissenting American Shareholders."

     The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification or similar transaction by Valley with respect to the Valley Common Stock.

     No holder of American Common Stock will be entitled to receive any fractional shares of Valley Common Stock, but instead will be entitled to receive, without interest, a cash payment in the amount equal to the value of such fractional share interest, determined by multiplying such holder's fractional interest by the Average Closing Price of Valley Common Stock. The "Average Closing Price" is defined in the Agreement as the average of the closing prices of Valley Common Stock as reported on the New York Stock Exchange and published in the Wall Street Journal during the first ten of the fifteen consecutive trading days immediately preceding the Effective Time. All shares of Valley Common Stock that individual American shareholders are entitled to receive in exchange for each share of American Common Stock held will be aggregated to constitute as many whole shares of Valley Common Stock as possible before determining the amount of a cash payment for fractional shares.

Reasons for the Merger

     THE BOARD OF DIRECTORS OF AMERICAN HAS APPROVED THE AGREEMENT, BELIEVES IT TO BE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF AMERICAN AND RECOMMENDS THAT AMERICAN SHAREHOLDERS VOTE "FOR" THE AGREEMENT. The Board of Directors of American believes that the terms of the Agreement are fair to American's shareholders. In approving the Agreement, the Board evaluated the business, financial and market factors affecting American, Valley's historical financial results, the liquidity and trading characteristics of the Valley Common Stock, the dividend income of the Valley Common Stock and the American Common Stock, the outlook for each institution in a changing banking and financing services industry, and its consultation with its financial advisor. The Board also noted that American would effectively become part of a larger entity that would compete more effectively in the communities served by American by offering a number of new or expanded services to residents of such communities.

     Although American has realized net income during 1992, 1993 and the first nine months of 1994, the Board believes that shareholders of American would be better served by converting their investment in American into an investment in Valley at the Exchange Ratio pursuant to the terms of the Agreement. Among other things, Valley, as a more diversified institution with substantially greater assets than American, is better positioned to succeed in the increasingly competitive environment in which banks are now operating. As part of Valley, the offices of American will have the support of Valley's greater resources and broader access to markets for capital and lendable funds. This greater scope and depth of services coupled with the ability to offer larger loans should enable the offices of American to serve effectively a wider range of customers. In addition, the Board of Directors believes that ownership of Valley Common Stock, which is traded on the New York Stock Exchange, will provide American shareholders with a far more liquid investment than will continued ownership of American Common

Stock. Finally, the Board of Directors believes that Valley's operations and business philosophy are consistent with those of American.

     The Board of Directors did not attach relative weight to the factors it considered in reaching its decision but, considering all factors discussed above, determined that the Merger pursuant to the Agreement is in the best interest of, and is fair to, American's shareholders.

     Valley entered into the Agreement with American as part of Valley's ongoing strategy of growth through acquisitions.

Interests of Management of American in the Merger

     As of September 30, 1994, the directors of American beneficially owned approximately 42%, and executive officers of American who are not also directors beneficially owned less than 1%, of the shares of American Common Stock outstanding. See "Security Ownership of Certain Beneficial Owners and
Management of American Union Bank."

     Pursuant to the Agreement, Valley has agreed to endeavor to continue the employment of all officers and employees of American.

     In addition to the foregoing, the Agreement requires Valley to provide the directors, officers and agents of American indemnification equivalent to that provided by the current Certificate of Incorporation and Bylaws of American with respect to acts or omissions occurring prior to the Effective Time, for a period of six years from the Effective Time or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved.

Opinion of American's Financial Advisor

     On October 26, 1994, American's Board of Directors retained Capital Consultants of Princeton, Inc. ("Capital Consultants") to act as American's financial advisor and to render its opinion with respect to the fairness, from a financial point of view, to the shareholders of American of the consideration to be received in the Merger.

     Capital Consultants is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, and thrift holding companies in connection with mergers, acquisitions and other securities transactions. Capital Consultants has knowledge of, and experience with, the New Jersey banking and thrift market and financial organizations operating in that market and was selected by American because of its knowledge of, experience with, and reputation in the financial services industry. Capital Consultants is not a market maker in either Valley Common Stock or American Common Stock.

     Capital Consultants has delivered to the Board of Directors of American its opinion that, based on and subject to various items set forth in its written opinion, the consideration to be received by American's shareholders pursuant to the Agreement is fair from a financial point of view to American's shareholders. In requesting Capital Consultant's advice and opinion, American's Board did not impose any limitations upon Capital Consultants with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the written opinion of Capital Consultants dated as of December [___], 1994, which sets forth assumptions made and matters considered, is attached as Appendix C to this Proxy Statement/Prospectus. Descriptions of the opinion of Capital Consultants in this Proxy Statement/Prospectus are qualified in their entirety by reference to such opinion. American's shareholders are urged to read such opinion in its entirety. Capital Consultants' opinion is directed only to the financial terms of the Merger and does not constitute a recommendation to any American shareholder as to how such shareholder should vote at the Meeting. The summary information regarding Capital Consultants' opinion and the procedures followed in rendering such opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Capital Consultants reviewed and analyzed, among other things: (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 of Valley of which this Proxy Statement/Prospectus is a part; (iii) publicly available information relating to Valley and American including, for Valley, annual reports to shareholders and annual reports on Form 10-K filed with the Commission for the years ended December 31, 1991 through 1993 and the quarterly reports to shareholders and quarterly reports on Form 10-Q filed with the Commission for the periods ended March 31, June 30 and September 30, 1994, and for American, annual reports to shareholders for the years ended December 31, 1991 through 1993 and quarterly reports of Consolidated Conditions and Income as filed with the Federal Deposit Insurance Corporation (the "FDIC") for the periods ended March 31, June 30 and September 30, 1994; (iv) certain historical operating and financial information provided to Capital Consultants by the managements of American and Valley; (v) historical and current market data for the American Common Stock and the Valley Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which Capital Consultants deemed generally comparable to American and Valley; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that Capital Consultants considered reasonably similar to American and Valley in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as Capital Consultants deemed appropriate. In addition, Capital Consultants conducted meetings with members of senior management of American and Valley for purposes of reviewing the foregoing and the future prospects of American and Valley. Capital Consultants evaluated the pro forma ownership of the Valley Common Stock by American's shareholders, relative to the pro forma contribution of American's assets, deposits, equity and earnings to the pro forma resulting company in the Merger. Capital Consultants also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

     In rendering its opinion, Capital Consultants assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to it by American and Valley. Capital Consultants did not conduct a physical inspection of any of the properties or assets of American or Valley and has not made any independent evaluations or appraisal of any properties, assets or liabilities of American or Valley. Capital Consultants has assumed and relied upon the accuracy and completeness of the publicly available financial and other information provided to it, has relied upon the representations and warranties of American and Valley made pursuant to the Agreement, and has not independently attempted to verify any of such information.

     In rendering its opinion, Capital Consultants has also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger on a pro forma basis to American.

     In arriving at its opinion, Capital Consultants performed a variety of financial analyses. Capital Consultants believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Capital Consultants' opinion. The preparation of an opinion with respect to fairness, from a financial point of view, of the consideration to be received by shareholders is a complex process involving judgments and is not necessarily susceptible to partial analyses and summary description.

     In its analyses, Capital Consultants made numerous assumptions with respect to American's and Valley's industry performance, business and economic conditions and other matters, many of which are beyond the control of American and/or Valley. Any estimates reflected in Capital Consultants' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     The following is a brief summary of the analyses performed by Capital Consultants with respect to American and Valley in connection with the opinion of Capital Consultants, certain of which analyses were presented to American's Board of Directors by Capital Consultants.

     Valuation Analysis - Using a valuation analysis, Capital Consultants estimated the present value of theoretical values of American based on a range of price-to-earnings ("P/E") multiples between 12.0x and 14.0x and a range of discount rates between 6% and 8%. The range of values were based on a range of estimated earnings for the next three years assuming annual earnings growth rates between 5% and 10%. The results of this analysis indicated a range of theoretical values for American between $4.01 per share (5% earnings growth rate; P/E of 12.0x; 8% discount rate) and $5.68 per share (10% growth rate; P/E of 14.0x; 6% discount rate). Capital Consultants prepared a net present value analysis that indicated theoretical values for American based on a range of terminal book value multiples between 1.30x and 1.50x and a range of discount rates between 6% and 8%. Capital Consultants also determined the range of terminal multiples of selected comparable companies. Such comparable companies are referred to in the Comparable Company Analysis and Transaction Analysis set forth below. The terminal values were discounted to present value using discount rates which reflect assumptions regarding the required rates of return of the current and prospective shareholders of American Common Stock in these economic times. The range of present values per share of American resulting from the above-referenced assumptions is $9.80 to $11.96.

     Comparable Company Analysis - Capital Consultants compared the operating performance of American to publicly traded commercial banks that Capital Consultants deemed to be similar to American. The group consists of thirteen New Jersey publicly traded commercial banks with total assets of between $50 million and $100 million and with an equity to assets ratio in excess of 6.8%. Capital Consultants compared American with these institutions based on selected operating fundamentals, including capital adequacy, profitability and asset quality. Using pricing data as of June 30, 1994, the median price to stated book value was 0.81% for the group of comparable commercial banks. American Common Stock has a very limited trading market and is not listed on any securities exchange and therefore no price information was available for the period ending June 30, 1994. If the median price to stated book value of the group of comparable commercial banks were applied to American Common Stock, it would produce a price of $6.11 per share. At June 30, 1994, the median equity to assets ratio was 9.1% for the group of comparable commercial banks and 7.7% for American. The median return on average equity for the twelve months ending June 30, 1994 was 8.1% for the comparable group of commercial banks and 1.3% for American. Assuming a valuation of Valley's offer of $13.00 in Valley Common Stock for each share of American Common Stock (based upon an Exchange Ratio of 0.50 shares of Valley Common Stock for each share of American Common Stock at a price of $26.00 for each share of Valley Common Stock, which was the approximate average trading price of Valley Common Stock during the period that the Agreement was being negotiated), the Valley offer represented 159% of American's book value.

     Finally, Capital Consultants compared the market price, market-to-book value and price-to-earnings multiples of the Valley Common Stock with individual market multiples and medians of twenty New Jersey publicly traded banks and bank holding companies having total assets between $100 million and $34 billion. The analysis also compared returns on average assets and average equity of Valley to those of selected financial institutions and the medians of the comparable group. The analysis indicated that the Valley Common Stock traded on September 30, 1994 at a price-to-earnings multiple of 12.6 times trailing twelve months earnings for the period ended September 30, 1994, as compared to a comparative group medium of 12.3 times trailing twelve months earnings for the period ended September 30, 1994. While the Valley Common Stock traded at a price-to-book value of 2.54%, the comparative group median was 1.45%. Valley's financial performance, as measured by returns on average assets and average equity, was 1.63% and 20.1%, respectively, as compared to the median of the comparable financial institutions which was 0.90% and 13.1%, respectively. The Capital Consultants analyses also included summary income statement and balance sheet data and selected ratio analyses for Valley and various other potential acquirors of American.

     Contribution Analysis - Capital Consultants prepared a contribution analysis showing the percentage of assets, deposits, net common equity and the first nine months of 1994 net income American would contribute to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership after the Merger. This analysis showed that American would contribute 1.5% of pro forma consolidated total assets, 1.6% of pro forma consolidated deposits, 1.5% of pro forma consolidated shareholders' equity and 0.4% of pro forma consolidated net income for the first nine months of 1994, while American shareholders would hold 1.0% of the pro forma ownership of Valley.

     Impact Analysis - Capital Consultants analyzed the financial implications of the Merger on Valley's earnings per common share and book value per common share. This analysis was based on September 30, 1994 financial data for Valley and American and indicated that the acquisition of American by Valley would be (on a pro forma basis for the nine months ended September 30, 1994, assuming the acquisition was effective as of January 1, 1994) approximately 0.6% dilutive to the earnings per share of Valley Common Stock and approximately 0.5% accretive to tangible book value per share of Valley Common Stock on a fully diluted basis.

     Comparable Transaction Analysis - Capital Consultants performed an analysis of prices and premiums offered in recently announced commercial bank and bank holding company transactions in the region. Multiples of earnings and fully diluted book value implied by the consideration to be received by American's shareholders in the Merger were compared with multiples offered in such regional transactions, which included pending and completed acquisitions announced between January 1, 1993 and October 14, 1994. The median offer price to book value for this regional group of comparable transactions was 154%. The equivalent offer price to book value for American was 159% based on the assumed Valley offer price of $13.00 for each outstanding share of American Common Stock and American's book value as of September 30, 1994. Capital Consultants also reviewed the core capital ratio to total assets of the comparative group and non-performing assets as a percentage of total assets and in both analyses, American was better than the median of the comparative group.

     It is important to note that when Capital Consultants took into account the values shown in the comparables used in connection with the rendering of its opinion, no company or transaction used in these analyses was identical to American or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, the timing of the transactions and prospective buyer interest, the earnings trends and prospects for the future, as well as other factors that could affect the public trading values of the companies included in the comparisons.

     For Capital Consultants' services in connection with the Merger, American has agreed to pay Capital Consultants a fee of approximately $15,000 plus reimbursement for reasonable out-of-pocket expenses. American has also agreed to indemnify Capital Consultants against certain liabilities, including liabilities under the federal securities laws. American has paid Capital Consultants $7,500 and will pay an additional $7,500 upon consummation of the Merger, which additional amount shall not be due if the Merger is not consummated. The amount of Capital Consultants fee was determined by negotiation between American and Capital Consultants.

Resale Considerations With Respect to the Valley Common Stock

     The shares of Valley Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of American, who may be deemed to be "affiliates" of American under Rule 145 promulgated under the Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders are generally presumed by the Commission to control the issuer. Affiliates may not sell their shares of Valley Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Act covering the Valley Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Act.

     Persons who may be deemed to be "affiliates" of American have delivered letters to Valley in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any American Common Stock owned by them and any Valley Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling-of-interests, the affiliates of American have agreed not to transfer the shares during a period commencing with the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of Valley and American have been published by Valley or filed by Valley on a Form 8-K, 10-Q or 10-K. Also, in connection with the pooling-of-interests rules, the affiliates have agreed not to transfer their American Common Stock in the period prior to 30 days before the Effective Time without giving Valley advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the Merger. Pursuant to Rule 145, the affiliates have also agreed to refrain from transferring Valley Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Valley Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

     Persons who may be deemed "affiliates" of Valley have also delivered letters in which they have agreed not to transfer Valley Common Stock beneficially owned by them in violation of the pooling-of-interests restrictions set forth above with respect to American.

Conditions to the Merger

     Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) approval by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of American Common Stock, whether in person or by proxy; (ii) the receipt of all consents, approvals and authorizations of all necessary federal government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals"); and (iii) the effectiveness of the registration statement covering the shares of Valley Common Stock to be issued to American shareholders, which shares shall also have been approved for listing on the New York Stock Exchange. In addition, consummation of the Merger is conditioned upon receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the exchange of American Common Stock for Valley Common Stock is a tax-free reorganization within the meaning of
Section 368 of the Internal Revenue Code (the "Code"). See "--Federal Income
Tax Consequences."

     Consummation of the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of American, Valley and VNB contained in the Agreement; (ii) the performance by American, Valley and VNB, in all material respects, of all of their respective obligations under the Agreement; (iii) the absence of any litigation that would restrain or prohibit the consummation of the Merger; and
(iv) receipt by the Board of Directors of American of a Fairness Opinion of Capital Consultants(which has been received and is attached as Appendix C to this Proxy Statement/Prospectus). See "-- Opinion of American's Financial Advisor."

     The obligation of Valley to consummate the Merger is further subject to the condition that the Merger be treated by Valley as a pooling-of-interests for accounting purposes.

     In addition to the above described conditions, American may terminate the Agreement in the event that the Average Closing Price of Valley Common Stock is less than $19.00 per share, subject to adjustment in certain circumstances pursuant to the Agreement. Valley has the right to terminate the Agreement if any application for any necessary regulatory or governmental approval contains conditions which materially impair the value of American, taken as a whole, to Valley. Further, either Valley or American may terminate the Agreement (i) if the Effective Time shall not have occurred on or prior to June 30, 1995; (ii) if the shareholders of American fail to approve the Agreement at the Meeting; or
(iii) if any application for any necessary regulatory or governmental approval is denied or withdrawn at the recommendation of the applicable regulatory agency or governmental authority, unless any such occurrence was caused by the failure of the terminating party to perform or observe its agreements set forth in the Agreement. Either Valley or American may also terminate the Agreement if (i) there has occurred a material adverse change in the business, operations, assets or financial condition of any other party; (ii) any other party materially breaches any of its representations, warranties, covenants, agreements or obligations under the Agreement; or (iii) any closing condition cannot reasonably be met by any other party after the other party has had a reasonable opportunity to cure such condition. The Agreement may also be terminated with the written consent of all of the parties.

     American has agreed that prior to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by the Agreement, it will not (i) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents; (ii) change the number of shares of, or issue any more shares of or grant any option or right with respect to, American Common Stock, or split, combine or reclassify any shares of, or declare, set aside or pay any dividend, or other distribution in respect of, American Common Stock, or redeem or otherwise acquire any shares of American Common Stock; (iii) grant any severance or termination pay (other than pursuant to policies of American in effect on the date of the Agreement or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees, except with respect to salary increases and bonuses in the ordinary course of business and consistent with past practices and policies; (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies; (v) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date of the Agreement and other than expenditures necessary to maintain existing assets in good repair;
(vi) file any application or make any contract with respect to branching or site location or relocation; (vii) agree to acquire any business or entity in any manner whatsoever (other than to realize upon collateral for a defaulted loan);
(viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; or (ix) agree to do any of the foregoing.

     American has further agreed that it shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving American (an "Acquisition Transaction"), except that American may (i) enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of American, after consulting with counsel, determines that such discussions or negotiations should be commenced in the exercise of its fiduciary responsibilities or such information should be furnished in the exercise of its fiduciary responsibilities; and (ii) respond to inquiries from its shareholders in the ordinary course of business. American has agreed to promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction and the fact that it is having discussions or negotiations with, or supplying information to, a third party in connection with a possible Acquisition Transaction.

Regulatory Approvals

     Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. On December 7, 1994, Valley received written confirmation from the Federal Reserve Bank of New York that the Merger does not require the approval of the Board of Governors of the Federal Reserve System (the "Board of Governors") under Regulation Y promulgated under the Bank Holding Company Act. On December 16, 1994, Valley filed an application with the OCC for approval of the Merger under the Federal Deposit Insurance Corporation Act. The approval of the OCC is required in order for the Merger to be consummated. While both Valley and American anticipate receiving such required approval, there can be no assurance that it will be granted, or that it will be granted on a timely basis and without conditions that Valley or American find unacceptable.

Management and Operations After the Merger

     At the Effective Time, as a result of the Merger, American will be merged into VNB which will be the surviving entity in the Merger. The Agreement does not provide that any of the directors or executive officers of American will become directors or executive officers of Valley or VNB.

     The location of the principal office of Valley will remain unchanged--1445 Valley Road, Wayne, New Jersey. The branch offices of American will serve as branch offices of VNB.

Description of Valley Common Stock

     The authorized capital stock of Valley consists of 37,537,500 shares of common stock. As of September 30, 1994, 27,064,564 shares of Valley Common Stock were issued and outstanding, excluding treasury shares.

     General. Valley is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of the Valley Common Stock sets forth certain general terms of the Valley Common Stock.

     Dividend Rights. Holders of Valley Common Stock are entitled to dividends when, as and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Because funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary, as a practical matter, any restrictions on the ability of VNB to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

     As a national banking association, VNB is subject to limitation on the amount of dividends it may pay to Valley, VNB's only shareholder. Prior approval by the OCC is required to the extent the total of all dividends to be declared by VNB in any calendar year exceeds net profits, as defined, for that year combined with VNB's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, VNB could declare dividends in 1994 without prior approval of the OCC of up to $53,348,000 plus an amount equal to VNB's net profits for 1994 to the date of such dividend declaration.

     Valley is also subject to the certain Board of Governors' policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Board of Governors would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

     Voting Rights. At meetings of shareholders, holders of Valley Common Stock are entitled to one vote per share. The quorum for shareholders' meeting is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley Common Stock at a meeting at which a quorum is present.

     Liquidation Rights. In the event of liquidation, dissolution or winding up of Valley, holders of Valley Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

     Assessment and Redemption. All outstanding shares of Valley Common Stock are fully paid and nonassessable. The Valley Common Stock is not redeemable at the option of the issuer or the holders thereof.

     Other Matters. The transfer agent and registrar for Valley Common Stock is presently American Stock Transfer and Trust Company. Valley Common Stock is traded on the New York Stock Exchange, and is registered with the Commission under Section 12(b) of the Exchange Act. Valley also has outstanding stock purchase warrants issued in connection with a prior acquisition. As of September 30, 1994 warrants to purchase 586,238 shares of Valley Common Stock were outstanding.

Exchange of Certificates

     At the Effective Time, holders of certificates formerly representing shares of American Common Stock will cease to have any rights as American shareholders and their certificates automatically will represent the shares of Valley Common Stock into which their shares of American Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, Valley will send written notice to each holder of record of American Common Stock immediately prior to the Effective Time (other than those that exercise their dissenter's rights as further described in --"Rights of Dissenting American Shareholders"), indicating the number of shares of Valley Common Stock for which such holder's shares of American Common Stock have been exchanged.

     Holders of outstanding certificates for American Common Stock, upon proper surrender of such certificates to Valley, will receive, promptly after the Effective Time, a certificate representing the full number of shares of Valley Common Stock into which the shares of American Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of a new stock certificate, each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which he may be entitled.

     Each share of Valley Common Stock for which shares of American Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, American shareholders who receive Valley Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Valley Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of Valley Common Stock until the certificate or certificates formerly representing shares of American Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of Valley Common Stock will be paid without interest. See "--Consideration." In addition, in the event that the Effective Time does not occur before the record date used to determine the shareholders of Valley entitled to receive a dividend on April 1, 1995, pursuant to the Agreement, American will be permitted to declare a dividend in an amount equal to the amount that its shareholders would have received from Valley had the Effective Time occurred prior to such record date. However, there can be no assurance that such a dividend will be declared and paid by American. See "--Effective Time; Amendments; Termination."

     Holders of American Common Stock should not send in their certificates until they receive instructions from Valley.

Effective Time; Amendments; Termination

     The Effective Time will be the time and date specified in a notice to the OCC filed by VNB. A closing under the Agreement (the "Closing") will occur prior to the Effective Time on a day mutually agreed to by Valley and American within 30 days following the receipt of all necessary government approvals and the satisfaction and waiver of all conditions precedent to the Merger. See "--Conditions to the Merger." At the Closing, documents required to satisfy the conditions to the Merger of the respective parties will be exchanged. The parties are cooperating to try to ensure that the Effective Time will be before the record date (the "Valley Record Date") used to determine the shareholders of Valley entitled to receive a dividend on April 1, 1995. However, no assurances can be given that all conditions to the Merger will be met or waived by such date.

     The Agreement provides that in the event that the Effective Time does not occur before the Valley Record Date, notwithstanding any restrictions contained in the Agreement on the issuance of dividends by American, American shall be permitted to declare and pay a dividend to its shareholders in an amount equal to the amount of the dividend its shareholders would have received from Valley had the Effective Time occurred prior to the Valley Record Date.

     The determination of whether a dividend will be declared and paid by American will be made by American's Board of Directors. American's ability to pay dividends is determined in accordance with the New Jersey Banking Act of 1948, as amended, and, in some instances, further restrictions imposed by the FDIC. Under applicable law, no cash dividend can be paid by American unless, following the payment of such dividend, the capital stock of American will be unimpaired and American will have a surplus of not less than fifty percent of its capital stock or, if not, the payment of such dividend will not reduce the surplus of American. The Board's power to declare and issue dividends is subject to the oversight and approval of the New Jersey Commissioner of Banking. There can be no assurance that American will declare and pay a dividend in the event that the Effective Time does not occur before the Valley Record Date.

     The Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of Valley, VNB and American at any time prior to the Effective Time.

     Upon the termination of the Agreement, the transactions contemplated thereby (other than the confidentiality provisions contained therein) will be abandoned without further action by any party and each party will bear its own expenses. In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Agreement.

Accounting Treatment of the Merger

     The Merger is expected to be accounted for by Valley under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. See "Pro Forma Combined Financial Information."

Federal Income Tax Consequences

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF AMERICAN COMMON STOCK AS COMPENSATION. AMERICAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

     General. It is intended that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, no gain or loss will be recognized by Valley, American or VNB or to the shareholders of American upon the exchange of their shares of American Common Stock solely for shares of Valley Common Stock pursuant to the Merger. Counsel to Valley is required, as a condition of closing, to provide an opinion to Valley and to American, with respect to the matter covered by the foregoing sentence. With respect to this Proxy Statement/Prospectus, counsel has provided an opinion that, based upon the circumstances as they presently exist, it expects to be able to render the required opinion.

     Consequences of Receipt of Cash in Lieu of Fractional Shares. In general, cash paid in lieu of fractional share interests in corporate reorganizations is treated as having been received in part or full payment in exchange for the fractional share interest (and therefore subject to capital gains treatment if the related shares are held as capital assets) if the cash distribution is undertaken solely for purposes of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained for consideration.

     Basis of Valley Common Stock. The basis of Valley Common Stock received by a American shareholder who receives solely Valley Common Stock will be the same immediately after the exchange, as the basis of such shareholder's American Common Stock exchanged therefor. Where an American shareholder receives both Valley Common Stock and cash, the basis of the Valley Common Stock received will equal (i) the basis of the American Common Stock exchanged therefor, (ii) decreased by the amount of cash received and (iii) increased by the amount of gain recognized, if any, on the exchange.

     Holding Period. The holding period of Valley Common Stock received by an American shareholder will include the holding period for the American Common Stock exchanged therefor.

Stock Option for Shares of American Common Stock

     Valley and American entered into a Stock Option Agreement dated November 9, 1994 (the "Stock Option Agreement"), in connection with the negotiation of the Agreement. The Stock Option Agreement is set forth as Appendix B hereto. Descriptions of the Stock Option Agreement in this Proxy Statement/Prospectus are qualified in their entirety by reference to the Stock Option Agreement. Pursuant to the terms of the Stock Option Agreement, American has granted to Valley an option (the "Option") to purchase up to 180,000 authorized but unissued shares of American Common Stock, representing approximately 24.7%, of the shares of American Common Stock which would be outstanding immediately following the exercise of the Option, at a price of $10.00 per share. Valley does not have any voting rights with respect to shares of American Common Stock subject to the Option prior to exercise of the Option.

     In the event that certain specifically enumerated Triggering Events (as hereinafter described) occur, including but not limited to the acquisition of beneficial ownership of at least 20% of the outstanding American shares by a person or group other than Valley or an affiliate of Valley, Valley may exercise the Option in whole or in part. In the event that a Triggering Event occurs and the Merger is not consummated, Valley would recognize a gain on the sale of the shares of American Common Stock received pursuant to the exercise of the Option if such shares of American Common Stock were sold at prices exceeding $10.00 per share.

     Upon each exercise of the Option by Valley, each shareholder of American has the preemptive right to purchase that proportion of shares of American Common Stock to be issued to Valley which the par value of the shares of American Common Stock held by such shareholder bears to the aggregate par value of all shares of American Common Stock before such issuance. The Stock Option Agreement provides that the purchase price to be paid by each shareholder of American for each additional share of authorized but unissued American Common Stock purchased shall equal the lesser of the exercise price and the book value per share as of December 31, 1994.

     The term "Triggering Event" is defined to mean the occurrence of any of the following events: a person or group, as such terms are defined in the Exchange Act and the rules and regulations thereunder, other than Valley or an affiliate of Valley, (i) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of at least
20% of the then outstanding shares of American Common Stock; (ii) enters into a letter of intent or an agreement with American pursuant to which such person or any affiliate of such person would (a) merge or consolidate, or enter into any similar transaction, with American, (b) acquire all or a significant portion of the assets or liabilities or American, or (c) acquire beneficial ownership of securities representing, or the right to acquire the beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of American Common Stock; (iii) makes a filing with bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (a) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of American or any other business combination involving American, or (b) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of American Common Stock, and thereafter, if such Proposal has not been publicly withdrawn (as defined below) at least 15 days prior to the Meeting and American's shareholders fail to approve the Merger by the vote required by applicable law at the Meeting; or (iv) makes a bona fide proposal and thereafter, but before such Proposal has been publicly withdrawn, American willfully breaches any of its covenants contained in the Agreement in a manner that would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to Valley. The definition of "Triggering Event" also includes (i) the solicitation of proxies in opposition to approval of the Merger by any party owning more than 5% of the American Common Stock; and (ii) the taking of any direct or indirect action by American or any of its directors, officers or agents, to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of American Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of American, or a sale of shares of American Common Stock or any significant portion of its assets or liabilities. Under the Stock Option Agreement, a significant portion means 25% of the assets or liabilities of American. "Publicly withdrawn" for purposes of the Stock Option Agreement means an unconditional bona fide withdrawal of a Proposal coupled with a public announcement of no further interest in pursuing such Proposal or acquiring any controlling influence over American or in soliciting or inducing any other person (other than Valley or any affiliate) to do so.

     Valley may not sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement in whole or in part to any person or any group of persons other than to an affiliate of Valley, except upon the occurrence of a Triggering Event. The Option may not be exercised (i) in the absence of any required governmental or regulatory approval or consent necessary for American to issue the American Common Stock subject to the Option or Valley to exercise the Option, or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the American Common Stock subject to the Option.

     The Stock Option Agreement further provides that after the occurrence of a Triggering Event and upon receipt of a written request from Valley, American shall prepare and file a registration statement with the Commission covering the Option and such number of shares of American Common Stock subject thereto as Valley shall specify in its request, and shall use its best efforts to cause such registration statement to become effective; provided, however, that in no event will Valley have the right to have more than one such registration statement become effective.

     The Stock Option Agreement terminates upon either the termination of the Agreement or the consummation of the transactions contemplated thereby; provided that if the Agreement terminates after the occurrence of a Triggering Event, the Stock Option Agreement will not terminate until the later of 12 months following the date of termination of the Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

     The ability of Valley to exercise the Option and to cause up to an additional 180,000 shares of American Common Stock to be issued, and the related preemptive rights of the shareholders of American, may be considered a deterrent to other potential acquisitions of control of American because they are likely to increase the cost of an acquisition of all of the shares of American Common Stock that would be outstanding.

     The exercise of the Option by Valley may also make "pooling-of-interests" accounting treatment unavailable to a subsequent acquiror.

Rights of Dissenting American Shareholders

     Pursuant to the provisions of Section 215a of Title 12 of the United States Code ("Section 215a") and of the New Jersey Banking Act of 1948, as amended (which provides that federal law shall govern with respect to this issue), any shareholder of American has the right to dissent from the Merger and to obtain payment of the value (determined as provided below) of his American Common Stock if the Merger is consummated.

     Any shareholder of American who contemplates exercising the right to dissent is urged to read carefully the applicable provisions of Section 215a which are attached as Appendix D to this Proxy Statement/Prospectus. The following is a summary of the steps to be taken if the right to dissent is to be exercised. This summary is qualified in its entirety by the full text of Appendix D to this Proxy Statement/Prospectus.

     Each step must be taken in the indicated order and in strict compliance with the applicable provisions of Section 215a in order to perfect dissenter's rights. Any deviations from such steps may result in the forfeiture of dissenter's rights.

     If the Merger is consummated, shareholders of American who vote against the proposed Merger at the Meeting or give notice of dissent in writing (addressed to Mr. Gerald Metzheiser, President, American Union Bank, 2784 Morris Avenue, P.O. Box 279, Union, New Jersey 07083) at or prior to the Meeting (and do not thereafter vote in favor of the Merger) will be entitled to receive from Valley the value of their shares of American Common Stock as of the date of the consummation of the Merger in cash upon written request made to Valley before the 30th day after the consummation of the Merger, accompanied by the surrender of their stock certificates. The value of the shares of any dissenting shareholder shall be ascertained in accordance with the applicable provisions of
Section 215a, by an appraisal made by a committee composed of one person selected by the majority vote of persons exercising such appraisal rights, one person selected by the Board of Directors of Valley, and one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern.

     If the valuation so fixed shall not be satisfactory to a dissenting shareholder who has requested payment, that shareholder may, within five days after receiving notification of the appraised value, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding with respect to the shares of the person appealing the appraisal. If, within 90 days from the consummation of the Merger, for any reason one or more of the above-mentioned appraisers is not selected or such appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by Valley. Any stockholder of American who votes against the proposed Merger, or who gives notice in writing at or prior to the Meeting (addressed to Mr. Gerald Metzheiser, President, American Union Bank, 2784 Morris Avenue,

P.O. Box 279, Union, New Jersey 07083) that he dissents, will be notified in writing of the date of the consummation of the Merger.

     The failure of a dissenting stockholder to vote against the Merger will not constitute a waiver of appraisal rights if the stockholder gives written notice of dissent (addressed to Mr. Gerald Metzheiser, President, American Union Bank, 2784 Morris Avenue, P.O. Box 279, Union, New Jersey 07083) at or prior to the Meeting. Regardless of whether a stockholder records his or her dissent by voting against the Merger or giving written notice of dissent, a dissenting stockholder must also make written request to Valley to receive the value of his or her shares at any time before 30 days after the consummation of the Merger. Shareholders whose shares are represented by proxies that are returned signed but unmarked as to voting instructions will be voted in favor of the Merger and, unless revoked (as described in "Introductory Statement -- Solicitation, Voting and Revocation of Proxies"), will have waived their right to dissent.


                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                       UNDER THE BANKING ACT OF 1948 AND
                    THE NEW JERSEY BUSINESS CORPORATION ACT

     American is a New Jersey commercial bank incorporated under the New Jersey Banking Act of 1948, as amended (the "Banking Act"), and Valley is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act (the "BCA"). The rights of American shareholders are currently governed by New Jersey banking law. At the Effective Time, each American shareholder will become a shareholder of Valley and the rights of shareholders of Valley are governed by New Jersey corporate law. The following is a comparison of certain provisions of New Jersey corporate law and New Jersey banking law. This summary does not purport to be complete and is qualified in its entirety by reference to the Banking Act and the BCA, which statutes may change from time to time, and the Certificate of Incorporation of Valley, which also may be changed.

Voting Requirements

     The Banking Act generally provides that an amendment to the certificate of incorporation of a New Jersey state chartered bank requires the affirmative vote of two-thirds of the outstanding stock entitled to vote thereon. The Banking Act provides that a New Jersey state chartered bank conversion into, merger into, or consolidation with, a national bank or another New Jersey state chartered bank requires the affirmative vote of two-thirds of the bank's capital stock entitled to vote. American's Certificate of Incorporation does not contain greater vote provisions than those required by the Banking Act.

     Under the BCA, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, or the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. Valley's Certificate of Incorporation presently does not contain provisions specifying a greater vote in certain circumstances.

     Under the BCA, the holders of a class or series of shares are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would exclude or limit their right to vote on any matter, limit or deny their preemptive rights, cancel or otherwise adversely affect their dividends which have accrued but have not been declared, create a new class or series having or convertible into shares having rights or preferences superior to the class or increase the rights or preference of any class or series. In addition, notwithstanding any provision of the certificate of incorporation, the holders of a class or series of shares whose rights or preferences would be subordinated or otherwise adversely affected by a proposed amendment are entitled to vote as a class if the amendment would affect their shares in the following manner: (i) decrease the par value; (ii) effect a conversion, exchange or reclassification of their shares; (iii) effect a conversion or exchange of any shares of another class or series into their class or series; (iv) change the designation, preferences, limitations or relative rights of their shares; (v) change the shares into a different number of shares, or into the same number of another class or series; or (vi) divide their shares into a series or determine the designation, preferences, limitation or relative rights of any such series, or authorize the board to take any such action. The Banking Act has no similar provisions regarding class voting on amendments to a New Jersey state chartered bank's certificate of incorporation.

     All shareholder voting rights of American are vested in the holders of the American Common Stock. All shareholder voting rights of Valley are vested in the holders of the Valley Common Stock.

Cumulative Voting

     Under the Banking Act, there is no ability for a New Jersey state chartered bank to provide for cumulative voting. Under the BCA, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides, and Valley's Certificate of Incorporation does not presently provide for cumulative voting.

Classified Board of Directors

     Under the Banking Act, there is no ability for a New Jersey state chartered bank to provide for a classified board of directors. The BCA permits a New Jersey corporation to provide for a classified board in its certificate of incorporation. The Certificate of Incorporation of Valley does not provide for a classified Board of Directors; the entire Board is elected each year.

Rights of Dissenting Shareholders

     Generally, shareholders of a New Jersey state chartered bank who dissent from a conversion, merger or consolidation of the bank are entitled to appraisal rights. The shareholders of American have statutory rights of appraisal with respect to the Merger. See "The Proposed Merger -- Rights of Dissenting American Shareholders."

     Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

Shareholder Consent to Corporate Action

     The Banking Act provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the shareholders unanimously consent in writing.

     Except as otherwise provided by the certificate of incorporation (and Valley's Certificate of Incorporation presently is silent on this issue), the BCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the BCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

Dividends

     The Banking Act provides that a New Jersey state chartered bank may declare and pay dividends on its outstanding stock so long as, following the payment of such dividend, the capital stock of the bank will be unimpaired and the bank will have a surplus of not less than fifty percent of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the bank. American is subject to additional regulatory restrictions on its ability to pay cash dividends. See "The Proposed Merger--Effective Time; Amendments; Termination."

     Unless there are other restrictions contained in its certificate of incorporation (and Valley's Certificate of Incorporation presently contains none), the BCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary, as a practical matter, any restrictions on the ability of VNB to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Valley. At September 30, 1994, Valley had $78.8 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by VNB to Valley, see "The Proposed Merger -- Description of Valley Common Stock
- -- Dividend Rights."

By-laws

     Under the Banking Act, the authority to adopt, amend, or repeal the by-laws of a New Jersey state chartered bank is held exclusively by the bank's board of directors.

     Under the BCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders (which Valley's Certificate of Incorporation presently does not do).

Preemptive Rights

     Under the Banking Act and American's By-Laws, shareholders of American have preemptive rights to subscribe for a pro rota portion of any additional shares of American Common Stock issued by American from time to time. Under the BCA, shareholders of New Jersey corporations have only such preemptive rights as may be provided in the certificate of incorporation. Valley's Certificate of Incorporation does not provide shareholders with preemptive rights.

Shareholder Protection Legislation

     The New Jersey Shareholders Protection Act (the "NJSPA") prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. The Banking Act contains no provisions similar to those set forth in the NJSPA.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                              AMERICAN UNION BANK

General

     American's results of operations depend primarily on its net interest income, which is the difference between interest income on its interest-earning assets, such as loans and investment securities, and the interest paid on its interest-bearing liabilities, such as its deposits. The amount of net interest income is a function of the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-bearing assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and by operating expenses.

     In addition, American has followed a strategy of not paying any cash dividends, although it paid a ten percent stock dividend to its shareholders on June 3, 1994. American's ability to pay dividends is determined by the Board of Directors in accordance with the Banking Act and, in some instances, further restrictions imposed by the FDIC. For a discussion of restrictions affecting American's ability to pay dividends, see "The Proposed Merger--Effective Time; Amendments; Termination."

     In May 1993, the Financial Accounting Standards Board approved Statement of Financial Accounting Standards No. 115--"Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 addresses the valuation and recording of debt and equity securities as held to maturity, trading and available for sale. Under this standard, only debt and equity securities that American has the positive intent and ability to hold to maturity would be classified as held to maturity and reported at amortized cost (with no period to period adjustments). A debt or equity security purchased and held principally for the purpose of sale in the near term should be classified as a trading security. Securities classified as trading are reported at fair value with changes in fair value from period to period included in earnings. Debt and equity securities not otherwise classified as held to maturity or trading should be classified as available for sale. Securities that are available for sale are reported at fair value with changes in the fair value from period to period included as a separate component of equity. FAS 115 has been adopted by American's Board of Directors, effective January 1, 1994. The implementation of FAS 115 may result in the volatility of capital amounts reported over time and may negatively impact American's regulatory capital position and earnings. Management of American expects that American's financial statements for the year ended December 31, 1994 will be adversely affected by losses from the sale of securities.

Financial Condition

     Total assets were $55,039,000, $47,950,000 and $38,322,000 at September 30,
1994, December 31, 1993 and December 31, 1992, respectively. Growth in deposits has provided virtually all of the funding for the growth in total assets during the relevant periods. Deposits were $50,288,000, $43,364,000 and $34,037,000 at September 30, 1994, December 31, 1993 and December 31, 1992, respectively. American's total loan portfolio was $29,529,000 $24,956,000 and $19,339,000 at September 30, 1994, December 31, 1993, and December 31, 1992, respectively. The growth in the total loan portfolio was attributable to an increase in business development activities.

     In December 1993, American retained an investment advisor to manage a significant portion of its investment portfolio and gave the investment advisor discretion over that portion of its investment portfolio subject to American's guidelines. As a result, American was required to classify a significant portion of its investment portfolio as available for sale under FAS 115. In addition, funds available from deposits not used to finance loans were used to purchase securities classified as available for sale. In June 1994, the Board of Directors of American retained a new investment advisor to help American manage its own investment portfolio. This new investment advisor, which was not given discretion over any portion of the investment portfolio, has a broader investment philosophy which emphasizes management of liquidity, interest rate risk, assets/liabilities and maximization of yields on the investment portfolio.

     Investment securities were $688,000, $772,000 and $4,898,000 at September 30, 1994, December 31, 1993 and December 31, 1992, respectively. Mortgage-backed securities were $3,694,000, $3,934,000 and $6,263,000 at September 30, 1994,
December 31, 1993 and December 31, 1992, respectively. The decreases from 1992 to 1993 reflect American's decision in December 1993 to retain an investment advisor. As a result of this decision, a significant portion of investment securities and mortgage-backed securities were sold or allowed to mature and the proceeds reinvested in other securities which were classified as available for sale.

     Securities available for sale were $9,105,000 at December 31, 1993 as compared to December 31, 1992 (when no assets were so classified). At September 30, 1994, securities available for sale were $17,106,000. The increase in securities available for sale was principally a consequence of American's decision in December 1993 to retain an investment advisor, which regularly bought and sold securities in accordance with American's guidelines.

     Overnight Federal funds sold totaled $1,385,000, $3,245,000 and $3,440,000 at September 30, 1994, December 31, 1993 and December 31, 1992, respectively.

     Shareholders' equity was $4,276,000, $4,285,000 and $4,085,000 at September 30, 1994, December 31, 1993 and December 31, 1992, respectively. The decrease in shareholders' equity during the first nine months of 1994 resulted in part from unrealized losses on American's investment portfolio attributable to the reclassification of a large portion of its investment portfolio as available for sale under FAS 115 (with respect to which American maintains an allowance for marketable debt and equity securities, which allowance equalled $165,000, net of tax benefit, at September 30, 1994) and the current environment of increasing interest rates (which affects the market value of securities). The continuation of these factors is likely to have an adverse effect on American's shareholders' equity in the future. See "--Comparison of Operating Results."

Comparison of Operating Results

     Net Income. Net income was $200,000 for the year ended December 31, 1993, as compared to $150,000 for the year ended December 31, 1992, an increase of 33%. This change reflects an increase in net interest income, a gain on the sale of securities and fee-based revenue. These increases were partially offset by an increase in the provision for loan losses and non-interest expenses principally attributable to American's expansion, including the opening of the new branch office in Roselle Park and the relocation of the main office in Union Township to larger facilities.

     Net income was $156,000 (including a net loss on the sale of securities of $173,000) for the nine months ended September 30, 1994. In comparison, net income was $140,000 (including a net gain of $13,000 on the sale of securities) for the comparable period in 1993. The $173,000 net loss during the nine months ended September 30, 1994 resulted primarily from the sale of various securities in American's portfolio during the first five months of 1994. See "--Financial Condition."

     In June 1994, American commenced an offering of its common stock. The offering was undersubscribed and expired in October 1994, with no subscriptions being accepted by American. As a result of the unconsummated offering, American incurred a net loss of $98,000 in October 1994, primarily due to the write-off of net expenses of $148,000 that were associated with the offering. In November 1994, American's net income was $71,000. The amount of the net loss for October 1994 and the net income for November 1994 were derived from unaudited financial statements of American and reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of American's management, necessary for a fair presentation of such amounts.

     Net Interest Income. The results of operations of American depend to a large extent on net interest income. Net interest income is the difference between the interest income American earns on its loans, investments and other interest-earning assets, and the interest cost of deposits and other interest-bearing liabilities necessary to fund these interest-earning assets. Interest rates are highly sensitive to many factors, including domestic and international economic and political conditions and governmental monetary policies. Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of American may affect interest rates and adversely affect American's operations.

     In general, the net interest income of a financial institution will be benefited if the institution has a negative interest sensitivity gap during periods of declining interest rates and a positive interest sensitivity gap during periods of increasing interest rates, and vice-versa. While American monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates, American's negative interest sensitivity gap in the twelve-month period following September 30, 1994 can be expected to adversely affect its net interest income in the future if the current trend of increasing market rates of interest continues. See "--Interest Rate Sensitivity and Liquidity".

     Net interest income was $1,612,000 in 1993, an increase of $396,000 or 33% over the 1992 level of $1,216,000. Net interest income was $1,648,000 for the nine months ended September 30, 1994, an increase of $484,000 or 42% over the net interest income of $1,164,000 for the nine months ended September 30, 1993. These increases resulted primarily from the fact that total interest income increased more than interest paid on deposits during the relevant periods.

     American's cost of funds decreased to 2.89% in 1993 from 3.88% in 1992, while the average yield on interest-earning assets decreased to 6.90% in 1993 from 7.69% in 1992, causing the interest rate spread to expand to 4.01% in 1993 from 3.81% in 1992. The cost of funds decreased to 2.54% for the nine-month period ended September 30, 1994 from 2.98% for the comparable prior period, while the average yield on interest-earning assets decreased to 6.82% for the nine-month period ended September 30, 1994 as compared to 6.98% in the comparable prior period. These changes caused the interest rate spread to increase to 4.28% during the nine-month period ended September 30, 1994 from 4.00% during the nine-month period ended September 30, 1993. Although American's cost of funds has decreased during the first nine months of 1994, generally an institution's cost of funds will increase during a period of increasing market rates of interest. Thus, if the current trend of increasing market rates of interest continues, American's cost of funds is likely to increase, which is likely to have an adverse effect on American's interest rate spread. See "--Interest Rate Sensitivity and Liquidity".

         The following tables provide an analysis of American's net interest income, net interest spread and net interest margin for the periods indicated:

                                                September 30, 1994                       September 30, 1993
                                       -----------------------------------      ------------------------------------
                                       Average       Revenue/       Yield/      Average        Revenue/       Yield/
                                       Balance       Expense        Rate        Balance        Expense         Rate
                                       -------       -------       -------      -------        -------       -------
                                                               (Dollar amounts in thousands)

Interest-Earning Assets:
Investment Securities ................. $20,909       $  793        5.07%       $14,235         $  534        5.02%
Federal Funds Sold ....................   2,196           58        3.53%         2,413             51        2.83%
Loans .................................  27,305        1,719        8.42%        20,152          1,337        8.87%
                                        -------       ------        -----       -------         ------        -----
Total Interest-Earning Assets ......... $50,410       $2,570        6.82%       $36,800         $1,922        6.98%
                                        =======       ------        -----       =======         ------        -----

Interest-Bearing Liabilities:
Demand Accounts ....................... $15,867       $  142        1.20%       $ 9,031         $  111        1.64%
Time Deposits .........................  32,741          780        3.19%        24,961            647        3.47%
                                        -------       ------        -----       -------         ------        -----
Total Interest-Bearing
  Liabilities ......................... $48,608       $  922        2.54%       $33,992         $  758        2.98%
                                        =======       ------        -----       =======         ------        -----

Net Interest Income ...................               $1,648                                    $1,164
                                                      ======                                    ======
Net Interest Spread ...................                             4.28%                                     4.00%
                                                                    =====                                     =====
Net Interest Margin ...................                             4.37%                                     4.23%
                                                                    =====                                     =====

                                                December 31, 1993                       December 31, 1992
                                       -----------------------------------      ------------------------------------
                                       Average       Revenue/       Yield/      Average        Revenue/       Yield/
                                       Balance       Expense        Rate        Balance        Expense         Rate
                                       -------       -------       -------      -------        -------       -------
                                                               (Dollar amounts in thousands)

Interest-Earning Assets:
Investment Securities ................. $14,658       $  731        4.99%       $10,050         $  587        5.84%

Fed Funds Sold ........................   2,641           76        2.88%         1,313             43        3.27%
Loans .................................  20,982        1,835        8.75%        17,505          1,590        9.08%
                                        -------       ------        -----       -------         ------        -----
Total Interest-Earning
  Assets .............................. $38,281       $2,642        6.90%       $28,868         $2,220        7.69%
                                        =======       ------        -----       =======         ------        -----
Interest-Bearing
Liabilities:
Demand Accounts ....................... $ 9,597       $  149        1.55%       $ 6,119         $  120        1.96%

Time Deposits .........................  26,063          881        3.38         19,767            884        4.47%
                                        -------       ------        -----       -------         ------        -----
Total Interest-Bearing
  Liabilities ......................... $35,660       $1,030        2.89%       $25,886         $1,004        3.88%
                                        =======       ------        -----       =======         ------        -----
Net Interest Income ...................               $1,612                                    $1,216
                                                      ======                                    ======
Net Interest Spread ...................                             4.01%                                     3.81%
                                                                    =====                                     =====
Net Interest Margin ...................                             4.21%                                     4.21%
                                                                    =====                                     =====


     Interest Income. Total interest income for the year ended December 31, 1993 was $2,642,000, an increase of $422,000 or 19% over the total interest income of $2,220,000 for the year ended December 31, 1992. Loans represent the largest component of interest-earning assets. Interest and fees on loans during 1993 was $1,835,000, which is $245,000 or 15% higher than interest and fees of $1,590,000 on loans during 1992. The increase in interest income was primarily attributable to an increase in the average loans outstanding to $20,982,000 in 1993 from $17,505,000 in 1992 and an increase in average investment securities to $14,658,000 in 1993 from $10,050,000 in 1992. Virtually the entire increase in the amount of loans outstanding was attributable to an increase in commercial loans. The increase in interest income was partially offset by a decline in yields for the affected periods. Interest income on investments increased to $731,000 in 1993 from $587,000 in 1992, principally as a result of higher average balances in 1993. The average yield on American's overall investment portfolio decreased to 4.99% in 1993 from 5.84% in 1992, principally as a result of a general decline in interest rates.

     Interest income increased 34% to $2,570,000 for the nine months ended September 30, 1994, as compared to $1,922,000 for the nine months ended September 30, 1993. This increase was largely attributable to an increase in average interest-earning assets to $50,410,000 from $36,800,000 over the prior nine-month period, the effects of which were partially offset by a decrease in the average yield on interest-earning assets to 6.82% in 1994 from 6.98% in 1993.

     Interest Expense. Total interest expense in 1993 was $1,030,000 as compared to $1,004,000 in 1992. The total interest expense was relatively unchanged (despite an increase in the average deposits of $9,774,000) primarily as a result of a decline in the interest expense for savings and time deposits (reflecting lower interest rates and the maturing and repricing of certificates of deposits) and an increase in noninterest bearing business transaction accounts as a percentage of American's overall deposit base.

     Interest expense was $922,000 for the nine months ended September 30, 1994, as compared to $758,000 in the prior comparable period. The increase was primarily a consequence of a 43% increase in average deposits to $14,616,000, which was offset by a decline in the yield on total interest-bearing liabilities to 2.54% during the nine months ended September 30, 1994, from 2.98% in the prior comparable period.

     Allowance and Provision for Loan Losses; Non-Performing Loans. Regardless of credit standards, there is a risk of loss in every loan portfolio. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management of American establishes a provision for loan losses based upon its assessment of the inherent risk in, and the growth of, the loan portfolio. A review of the quality of the loan portfolio is conducted internally by management of American on a quarterly basis with the results presented to American's Board of Directors. This evaluation considers, in addition to individual loan review, several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan losses, and an estimation by American's management of future potential losses. The provision for loan losses was $150,000 in 1993 and $99,000 in 1992. As of December 31, 1993, the allowance for loan losses was $292,000 or 1.17% of total loans, compared to $201,000 or 1.04% of total loans as of December 31, 1992. The principal reasons for the increase in the amount of the provision for loan losses was the increase in the size of the loan portfolio and a decision by the Board of Directors to increase the overall allowance for loan losses near the end of 1993.

     The provision for loan losses was $67,000 for the first nine months of 1994, as compared to $72,000 for the comparable prior period. As of September 30, 1994, the allowance for loan losses was $337,000 or 1.14% of total loans, compared to $292,000 or 1.17% of total loans as of December 31,

1993. The increase in the amount of the allowance for loan losses was primarily due to an increase in the amount of total loans.

     The following table provides an analysis of American's allowance for loan losses as of the dates indicated:(1)


                                                         September 30,            December 31,
                                                         -------------         -----------------
                                                             1994               1993       1992
                                                             ----               ----       ----
                                                                (Dollar amounts in thousands)


Balance at beginning of period ..........................    $292               $201       $157
                                                             -----              -----      -----

Charge-offs (domestic):

  Commercial, financial and agricultural ................      20                 50         25

  Real estate--construction .............................       0                  0          0

  Real estate--mortgage .................................       0                  0          0

  Installment loans to individuals ......................       0                  0         20

  Lease financing .......................................       2                  9         10
                                                             -----              -----      -----

Recoveries (domestic): ..................................       0                  0          0
                                                             -----              -----      -----

Net chargeoffs ..........................................      22                 59         55
                                                             -----              -----      -----
Provisions charged to operations ........................      67                150         99
                                                             -----              -----      -----

Balance at end of period ................................    $337               $292       $201
                                                             =====              =====      =====

Ratio of net charge-offs during the period to
  average loans outstanding during the period ...........    0.11%              0.28%      0.31%
                                                             =====              =====      =====

- --------------------

(1) As of September 30, 1994, December 31, 1993 and December 31, 1992, American had no foreign loans and no loans which were "troubled debt restructurings" as defined in Financial Accounting Standards No. 15 -- "Accounting by Debtors and Creditors for Troubled Debt Restructurings."



     American places loans on non-accrual status when principal or interest is past due 90 days or more, provided that American's Senior Loan Committee may choose not to account for any such loan on a non-accrual basis if the delinquency is technical in nature and there is a clear understanding of when payment will be made. Loans for which payments are less than 90 days past due are placed on non-accrual status where there exists serious doubt as to collectibility. At September 30, 1994, American had 11 non-performing loans aggregating $346,000, $169,000 of which were non-accrual loans and $177,000 of which were accruing loans past due 90 days. This compares to nine non-performing loans at December 31, 1993 aggregating $222,000, $200,000 of which were non-accrual loans and $22,000 of which were accruing loans past due 90 days. There were no commitments as of September 30, 1994 to lend additional funds to borrowers whose loans were classified as non-performing.

     The following table summarizes the composition of American's non-performing assets as of the dates indicated:


                                                        September 30,             December 31,
                                                        -------------           ----------------
                                                            1994                 1993      1992
                                                            ----                 ----      ----
                                                              (Dollar amounts in thousands)


Loans past due 90 days and still accruing .............    $177(1)              $ 22       $  0

Non-accrual loans .....................................     169                  200         75
                                                           ----                 ----       ----
  Total non-performing loans ..........................    $346                 $222       $ 75
                                                           ====                 ====       ====
Non-performing loans to total loans ...................    1.17%                0.89%      0.39%

Non-performing loans to total assets ..................    0.63%                0.46%      0.20%

- --------------------

(1) Includes loans which have matured and are required to be categorized as non-performing. The loans continue to be current as to the payment of interest.



     The amount of gross interest income that would have been recorded for the nine months ended September 30, 1994 if the non-accrual loans as of such date had been current in accordance with their original terms and had been outstanding throughout such period or since origination, if held for part of such period, and the amount of interest income on such loans that was included is net income for such period, is not material.

     Except for loans accounted for on a non-accrual basis as of September 30, 1994, management of American is not aware of any significant possible credit problems of borrowers which causes such management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which may cause such loans to be accounted for on a non-accrual basis. However, there can be no assurance that borrowers who currently comply with their loan repayment terms will continue to do so or that any loans not accounted for on a non-accrual basis as of September 30, 1994 will not thereafter be accounted for on a non-accrual basis.

     In addition, as of September 30, 1994, American had no interest bearing assets (other than loans) that would be accounted for on a non-accrual basis or that were accruing and were contractually past due 90 days or more.

     Other Income. Although not as significant as net interest income in influencing American's results of operations, other income of $315,000 and $177,000 contributed to American's earnings for 1993 and 1992, respectively. The gain on the sale of securities was $125,000 and $53,000 for 1993 and 1992, respectively. Service charges, commissions and fees equalled $190,000 and $124,000 for 1993 and 1992, respectively.

     Other income was $45,000 for the nine months ended September 30, 1994, as compared to $143,000 for the prior comparable period. The decrease was attributable in part to net losses on the sale of securities of $173,000 during the nine months ended September 30, 1994, as compared to net gains of $13,000 for the prior comparable period. This was offset by an increase to $218,000 for service charges, commissions and fees earned during the nine-month period ended September 30, 1994, from $130,000 for the prior comparable period.

     Other Expense. Total other expense was $1,577,000 for 1993 and $1,144,000 for 1992, an increase of 38%. This increase was principally attributable to American's expansion, including the opening of the Roselle Park branch office and the relocation of the main office in Union Township. Salaries and employee benefit expense increased by $174,000 or 35% from 1992 to 1993. This increase was partially attributable to the hiring of an additional senior executive officer and an increase in staffing related to the opening of the Roselle Park branch office, as well as general salary increases. Occupancy expense increased to $203,000 in 1993 from $126,000 in 1992, an increase of 61%. A portion of the remaining increase in other expense was attributable to operating expense associated with continuing asset growth.

     Total other expense was $1,470,000 for the nine months ended September 30, 1994 as compared to $1,095,000 for the prior comparable period, an increase of 34%. Salaries and employee benefit expense increased by $164,000 or 34% for the nine months ended September 30, 1993, as compared to the prior comparable period. Occupancy expense increased to $201,000 for the nine months ended September 30, 1994 from $126,000 for the prior comparable period, an increase of 60%. These increases were generally attributable to continuing expenses associated with American's expansion, including the relocation of its main office and the opening of an additional branch in Roselle Park.

INTEREST RATE SENSITIVITY AND LIQUIDITY

     Interest Rate Sensitivity. American seeks to manage interest rate sensitivity to avoid net interest margin risk and to enhance consistent growth of net interest income through periods of changing rates. Interest rate risk arises from mismatches between repricing or maturity characteristics of assets and liabilities. More assets repricing or maturing than liabilities over a given time frame is considered asset sensitive, and more liabilities repricing or maturing than assets is considered liability sensitive. An asset sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, and a liability sensitive position will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. American uses simulation analysis to determine the sensitivity of net interest income to changes in interest rates. The simulations estimate net interest income exposure based upon repricing mismatches, volume projections, yield curves and spread relationships.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight Federal funds (with respect to which rates change daily) and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits are much more interest sensitive than regular savings accounts.

     The following table sets forth the contractual maturity or repricing distribution of American's interest-earning assets and interest-bearing liabilities as of September 30, 1994, American's interest sensitivity gap (i.e., interest-sensitive assets less interest-sensitive liabilities), the ratio of cumulative total interest-earning assets to cumulative total interest-bearing liabilities, and American's cumulative interest sensitivity gap ratio:

                    Interest Rate Sensitivity Analysis as of September 30, 1994


             Assets/Liabilities Subject To                   Within     Within      Within      Within      Within
                Interest Rate Adjustment                     3 Mos.     6 Mos.       1 Yr.      5 Yrs.      10 Yrs.     Total
                ------------------------                     ------     ------      ------      ------      ------      -----
                                                                                (Dollar amounts in thousands)
Loans & Leases:
  Fixed rate by maturity................................... $   815     $  650      $ 1,415     $11,438     $1,410     $15,728
  Floating rate by interval................................  13,801         --         --            --         --      13,801
Securities:
  Fixed rate by maturity ..................................     899        843        3,139      13,759      2,187      20,827
  Floating rate by interval................................      --         --           --          --         --
Federal Funds sold and other short-term investments........   1,109         --           --          --         --       1,109
                                                            -------     ------       ------     -------     ------     -------
      TOTAL INTEREST-EARNING ASSETS ....................... $16,624     $1,493       $4,554     $25,197     $3,597     $51,465
                                                            -------     ------       ------     -------     ------     -------
Interest bearing DDA....................................... $ 7,341         --           --       1,237         --       8,578
Savings accounts...........................................  16,471         --           --       1,848         --      18,319
Time deposits $100M & over ................................     922        619          400         100         --       2,041
Time deposits under $100M..................................   4,715      3,228        3,633       1,866         --      13,442
                                                            -------     ------       ------     -------     ------     -------
      TOTAL INTEREST-BEARING LIABILITIES...................  29,449      3,847       $4,033     $ 5,051         --     $42,380
                                                            -------     ------       ------     -------     ------     -------
NET POSITION (INTEREST SENSITIVITY GAP).................... (12,825)    (2,354)         521      20,146      3,597
                                                            =======     ======       ======     =======     ======
CUMULATIVE INTEREST SENSITIVITY GAP........................ (12,825)   (15,179)     (14,658)      5,488      9,085
                                                            =======     ======       ======     =======     ======
RATIO OF CUMULATIVE GAP TO TOTAL ASSETS....................  (23.3%)    (27.6%)      (26.6%)      10.0%      16.5%
                                                            =======     ======       ======     =======     ======

         The amount of American's interest-sensitive liabilities (generally, deposits with maturities of one year or less) have in the past not matched the amount of its interest-sensitive assets (assets which reprice based on an index or have short term maturities.). This imbalance is referred to as an interest sensitivity gap, and measures the potential impact of changes to earnings based on changes in the general level of interest rates. In general, the net interest income of a financial institution will be benefited if the institution has a negative interest sensitivity gap during periods of declining interest rates and a positive interest sensitivity gap during periods of increasing interest rates. Likewise, net interest income generally will be adversely affected if a financial institution has a positive interest sensitivity gap during periods of declining interest rates or a negative interest sensitivity gap during periods of increasing interest rates. American's negative interest sensitivity gap during the twelve-month period following September 30, 1994 can be expected to adversely affect its net interest income in the future if the current trend of increasing market rates of interest continues.

     For a number of reasons, the table set forth above reflecting American's interest rate sensitivity analysis is not a complete picture of the possible effect of interest rate changes in American's net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, the table represents a one-day position; variations occur daily as American adjusts its interest sensitivity throughout the year. Third, assumptions must be made to construct such a table. For example, there are several savings products categorized as interest sensitive in the 30 day interval; however, they may be adjusted less frequently than changes in the leading rate indicators. Fourth, the re-pricing distribution of interest-sensitive assets may not be indicative of the liquidity of those assets. Finally, since this table is based on contractual maturities, it does not include estimates of early principal payments on mortgage and installment loans.

     Liquidity. American's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. American's principal source of funds is deposits and, to a lesser extent, scheduled amortization and prepayments of loan principal. In addition, American has available other sources of credit, including borrowings, sales and maturities of investment securities and funds provided by operations. While loan payments and maturing investments are relatively predictable sources of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition. See "Business of American Union Bank -- Deposits and Other Sources of Funds."

     American's primary source of cash from financing activities during the first nine months of 1994, as well as during 1993 and 1992, was from the net increase in deposits. American's total deposits equalled $50,288,000, $43,364,000 and $34,037,000 as of September 30, 1994, December 31, 1993 and
December 31, 1992, respectively.

     Cash provided by operating activities has been relatively insignificant compared to cash provided by financing activities. The principal portion of cash flow provided from operating activities has come from net income before provision for loan losses. The absence of significant cash flows from operations requires American to manage the net changes in retail deposit levels and loan demand to provide adequate liquidity.

     To further support and enhance its liquidity position, American seeks to establish lines of credit with other banks. Presently, American has a $1,000,000 unsecured line of credit with each of two banks, all of which remains available as of September 30, 1994. In addition, American may borrow from the Federal Home Loan Bank of New York ("FHLB"), subject to certain limitations. Based on the level of American's assets at September 30, 1994, American's FHLB borrowing limit was $2,751,000, all of which remained available at that date.

     It has been American's goal to invest the deposits acquired from financing activities in its loan portfolio as quickly as is practicable, consistent with sound lending standards and without sacrificing liquidity. The increase in funds provided by deposit inflows has been more than sufficient to provide for American's lending demand. During 1993 and 1992, the net increase in total loans amounted to $5,617,000 and $4,532,000, respectively. The net increase in total loans from December 31, 1993 to September 30, 1994 equalled $4,573,000. At September 30, 1994, American had outstanding commitments to make loans totaling $1,339,000 and approved but unused lines of credit extended to customers totaling $7,083,000. Funds provided by deposits which could not be invested in loans are generally invested in U.S. Treasury and Agency obligations with varying maturities and in overnight Federal funds sold. See "Business of American Union Bank -- Investment Portfolio."

     American has an Asset/Liability Management Committee ("ALCO") which is comprised entirely of members of senior management of American. This committee, which advises the Investment Committee of American's Board of Directors, is responsible for reviewing interest rate risk and evaluating future liquidity needs over various time periods. Its primary goals are to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities and to assure adequate liquidity. The ALCO meets at least quarterly with American's financial advisors who present simulations, analyses and reports and who help the ALCO to determine strategies and changes in the structure and repricing characteristics of items reflected on American's balance sheet to keep pace with economic conditions, regulatory requirements and American's planning framework. See "Business of American Union Bank -- Investment Portfolio."

Capital

     At September 30, 1994, American's shareholders' equity totaled $4,276,000, as compared to $4,285,000 at December 31, 1993. This decrease is primarily attributable to net realized and unrealized losses in American's investment portfolio partially offset by earnings from core operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Financial Condition."

     The FDIC has adopted minimum risk-based and leverage capital guidelines. The minimum required ratio of qualifying total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%, of which at least 4% must consist of Tier 1 capital. Tier 1 capital consists of common equity and qualifying perpetual preferred stock (less certain intangibles). Total capital consists of Tier 1 capital, mandatory convertible debt securities, qualifying subordinated debt, other preferred stock and a portion of the allowance for loan losses up to 1.25% of total calculated assets. The minimum required leverage ratio (Tier 1 capital to average total assets) is 3% for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. Minimum leverage ratios for each bank are evaluated through the ongoing regulatory examination process.

     The following table sets forth the dollar amounts and capital ratios required to be maintained by American under the FDIC's applicable regulations and American's actual and pro-forma dollar amounts of capital and ratios of total capital to total regulatory or risk-weighted assets, as applicable, at September 30, 1994:

                                         Regulatory
                                          Minimum                Actual
                                    -------------------    ------------------
Tier I Risk Based Capital.........  $1,344,000  4.00%      $4,276,000  12.87%
Tier I Leverage Capital...........  $2,230,000  5.00%(1)   $4,276,000   7.77%
Total Risk Based Capital..........  $2,687,000  8.00%      $4,613,000  13.89%

- ----------------------
(1) As noted in the discussion above, an institution's minimum Tier 1 leverage capital ratio can range from 3% to 5%. At September 30, 1994, American's Tier 1 leverage capital ratio was 7.77%.

     American has always sought to maintain a capital position sufficient to support its business needs and exceed all regulatory requirements.

Impact of Inflation

     The financial statements and related financial data and notes presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of American are monetary in nature. As a result, interest rates have a more significant impact on American's performance than the effects of general price levels. Although interest rates generally move in the same direction as inflation, the magnitude of such changes varies. The possible effect of fluctuating interest rates is discussed more fully elsewhere. See "--Interest Rate Sensitivity and Liquidity."


                     BUSINESS OF AMERICAN UNION BANK

General

     American, which is a commercial bank chartered under the laws of New Jersey, engages in the business of commercial and consumer banking. As a community bank, American offers a wide range of services to individuals, small businesses and not-for-profit organizations, including demand, savings and time deposits and commercial and consumer/installment loans, principally in Union County and southern Essex County, New Jersey. American, which commenced operations on June 11, 1990, conducts its operations through its main office located in Union Township, New Jersey and through one branch office located in Roselle Park, New Jersey (which was opened in September 1993). American is a non-member bank (i.e. it is not a member of the Federal Reserve System) and its deposits are insured up to applicable legal limits by the FDIC. At September 30, 1994, American had total assets, deposits and shareholders' equity of $55,039,000, $50,288,000 and $4,276,000, respectively.

     Since its inception, American has experienced significant growth primarily due to an increase in deposits. American's strategy has been to pursue deposit growth as the primary source of funds for its lending and investment activities while at the same time maintaining a strong capital position. American has sought to encourage this growth by providing a high level of personal service as well as an attractive array of deposit programs.

     American's business is subject to periodic fluctuations based on general national and local economic conditions. The fluctuations are neither predictable nor controllable and may have materially adverse consequences on the operation and financial condition of American even if other favorable events occur. American's financial condition is especially subject to fluctuations in the economic conditions prevailing in New Jersey where both of its branches are located.

Lending

     American engages in a variety of lending activities which are primarily categorized as commercial and consumer/installment lending. Commercial lending (consisting of commercial real estate, commercial business, construction and other commercial lending) is currently American's main lending focus. Sources to fund American's loans are derived primarily from deposits. See "-- Deposits and Other Sources of Funds;" "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Interest Rate Sensitivity and Liquidity."

     American presently generates all of its loans in the State of New Jersey with a significant portion in Union and southern Essex counties. At September 30, 1994, American's loan portfolio totaled $29,529,000 and its lending limit to one borrower under applicable regulations was $641,400, or 15% of capital. Commercial and consumer/installment loans comprised 59% and 41%, respectively, of American's loan portfolio.

     Loans are generated through American's marketing efforts, its present customers, walk-in customers and referrals. American has been able to maintain a high overall credit quality through the establishment and observance of prudent lending policies and practices. American has established a written loan policy for each of its categories of loans. These loan policies have been adopted by American's Board of Directors and are reviewed periodically. While secured loans in excess of $200,000 (and unsecured loans in excess of $10,000) generally must be approved by American's Board of Directors or its Loan and Executive Committee, management of American has the authority to approve such loans under certain enumerated circumstances. All loans to directors (and their affiliates) must be approved by American's Board of Directors.

     In managing the growth of its loan portfolio, American has focused on: (i) the application of prudent underwriting criteria; (ii) establishing internal lending limits below American's legal lending authority; (iii) active involvement by American's senior management and Board of Directors in the loan approval process; (iv) active monitoring of loans to ensure that repayments are made in a timely manner and to identify potential problem loans; and (v) review of select aspects of American's loan portfolio by its independent auditors.

     Commercial Loans. American's commercial loan portfolio consists primarily of commercial business loans to small and medium-sized businesses and to individuals for business purposes, commercial real estate loans, construction loans and other commercial loans. At September 30, 1994, American's commercial business loans totaled $4.4 million, its commercial real estate loans totaled $6.6 million, its construction loans totaled $1.5 million and its other commercial loans totaled $5.0 million.

     Commercial business loans are usually made to finance the purchase of inventory or new or used equipment and to provide short-term working capital. These loans are generally secured, although they are sometimes made on an unsecured basis. As of September 30, 1994, the average commercial business loan was $57,000. Commercial business loans are usually secured by the real property, receivables, inventory, equipment, and/or other assets of the borrower. To further enhance its security position, American also generally requires personal guarantees in connection with these loans. These loans are made on both a line of credit and a fixed-term basis and normally mature in one to five years.

     Commercial real estate loans are made to acquire new property or to refinance currently owned property. These loans are typically related to commercial business loans and are secured by the underlying real estate used in the businesses, and/or real or personal property of the principal(s), of the borrower. American usually offers those loans on both a fixed and a variable interest rate basis with a three to five year maturity and a 15 to 20 year amortization schedule.

     Construction loans are made by American on a short-term basis for both residential and non-residential properties and are secured by real and personal property. Construction loans are usually for a term of 12 months. Funds for construction loans are disbursed as phases of construction are completed.

     Commercial loans that exceed established lending limits are accomplished through participations principally with other commercial banks. See "-- Deposits and Other Sources of Funds."

     American has established written underwriting guidelines for commercial loans. In granting commercial loans, American looks primarily to the borrower's cash flow as the principal source of loan repayment. Collateral and personal guarantees may also be sources of repayment. A credit report and/or a Dun & Bradstreet report is typically obtained on all prospective borrowers and a real estate appraisal is required on all commercial real estate loans. Generally, the maximum loan to value ratio on commercial real estate loans is 75%. All appraisals are performed by a state licensed or certified independent appraiser. American virtually always requires the personal guarantees of the principals of corporations to which it lends.

     Commercial loans are often larger and may involve greater risks than other types of loans. Because payments on such loans are often dependent on successful operation of the property or business involved, the borrowers' ability to repay such loans may be subject to adverse changes in the real estate market or the economy. Construction loans involve additional risks because funds are advanced based on the security of the project under construction. American seeks to minimize these risks through its underwriting guidelines. There can be no assurances, however, that American will be successful in its efforts to minimize these risks.

     Consumer and Installment Loans. American offers a full range of consumer and installment loans. Consumer loans consist of automobile loans, personal loans, home equity lines of credit and loans, and overdraft protection. In addition, American from time to time purchases loans from financial service companies. These loans comply with American's underwriting guidelines and are generally for terms no greater than five years. At September 30, 1994, the aggregate principal amount of loans purchased from financial service companies was $6,676,000. While American generally seeks to be indemnified for losses arising in connection with purchased loans (including the right to require the seller to repurchase delinquent loans), American has purchased loans from The Money Store, Inc. which limit such recourse. Recourse in connection with such purchased loans is limited to the right to require The Money Store, Inc., during any consecutive twelve-month period, to repurchase loans that are delinquent 90 days in an amount not to exceed the lesser of $1,000,000 or 10% of the then outstanding loans. American had required The Money Store, Inc. to repurchase a loan with a balance of $93,000 in December 1992 and a loan with a balance of $94,993 in September 1994. At September 1994, the outstanding principal amount of loans purchased from The Money Store, Inc. equalled $1,158,000. See "-- Certain Transactions of American Union Bank." In addition, American has purchased leases generally without recourse to the seller. At September 30, 1994, there were $740,000 of such leases outstanding.

     The following table summarizes the components of the loan portfolio of American as of September 30, 1994 and as of December 31, 1993 and 1992:(1)

                               September 30,              December 31,
                               -------------       -------------------------
                                   1994              1993              1992
                               -------------       --------          --------
                                        (Dollar amounts in thousands)
Commercial business............  $ 4,410           $ 3,791           $ 2,113
Commercial real estate.........    6,564             4,865             2,820
Construction...................    1,546             1,144               775
Other..........................    5,003             4,538             4,612
                                 -------           -------           -------
   Total commercial............   17,523            14,338            10,320

Consumer and other.............   11,952            10,563             8,869
Mortgage.......................       54                55               150
                                 -------           -------           -------
Total loans....................   29,529            24,956            19,339

Allowance for loan losses(2)...     (337)             (292)             (201)
  Deferred loan fees...........      (45)              (30)              (43)
                                 -------           -------           -------
Net loans......................  $29,147           $24,634           $19,095
                                 =======           =======           =======

- ----------------------
(1) Except as indicated, there is no concentration of any type of loans made by American which exceeds 10% of its total loans.


(2) For a discussion of the allowance for loan losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Comparison of Operating Results."

Investment Portfolio

     American's investment portfolio consists primarily of U.S. Treasury and U.S. Agency securities. Government regulations limit the type and quality of instruments in which American may invest its funds. See "Supervision and Regulation of American Union Bank."

     American has established a written investment policy which is reviewed annually. The investment policy identifies investment criteria and states specific objectives in terms of risk, interest rate sensitivity and liquidity. American's primary investment goal is to acquire the best mix of securities for its investment portfolio in terms of quality, term and marketability. Since

December 1993, American has retained certain independent investment advisors to manage or assist American in managing its investment portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Interest Rate Sensitivity and Liquidity; -- Financial Condition."

     American also has an Investment Committee which is comprised of its President and certain members of its Board of Directors. This Investment Committee is responsible for reviewing interest rate risk and evaluating future liquidity needs over various time periods. Not less frequently than quarterly, the Investment Committee meets with the ALCO and American's financial advisor to examine, among other things, future maturities and forecasts of the amounts of deposits and loans, and to establish guidelines for securities to be purchased and sold. American's President and another senior executive officer of American will then purchase or sell securities in accordance with these guidelines. The Investment Committee monitors American's investment portfolio to ensure that its guidelines are being complied with. The Board of Directors also reviews American's investment portfolio on a monthly basis and reviews minutes from the meetings of the Investment Committee. At September 30, 1994, the market value of American's combined investment portfolio was $21 million with an average duration of 2.3 years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Interest Rate Sensitivity and Liquidity."

     The following tables present the mix of the investment portfolio (which includes securities available for sale, investment and mortgage-backed securities held to maturity and FHLB stock) along with the book and market values of those components as of September 30, 1994 and 1993 and as of December 31, 1993 and 1992:

                                              September 30, 1994           September 30, 1993
                                             ---------------------        --------------------
                                             Amortized      Market        Amortized      Market
                                                Cost        Value           Cost         Value
                                             ---------     -------        ---------    --------
                                                       (Dollar amounts in thousands)
U.S. Treasury Securities....................  $15,374      $15,217        $ 2,520      $ 2,657
U.S. Agency Mortgage-Backed Securities......    5,871        5,367         12,661       12,655
Other.......................................      663          658          1,101        1,101
                                              -------      -------        -------      -------
Total Investment Securities.................  $21,908      $21,242        $16,282      $16,413
                                              =======      =======        =======      =======

                                               December 31, 1993            December 31, 1992
                                             ---------------------        --------------------
                                             Amortized      Market        Amortized     Market
                                                Cost        Value           Cost        Value
                                             ---------     -------        --------     -------
                                                       (Dollar amounts in thousands)
U.S. Treasury Securities....................  $ 9,605      $ 9,598        $ 4,513      $ 4,555
U.S. Agency Mortgage-Backed Securities......    3,934        3,829          6,263        6,239
Other.......................................      469          473            385          372
                                              -------      -------        -------      -------
Total Investment Securities.................  $14,008      $13,900        $11,161      $11,166
                                              =======      =======        =======      =======

Deposits and Other Sources of Funds

     Deposits are the primary source of funds used by American for lending and other general business purposes. In addition to deposits, American may derive additional funds from principal repayments on loans, the sale of loans and investment securities and borrowings from other financial institutions and the FHLB (which lends to the member institutions within its assigned region). Loan amortization payments have historically been a relatively predictable source of funds. The level of deposit liabilities can vary significantly and is influenced by prevailing interest rates, money market conditions, general economic conditions and competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of American Union Bank -- Interest Rate Sensitivity and Liquidity." To date, American has not derived a material portion of its funds from sources other than deposits and principal repayments from loans.

     American's deposits consist of checking accounts, regular savings accounts, money market accounts and certificates of deposit. American also offers Individual Retirement Accounts. Deposits are obtained from individuals, partnerships, corporations and unincorporated businesses in American's market area. American attempts to control the flow of deposits primarily by pricing its accounts to remain generally competitive with other financial institutions in its market area, although American does not necessarily seek to match the highest rates paid by competing institutions.

     At September 30, 1994, deposits totaled $50,288,000 million, or 91% of American's total assets. Approximately 69% of American's deposit base consisted of demand deposit and savings accounts. Time deposits of $100,000 or more totaled $2,041,000 at September 30, 1994, of which $922,000 mature within three months from such date, $1,019,000 mature between three and 12 months from such date and $100,000 mature between 12 and 60 months from such date.

     At September 30, 1994, American's five largest customers accounted for approximately 11.8% of its average deposits. The loss of one or more of these customers or a substantial decrease in the amount of their deposits (without offsetting additional deposits from new or existing customers) could have an adverse impact upon American. Although there can be no assurances, management of American believes that American's present liquidity position would mitigate the effect of any loss of any of these deposits.

     The following table presents American's deposit base by branch:

                        As of September 30, 1994    As of December 31, 1993
                      --------------------------- ---------------------------
                                     Percent of                  Percent of
                        Deposits   Total Deposits   Deposits   Total Deposits
                      -----------  -------------- -----------  --------------
Union Township......  $45,172,000        90%      $41,111,000        95%
Roselle Park........    5,116,000        10%        2,253,000         5%
                      -----------       ----      -----------       ----
                      $50,288,000       100%      $43,364,000       100%
                      ===========       ====      ===========       ====

Competition

     American experiences substantial competition in attracting and retaining deposits and in making loans. American competes with commercial banks, savings banks and savings and loan associations, as well as with regional and national insurance companies and non-bank banks, regulated small loan companies and local credit unions, regional and national issuers of money market funds and corporate and government borrowers. The primary factors affecting competition for deposits are interest rates, the quality and range of financial services offered and the convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to customers.

     In New Jersey generally, and in American's Union and southern Essex County market in particular, large commercial banks, as well as savings banks and savings and loan associations, dominate the banking and thrift industries. American's principal market, Union Township, Union County, is highly saturated with at least an estimated 30 offices of other financial institutions servicing a population of approximately 50,000. By virtue of their larger capital, asset size and/or reserves, many such institutions have substantially greater lending limits and other resources than American. In addition, many such institutions are empowered to perform a wider range of services, including trust services, than American is empowered to perform.

     In addition to having established deposit bases and loan portfolios, these institutions, particularly the large regional commercial and savings banks, have the ability to finance extensive advertising campaigns and to allocate considerable resources to locations and products perceived as profitable. These institutions also have larger lending limits (ceilings on credit a bank may provide a single customer that are linked to the institution's capital) and, in certain cases, lower funding costs (the price a bank must pay for deposits and other borrowed monies used to make loans to customers). American's legal lending limit to one borrower or group of affiliated borrowers is 15 percent of American's capital, which lending limit equalled $641,400 as of September 30, 1994. Accordingly, the size of loans which many of American's competitors with greater capitalization may offer is larger than American's. Although American has engaged in loan participations with other commercial banks for loans which would otherwise have been in excess of American's legal lending limits, no assurance can be given that such participations will continue to be available on terms which are favorable to American and its customers.

Employees

     As of September 30, 1994, American had 21 full-time and four part-time employees. American's employees do not have a collective bargaining agreement. American believes its relationship with its employees to be satisfactory.

Legal Proceedings

     American is not presently involved in any legal proceedings which American's management believes to be material to its financial condition or results of operations. As the nature of American's business involves providing certain financial services, the collection of loans and the enforcement and validity of mortgages and other liens, American is plaintiff or defendant in various legal proceedings which may be considered as arising in the ordinary course of its business.

Premises

     American leases its 3,000 square foot principal office in Union Township, New Jersey. The current monthly rental of $3,738 is subject to periodic adjustment. The lease expires February 28, 1998 with renewal options available through 2018. In the event that additional rental space becomes available in the building in which American's principal office is located, American has an option to rent any portion of such space which is not rented by one certain other tenant of that office building (which tenant has a right of first refusal).

     In addition, American leases its 2,500 square foot branch office in Roselle Park, New Jersey. The current monthly rental of $2,417 is subject to periodic adjustment. The lease expires May 31, 1996 with renewal options available through 2008.


               SUPERVISION AND REGULATION OF AMERICAN UNION BANK

     Banking remains a closely regulated industry. Consequently, banks incur additional tangible costs, such as the cost of compliance (e.g., record-keeping and reporting), and intangible costs imposed by vulnerability to changes in federal and state regulatory policy.

     As a New Jersey chartered non-member commercial bank, American is subject to regulation and examination by, and the supervision and control of, the New Jersey Commissioner of Banking. As an FDIC-insured institution, American is also subject to regulation and examination by, and the supervision and control of, the FDIC. Additionally, American is subject to numerous federal, state, and local laws regulating the taking of deposits, the extension of credit, and the provision of banking services. American must, for example, comply with capital adequacy requirements imposed upon FDIC-insured banks as further discussed herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Capital." American is subject to federal regulations governing disclosure of credit terms to borrowers (Federal Truth-In-Lending Act), discrimination among credit customers (Equal Credit Opportunity Act) and permissible credit collection practices (Fair Credit Reporting Act). Additional federal legislation to which American is subject includes rules concerning customers' rights and liabilities arising from the use of automated teller machines (Regulation E of the Electronic Funds Transfer Act) and regulations limiting the "float" American may maintain on check deposits.

     Since 1989, Congress passed two major pieces of banking legislation, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FIRREA and FDICIA have significantly changed the thrift and commercial banking industries in an effort to protect deposit insurance funds and depositors by, among other things, revising and limiting the types and amounts of investment financial institutions may make, significantly increasing minimum regulatory capital requirements and broadening the scope of powers of federal bank and thrift regulators over financial institutions and affiliated persons. These laws, and the resulting implementing regulations, have subjected American and the banking industry to extensive regulation, supervision and examination by the FDIC. This has resulted in increased deposit insurance premiums and increased administrative, professional and compensation expenses incurred to comply with the increased number of new regulations and policies. The regulatory structure created gives the regulatory authorities extensive authority in connection with their supervisory and enforcement activities and examination policies. Further, Congress could enact future legislation that could significantly affect the powers, authority and operations of American.

     Under the Community Reinvestment Act, as amended ("CRA"), as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low-income and moderate-income neighborhoods. CRA does not establish specific lending requirements or programs for financial institutions and it does not limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, provided they are consistent with CRA. CRA requires the FDIC to assess an institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. Effective July 1, 1990, CRA, as amended by FIRREA, requires public disclosure of an institution's CRA rating and requires that the FDIC provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. An institution's CRA rating is taken into account in determining whether to grant charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Poor performance may be the basis for denying an application. In addition, under applicable regulations a bank having a less than satisfactory rating is not entitled to participate on the bid list for RTC and FDIC offerings. In August 1994, American's CRA rating was upgraded from "needs to improve" to "satisfactory."


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                    AND MANAGEMENT OF AMERICAN UNION BANK

     The Board of Directors of American owns approximately 42% of the shares of American Common Stock. Pursuant to the Agreement, the directors of American have agreed to vote their shares for the Merger. Consequently, the affirmative vote of approximately an additional 24 2/3% of the shares of American Common Stock will be required for approval of the Merger. The executive officers of American who are not also directors own approximately less than 1% of the shares of American Common Stock and American's counsel, Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., together with certain individual members of that firm, owns approximately 23% of the shares of American Common Stock (the Board of Directors and executive officers of American and such counsel and their respective affiliates are sometimes hereinafter referred to as the "Control Group"). The Control Group, through its direct and indirect beneficial ownership of approximately 66% of the shares of American Common Stock, controls the affairs of American. See "Introductory Statement -- Vote Required; Shares Entitled to Vote."

     The following table sets forth information, as of September 30, 1994, with respect to the American Common Stock ownership of each person known by American to own beneficially more than 5% of the shares of American's Common Stock, and the ownership of all directors and all directors and executive officers as a group:

                                    Shares Beneficially Owned(1)(2)
                                    -------------------------------
        Name of
  Beneficial Owner(3)                  Number           Percent
- ----------------------                 ------           -------
Alan Turtletaub(4)..................   77,905            14.2%
Frank Manna(5)......................   30,614             5.6%
Allen Tucker(6).....................   29,264             5.3%
Abraham Schlussel...................   24,344             4.4%
Joseph Vizzoni(7)...................   24,145             4.4%
Morton Dear.........................   15,405             2.8%
Gerald F. Metzheiser(8).............   11,693             2.1%
Bruce Schonbraun(9).................   10,965             2.0%
Anthony Medici(10)..................    2,750              *
Ervin Samuels(11)...................    2,475              *
Saul Lupin..........................    1,336              *
George J. Albanese..................      110              *

All Directors and Executive
  Officers of American as a group
  (15 persons)......................  232,325            42.2%

Sills Cummis Zuckerman
  Radin Tischman Epstein &
  Gross, P.A. and Members of
  the Firm(12)......................  128,618            23.4%

Total Counsel and Directors
  and Executive Officers of
  American..........................  360,943            65.6%
                                      =======            =====

- -----------------------------
  * Represents less than 1% of the class outstanding.

(1) Reflects the payment of a ten percent stock dividend on June 3, 1994 to shareholders of record as of May 10, 1994.

(2) Based on information provided to American.

(3) The business address of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A. is One Riverfront Plaza, Newark, New Jersey 07102. The business address of each other beneficial owner is 2784 Morris Avenue, Union, New Jersey 07083.

                                      -71-

 (4) Includes 26,950 shares owned by The Money Store, Inc., which Mr. Turtletaub and certain family members control, and 550 shares owned by certain family members. Mr. Turtletaub disclaims beneficial ownership of the shares owned by family members.

 (5) Includes 30,504 shares owned by Margaret Darrin over which Mr. Manna holds power of attorney. Mr. Manna disclaims beneficial ownership of these shares.

 (6) Includes 5,505 shares owned by certain family members of Mr. Tucker. Mr. Tucker disclaims beneficial ownership of these shares.

 (7) Includes 14,163 shares owned by certain family members; 2,200 shares owned by The Joseph Jake Vizzoni Trust of which a family member is trustee and 2,200 shares owned by The Palma K.M. Vizzoni Trust of which a family member is trustee.

 (8) Includes 2,752 shares owned by certain family members. Mr. Metzheiser disclaims beneficial ownership of these shares.

 (9) Includes 8,281 shares owned by certain family members.

(10) Includes 2,640 shares owned by Mr. Medici and certain family members.

(11) Includes 2,200 shares owned by Mr. Samuels and certain family members. Mr. Samuels disclaims beneficial ownership of 1,100 of these shares.

(12) Includes 26,337 shares owned by certain family members as to which beneficial ownership is disclaimed. In addition, the shares owned by Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A. and its Members are pledged in connection with a loan made to such firm.

                 CERTAIN TRANSACTIONS OF AMERICAN UNION BANK

     As part of its efforts to invest excess funds generated from deposits not otherwise loaned or invested in securities, American has from time to time purchased loans from The Money Store, Inc., a company controlled by Mr. Turtletaub and members of his family. American has made purchases ranging from $85,000 to $1,121,000 on nine occasions between November 21, 1991 and December 31, 1992.

     Loan prices are negotiated on an individual basis and American is under no obligation to purchase any loans. American owned an aggregate principal amount of $1,158,000, $1,759,000 and $2,987,000 of these loans as of September 30,
1994, December 31, 1993 and December 31, 1992, respectively. American has the right to require The Money Store, Inc. to repurchase, in each consecutive twelve-month period, loans that are delinquent 90 days in an amount not to exceed the lesser of $1,000,000 or 10% of the then outstanding loans. American had required The Money Store, Inc. to repurchase a loan with a balance of $93,000 in December 1992 and a loan with a balance of $94,993 in September 1994 (which $94,993 loan is less than 10% of the outstanding loans purchased from The Money Store, Inc. as of September 30, 1994). Morton Dear, a shareholder and director of American, serves as Executive Vice President and Chief Financial Officer of The Money Store, Inc. Mr. Anthony Medici, a shareholder and director of American, also serves as an Executive Vice President of The Money Store, Inc.

     The law firm of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., which together with certain of its members, beneficially owns approximately 23% of the American Common Stock, was paid $74,425 and $45,964 in 1993 and 1992, respectively, in connection with legal services rendered to American. In addition, as of September 30, 1994, American has paid such firm $126,860 in 1994 for legal services provided to American, including those provided in connection with American's unsuccessful common stock offering earlier in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Union Bank -- Comparison of Operating Results" and "Security Ownership of Certain Beneficial Owners and Management of American Union Bank."

     The following table sets forth indebtedness in excess of $10,000 of certain directors and executive officers of American and their respective affiliates as of September 30, 1994 (including contingent indebtedness such as letters of credit and guarantees).

                                               Original      Amount
   Name            Type          Affiliation    Balance    Outstanding
- ----------    ---------------    -----------   --------    -----------
Manna         Commercial Loan     Director     $500,000     $481,781
Samuels       Commercial Loan     Director     $250,000     $ 20,000
Schlussel     Letter of Credit    Director     $ 70,000            0
Schonbraun    Guarantee           Director     $213,000     $196,253
Vizzoni       Commercial Loans    Director     $ 45,000     $ 32,728
Tucker        Letter of Credit    Director     $ 95,000            0

This indebtedness (other than the guarantee) is secured by mortgages and/or security interests in real or personal property owned by these persons or their affiliates. In addition, the assets of two directors have been hypothecated to secure all or a portion of loans made to unrelated parties (which loans had an aggregate principal amount of $520,000 outstanding as of September 30, 1994).

     In addition, four members of the law firm of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A. have each borrowed in excess of $10,000 from American through loans or home equity lines of credit. As of September 30, 1994, the aggregate outstanding principal amount of these loans was approximately $311,000. One of these loans (which has an outstanding principal amount of approximately $250,000) is unsecured; all others are secured by mortgages or other security interests. Availability under existing home equity lines of credit was approximately $195,000 as of September 30, 1994.

     Management of American believes that the transactions set forth above are on terms no less favorable than those involving unaffiliated parties.


                           SHAREHOLDER PROPOSALS

     If the Merger has not been consummated prior to American's 1995 Annual Meeting, which is usually held on the fourth Thursday in April, any proposal which an American shareholder wishes to have included in the proxy solicitation materials of American to be used in connection with the 1995 Annual Meeting must be presented to American no later than [_______________].


                              LEGAL OPINION

     Certain legal matters relating to the issuance of the shares of Valley Common Stock offered hereby and certain tax consequences of the Merger will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to Valley.


                                EXPERTS

     The financial statements of American as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 included in this Proxy Statement/Prospectus have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and have been included in this Proxy Statement/Prospectus upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP for the year ended December 31, 1993 refers to a change in the method of accounting for income taxes. KPMG Peat Marwick LLP will have a representative at the Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

     The consolidated financial statements of Valley as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993 consolidated financial statements refers to a change in accounting for income taxes.

              INDEX TO FINANCIAL STATEMENTS OF AMERICAN UNION BANK

                                                                           Page
                                                                           ----

Independent Auditors' Report ............................................   F-1

Statements of Condition as of December 31, 1993 and 1992 ................   F-2

Statements of Operations for the years ended December 31,
  1993, 1992 and 1991 ...................................................   F-3

Statements of Stockholders' Equity for the years ended
  December 31, 1993, 1992 and 1991 ......................................   F-4

Statements of Cash Flows for the years ended
  December 31, 1993, 1992 and 1991 ......................................   F-5

Notes to financial statements for the years ended
  December 31, 1993, 1992 and 1991 ......................................   F-6

Statements of Condition as of September 30, 1994
  (unaudited) and December 31, 1993 .....................................  FF-1

Statements of Operations for the nine-month periods
  ended September 30, 1994 and 1993 (unaudited) .........................  FF-2

Statements of Stockholders' Equity for the nine-month
  periods ended September 30, 1994 and 1993 (unaudited) .................  FF-3

Statements of Cash Flows for nine-month periods
  ended September 30, 1994 and 1993 (unaudited) .........................  FF-4

Notes to the financial statements for the nine-month periods ended September 30, 1994 and 1993 (unaudited) .........................  FF-5

                          Independent Auditors' Report


The Board of Directors and Stockholders
American Union Bank:


We have audited the accompanying statements of condition of American Union Bank as of December 31, 1993 and 1992, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Union Bank at December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.

                                             KPMG PEAT MARWICK LLP

Short Hills, New Jersey
February 3, 1994, except as to
  notes 1(j) and 15, which
  are as of April 28, 1994



                              AMERICAN UNION BANK

                            Statements of Condition

                           December 31, 1993 and 1992

                             (Dollars in Thousands)





                         Assets                                                         1993         1992
                                                                                        ----         ----
Cash and cash equivalents:
     Cash and due from banks (note 2) .....................................            $ 2,151     $ 1,040
     Federal funds sold ...................................................              3,245       3,440
     Other short-term investments .........................................              3,314       3,297
                                                                                       -------     -------
                                                                                         8,710       7,777

Securities available for sale (market value $9,106 at December 31,
  1993) (note 3)...........................................................              9,105          -
Investment securities held to maturity (market value $768 and $4,927
  at December 31, 1993 and 1992, respectively) (note 4) ...................                772       4,898
Mortgage-backed securities (market value $3,829 and $6,239 at
  December 31, 1993 and 1992, respectively) (note 5) ......................              3,934       6,263
Federal Home Loan Bank stock ..............................................                197          -
Loans (notes 6 and 12):
     Commercial ...........................................................             14,338      10,320
     Mortgage .............................................................                 55         150
     Consumer and other ...................................................             10,563       8,869
     Deferred loan fees ...................................................                (30)        (43)
     Allowance for loan losses ............................................               (292)       (201)
                                                                                       -------     -------
                       Net loans ..........................................             24,634      19,095
                                                                                       -------     -------

Accrued interest receivable ...............................................                201         217
Fixed assets, net (note 7) ................................................                365          38
Other assets ..............................................................                 32          34
                                                                                       -------     -------
                       Total assets .......................................            $47,950     $38,322
                                                                                       =======     =======



           Liabilities and Stockholders' Equity

Liabilities:
     Deposits (note 9):
        Non-interest bearing demand .......................................            $ 5,727     $ 3,569
        Interest bearing demand ...........................................              7,894       7,359
        Certificates of deposit ...........................................             12,620       9,528
        Savings and other .................................................             17,123      13,581
                                                                                       -------     -------
                      Total deposits ......................................             43,364      34,037

     Accounts payable and accrued liabilities .............................                301         200
                                                                                       -------     -------
                      Total liabilities ...................................             43,665      34,237
                                                                                       -------     -------

Stockholders' equity (notes 11 and 15):
    Common stock, par value $5 per share.  Authorized 1,000,000 shares; issued and outstanding 500,000 shares in 1993
      and 1992 ............................................................              2,500       2,500
    Additional paid-in capital ............................................              2,500       2,500
    Accumulated deficit ...................................................               (715)       (915)
                                                                                       -------      ------
                      Total stockholders' equity ..........................              4,285       4,085

Commitments and contingencies (notes 8 and 13)

                      Total liabilities and stockholders' equity ..........            $47,950     $38,322
                                                                                       =======     =======

                See accompanying notes to financial statements.


                              AMERICAN UNION BANK

                            Statements of Operations

                  Years ended December 31, 1993, 1992 and 1991

                   (Dollars in Thousands, Except Share Data)





                                                            1993       1992       1991
                                                            ----       ----       ----
Interest income:
  Interest and fees on loans ..........................    $1,835    $1,590      $  795
  Interest on short-term investments ..................        50       105          58
  Interest on securities available for sale ...........        10        -          591
  Interest on investments - taxable ...................       671       482          -
  Interest on Federal funds sold ......................        76        43          92
                                                          -------    ------      ------
    Total interest income .............................     2,642     2,220       1,536

Interest expense (note 9) .............................     1,030     1,004         829
                                                          -------   -------      ------
    Net interest income ...............................     1,612     1,216         707

Provision for loan losses (note 6) ....................       150        99         122
                                                          -------   -------      ------
    Net interest income after pro-
      vision for loan losses ..........................     1,462     1,117         585
                                                          -------   -------      ------
Other income:
  Gain on sale of securities, net .....................       125        53          -
  Service charges, commissions and fees ...............        90       124          30
                                                          -------   -------      ------
    Total other income ................................       315       177          30
                                                          -------   -------      ------
Other expenses:
  Salaries and employee benefits ......................       677       503         456
  Professional services ...............................       140       102         103
  Occupancy (note 8) ..................................       203       126         155
  Data processing .....................................       214       190         148
  Advertising .........................................        63        33          49
  Insurance ...........................................       103        80          50
  Other operating expenses ............................       177       110          79
                                                          -------   -------      ------
    Total other expenses ..............................     1,577     1,144       1,040
                                                          -------   -------      ------

    Net income (loss) before income
      tax expense and extraor-
      dinary item .....................................       200       150        (425)

Income tax expense (note 10) ..........................        -         51          -
                                                          -------   -------       -----
    Net income (loss) before extraor-
      dinary item .....................................       200        99        (425)

Extraordinary item - utilization of net op-
  erating loss carryforwards (note 10) ................        -         51          -
                                                          -------   -------       -----
    Net income (loss) .................................   $   200   $   150      $ (425)
                                                          =======   =======      ======

Net income (loss) per share:
  Before extraordinary item ...........................      $.36      $.18       $(.77)
  Extraordinary item ..................................        -        .09          -
                                                             ----      ----       -----
                                                             $.36      $.27       $(.77)
                                                             ====      ====       =====



                See accompanying notes to financial statements.



                              AMERICAN UNION BANK

                       Statements of Stockholders' Equity

                  Years ended December 31, 1993, 1992 and 1991

                             (Dollars in Thousands)






                                                                       Addi-
                                                                       tional               Total
                                                    Common stock       paid-     Accumu-    stock-
                                                  ----------------      in        lated    holders'
                                                  Shares    Amount    capital    deficit    equity
                                                  ------    ------    -------    -------    -------

Balance at Dec. 31, 1990 .................       500,000    $2,500     $2,500    $  (640)   $4,360
Net loss .................................           -         -          -         (425)     (425)
                                                 -------    ------     ------    -------    ------
Balance at Dec. 31, 1991..................       500,000     2,500      2,500     (1,065)    3,935

Net income ...............................           -         -          -          150       150
Balance at Dec. 31, 1992 .................       500,000     2,500      2,500       (915)    4,085

Net income ...............................           -         -          -          200       200
                                                 -------    ------     ------    -------    ------
Balance at Dec. 31, 1993..................       500,000    $2,500     $2,500    $  (715)   $4,285
                                                 =======    ======     ======    =======    ======




                See accompanying notes to financial statements.






                              AMERICAN UNION BANK

                            Statements of Cash Flows

                  Years ended December 31, 1993, 1992 and 1991

                             (Dollars in Thousands)




                                                                                         1993         1992          1991
                                                                                         ----         ----          ----
Cash flows from operating activities:
    Net income (loss) ......................................................           $  200        $  150        $  (425)
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
           Provision for loan losses .......................................              150            99            122
           Depreciation ....................................................               77            78            107
           Net amortization (accretion) on investment
             securities, securities available for
             sale and mortgage-backed securities ...........................               27           (12)           (18)
           Amortization of deferred loan fees ..............................              (76)          (32)           (25)
           Gain on sales of securities, net ................................             (125)          (53)            -
           Change in operating assets and liabilities:
             Decrease (increase) in accrued interest
               receivable ..................................................               16           (12)          (122)
             Decrease (increase) in other assets ...........................                2            (3)           (25)
             Increase in accounts payable and accrued
               liabilities .................................................              101            -              56
                                                                                       ------        ------        -------
                      Net cash provided by (used in)
                        operating activities ...............................              372           215           (330)
                                                                                       ------        ------        -------
Cash flows from investing activities:
     Maturities of investment securities ...................................            4,871         2,855          3,959
     Proceeds from sale of securities available for sale ...................           10,861            -              -
     Proceeds from sales of investment securities ..........................              516         2,061             -
     Purchase of securities available for sale .............................           (9,097)           -              -
     Purchase of investment securities .....................................           (3,500)       (5,246)        (2,997)
     Purchase of mortgage-backed securities ................................           (7,430)       (5,945)        (1,353)
     Principal received from mortgage-backed securities ....................            1,227         1,296            339
     Purchase of Federal Home Loan Bank stock ..............................             (197)           -              -
     Increase in loans, net ................................................           (3,461)       (3,136)        (8,535)
     Purchase of loans .....................................................           (2,152)       (1,414)        (2,399)
     Purchase of fixed assets ..............................................             (404)           (3)            (4)
                                                                                       ------        ------        -------
                      Net cash used in investing
                        activities .........................................           (8,766)       (9,532)       (10,990)
                                                                                       ------        ------        -------

Cash flows from financing activities - increase in
  deposits, net ............................................................            9,327        13,968          8,090
                                                                                       ------        ------        -------
                      Increase (decrease) in cash
                        and cash equivalents ...............................              933         4,651         (3,230)

Cash and cash equivalents at beginning of year .............................            7,777         3,126          6,356
                                                                                       ------        ------        -------
Cash and cash equivalents at end of year ...................................           $8,710        $7,777        $ 3,126
                                                                                       ======        ======        =======


                See accompanying notes to financial statements.

                              AMERICAN UNION BANK

                         Notes to Financial Statements

                        December 31, 1993, 1992 and 1991





(1)  Summary of Significant Accounting Policies

     A description of the significant accounting policies which are followed by American Union Bank (the Bank) in preparing and presenting these financial statements is presented below:

     (a)  Organization

          The Bank, which operates in a competitive environment, is a commercial bank which provides a full range of banking services to individuals and corporate customers in New Jersey. The Bank is regulated by state and Federal agencies and is subject to periodic examinations by those regulatory authorities.

     (b)  Basis of Financial Statement Presentation

          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

          Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management utilizes independent appraisals for significant properties.

     (c)  Statements of Cash Flows

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash due from banks, Federal funds sold, mutual funds and commercial paper which have maturities of three months or less. Generally, Federal funds are sold for one-day periods. At December 31, 1993, the Bank has invested $2,130,000 in Federal funds sold with one correspondent bank.

          During 1993, the Bank transferred approximately $2,236,000 and $8,513,000 of investment securities and mortgage-backed securities, respectively, to securities available for sale. These transfers are considered noncash investing activities for purposes of the statement of cash flows.

          Interest paid during the years ended December 31, 1993, 1992 and 1991 totaled $1,004,000, $1,012,000 and $784,000, respectively.

                              AMERICAN UNION BANK

(1)  Summary of Significant Accounting Policies, cont.

     (d)  Securities Available for Sale

          Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as investment securities. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale. Gains or losses on sales of securities available for sale are based upon the specific identification method.

          Securities available for sale are carried at the lower of cost or market, using the aggregate method as an adjustment to income.

     (e)  Investment Securities and Mortgage-backed Securities

          Securities are stated at cost less principal reductions, if any, and adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income over the terms of the respective securities. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at the lower of cost or market value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset liability strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Gains or losses are recognized using the specific identification method at the time the securities are sold. Any permanent decline in market value is recorded when incurred.

          Mortgage-backed securities are stated at cost less principal reductions and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income over the term of the respective security. The Bank has the ability to hold mortgage-backed securities to maturity and generally intends to hold such mortgage-backed securities to maturity.

     (f)  Loans

          Loans are stated at their principal amount outstanding. Interest income on loans is accrued and credited to interest income when earned. The accrual of income on loans is discontinued when certain factors

                              AMERICAN UNION BANK

(1)  Summary of Significant Accounting Policies, cont.

     (f)  Loans, cont.

          indicate reasonable doubt as to collectibility of such income, and the interest income on such loans is recognized only when subsequently collected. Loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to yield using a method which approximates the interest method.

     (g)  Allowance for Loan Losses

          Losses on loans are charged to the allowance for loan losses. Additions to this allowance are made by recoveries of loans previously charged off and by a provision charged to expense. The determination of the balance of the allowance for loan losses is based on an analysis of the loan portfolio, economic conditions and other factors warranting recognition. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     (h)  Fixed Assets

          Fixed assets are stated at cost, net of accumulated depreciation and amortization, which is provided for using the straight-line method based upon useful lives of five years for furniture and fixtures and two to five years for leasehold improvements.

     (i)  Income Taxes

          The Bank has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). The adoption of Statement 109 changes the Bank's method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion No. 11 (APB 11) to the asset and liability method under Statement 109.

     (j)  Net Income (Loss) Per Share

          Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding. For the years ended December 31, 1993, 1992 and 1991 the average shares outstanding were 549,970. The weighted average number of shares outstanding for each period has been adjusted to reflect the 10% stock dividend declared in April 1994.

                              AMERICAN UNION BANK

(2)  Cash

     The Bank is required to maintain a cash reserve balance at its correspondent bank, which averaged $22,400 for the years ended December 31, 1993, 1992 and 1991.

(3)  Securities Available for Sale

     Securities available for sale at December 31, 1993 are summarized as follows (in thousands):




                                                                        Gross          Gross
                                                                       unreal-        unreal-
                                                          Amortized     ized           ized         Market
                                                            cost        gains         losses         value
                                                            ----        -----         ------         -----


         U.S. Government and agency obligations .......    $ 9,105       $ 1             -          $ 9,106
                                                             =====       ===            ===         =======




     Securities available for sale represent securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis.

     During the year ended December 31, 1993, proceeds from the sale of securities available for sale of $10,861,000 were received, resulting in gross gains of $122,000 and gross losses of $10,000. There were no sales of securities available for sale during the years ended December 31, 1992 and 1991.

(4)  Investment Securities Held to Maturity

     At December 31, 1993 and 1992, the amortized cost and market value of investment securities held to maturity are summarized as follows (in thousands):




                                                                                    1993
                                                                 --------------------------------------------
                                                                             Gross        Gross
                                                                 Amor-      unreal-      unreal-
                                                                 tized        ized         ized       Market
                                                                 cost        gains        losses      value
                                                                 -----       -----        ------      -------

         U.S. Treasury securities .....................         $ 500         $ -          $ 8        $ 492
         Other securities .............................           272           4            -          276
                                                                -----         ---          ---        -----
                                                                $ 772         $ 4          $ 8        $ 768
                                                                =====         ===          ===        =====


                              AMERICAN UNION BANK

(4)  Investment Securities Held to Maturity, cont.




                                                                                    1992
                                                                 --------------------------------------------
                                                                             Gross        Gross
                                                                 Amor-      unreal-      unreal-
                                                                 tized        ized        ized        Market
                                                                 cost        gains        losses      value
                                                                 ----        -----        ------      ------

          U.S. Treasury securities ....................         $ 4,513       $ 42        $ -       $ 4,555
          Other securities ............................             385          -          13          372
                                                                -------       ----         ---      -------
                                                                $ 4,898       $ 42        $ 13      $ 4,927
                                                                =======       ====        ====      =======




     Investment securities held to maturity represent securities that management has the intent and the Bank has the ability to hold until maturity or on a long-term basis. Investment securities at December 31, 1993 mature as follows (in thousands):

                                                               Esti-
                                                     Amor-     mated
                                                     tized     market
                                                      cost     value
                                                      ----     ------

              One to five years ...............      $ 772      $ 768
                                                     =====      =====


     Gross gains in the amount of approximately $13,000 and $53,000 were realized on sales of investment securities for the years ended December 31, 1993 and 1992, respectively. There were no gross losses on the sale of investment securities during 1993 and 1992. There were no sales of investment securities during the year ended December 31, 1991.

(5)  Mortgage-backed Securities

     Mortgage-backed securities at December 31, 1993 and 1992 are summarized as follows (in thousands):




                                                                                        1993
                                                                     ---------------------------------------------
                                                                                 Gross         Gross
                                                                     Carry-     unreal-       unreal-
                                                                      ing         ized          ized       Market
                                                                     value       gains         losses      value
                                                                    -------      -----         ------      ------

       FHLMC participation certificates ...................        $ 1,985         -           $  63       $ 1,922
       FNMA participation certificates ....................          1,949         -              42         1,907
                                                                   -------        --           -----       -------
                                                                   $ 3,934         -           $ 105       $ 3,829
                                                                   =======        ==           =====       =======


                              AMERICAN UNION BANK

(5)  Mortgage-backed Securities, cont.


                                                                                        1992
                                                                     ----------------------------------------------
                                                                                 Gross         Gross
                                                                     Carry-     unreal-       unreal-
                                                                      ing         ized          ized       Market
                                                                     value       gains         losses      value
                                                                     -----       -----         ------      ------


        FHLMC participation certificates ...................        $ 3,205      $ 34           $ 17       $ 3,222
        FNMA participation certificates ....................          2,012         -             43         1,969
        FHLB term note .....................................          1,046         2              -         1,048
                                                                    -------      ----           ----       -------
                                                                    $ 6,263      $ 36           $ 60       $ 6,239
                                                                    =======      ====           ====       =======



     Securities with an amortized cost of approximately $500,000 were pledged to secure certain public fund deposits as required by law.

     There were no sales of mortgage-backed securities during the years ended December 31, 1993, 1992 and 1991.

(6)  Allowance for Loan Losses

     Transactions in the allowance for loan losses for the years ended December 31, 1993 and 1992 are as follows (in thousands):

                                                              1993     1992
                                                              ----     ----
            Balance at beginning of year .............       $ 201     $ 157
            Provision for loan losses ................         150        99
            Charge-offs ..............................         (59)      (55)
                                                             -----     -----
            Balance at end of year ...................       $ 292     $ 201
                                                             =====     =====

     As of December 31, 1993 and 1992, loans in the amount of $200,000 and $74,699, respectively, were on a nonaccrual status.

(7)  Fixed Assets

     Fixed assets at December 31, 1993 and 1992 consist of the following (in thousands):

                                                               1993     1992
                                                               ----     ----
       Leasehold improvements .........................       $ 345    $ 115
       Furniture, fixtures and equipment ..............         337      163
                                                              -----    -----
            Total fixed assets ........................         682      278

       Less accumulated depreciation ..................         317      240
                                                              -----    -----
            Net carrying value ........................       $ 365    $  38
                                                              =====    =====

                              AMERICAN UNION BANK

(8)  Leases

     The Bank leases three locations, two of which are used for operating branches under operating leases with terms of two to five years with renewable options to the Bank. In addition, the Bank has a two-year operating lease for an automobile. The future minimum lease payments for operating leases with initial or remaining terms in excess of one year from December 31, 1993 are as follows:


                      1994 .................     $ 99,000
                      1995 .................       74,000
                      1996 .................       59,000
                      1997 .................       45,000
                      1998 .................       22,000
                                                  =======


     Rental expense was approximately $106,000, $37,000 and $35,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

(9)  Deposits

     The time remaining to maturity of certificates of deposit of $100,000 or more as of December 31, 1993 and 1992 is summarized as follows (in thousands):


                                                               1993     1992
                                                               ----     ----
         Three months or less ..........................      $ 603     $ 211
         Over three months but within six months .......        214       312
                                                              -----     -----
                  Total ................................      $ 817     $ 523
                                                              =====     =====


     Interest expense on these certificates of deposit amounted to approximately $15,000 and $60,000 for the years ended December 31, 1993 and 1992, respectively.

(10) Federal and State Income Taxes

     As discussed in note 1, the Bank adopted Statement 109 as of January 1, 1993. At January 1, 1993 and December 31, 1993, the Bank has recorded a valuation allowance equal to the net deferred tax asset due to the lack of taxable income in the statutory carryback period and the operating history of the

                              AMERICAN UNION BANK

(10) Federal and State Income Taxes, cont.

     Bank. Therefore, there is no amount recorded as a cumulative effect of change in accounting for income taxes as of January 1, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

     The Bank has utilized net operating loss carryforwards to offset 1993 taxable income. A reconciliation between the effective income tax expense and the amount computed using the applicable statutory Federal tax rate of 34% for the year ended December 31, 1993 is as follows (in thousands):

          Income tax at statutory rates of pretax income ........      $ 68
          State income tax, net of Federal benefit ..............        12
                                                                       ----
                                                                         80
          Change in valuation allowance for net deferred
            tax asset ...........................................       (80)
                                                                       ----
                                                                       $  -
                                                                       ====


     Income tax expense for the years ended December 31, 1992 and 1991 (as accounted for under APB 11) is comprised of the following (in thousands):


                                                                1992    1991
                                                                ----    ----

              Current:
                Federal .................................       $  -    $ -
                State ...................................          -      -
                                                                ----    ---
                                                                   -      -

              Charge in lieu of Federal and
               state income taxes .......................        (51)     -
                                                                ----    ---
                     Total income tax expense ...........       $ 51    $ -
                                                                ====    ===


     The charge in lieu of Federal and state income taxes is equivalent to the provision for income taxes that would have been required in the absence of the net operating loss carryforward.

                              AMERICAN UNION BANK

(10) Federal and State Income Taxes, cont.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 1993 are as follows (in thousands):

              Deferred tax assets:
                Allowance for doubtful accounts                       $ 102
                Loan fees                                                12
                Securities available for sale                            -
                Net operating loss carryforward                          59
                Organizational cost                                      47
                Depreciation                                             57
                Other                                                     3
                Valuation allowance                                    (280)
                                                                      -----
                   Net deferred tax asset                             $  -
                                                                      =====


     The valuation allowance for the net deferred tax asset decreased from $360,000 at January 1, 1993 to $280,000 at December 31, 1993.

     At December 31, 1993, the Bank had a tax loss carryforward of approximately $154,000 and $123,000 available to offset Federal and state taxable income, respectively, in future periods. These carryforwards expire through the year 2006 and 1998, respectively.

(11) Dividends Restriction and Capital Requirements

     New Jersey law provides that no dividend may be paid unless, after the payment of such dividend, the capital stock of the Bank will not be impaired and either the Bank will have statutory surplus of not less than 50% of its capital stock or the payment of such dividend will not reduce the statutory surplus of the Bank.

     The Federal Deposit Insurance Corporation (FDIC) has adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. Financial institutions which fail to meet the risk-based capital requirement are subject to asset growth and other limitations under the FDIC guidelines.

     The FDIC supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The FDIC regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.

                              AMERICAN UNION BANK

(11) Dividends Restriction and Capital Requirements, cont.

     The Federal Deposit and Insurance Corporation Improvement Act of 1991 (FDICIA) required the Federal bank regulatory authorities to take prompt corrective action with respect to depository institutions which do not meet minimum capital standards and other safety and soundness regulations which have not been finalized. In response to FDICIA, regulators have adopted regulations which establish a system for prompt regulatory corrective action with respect to depository institutions which do not meet minimum capital requirements. The "prompt corrective action" regulations established five categories of depository institutions: "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Each category relates to the level of capital for the depository institution. A "well-capitalized" depository institution is one that significantly exceeds the minimum level required by regulation (i.e., total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater). At December 31, 1993, the Bank is in compliance with regulatory capital requirements.

(12) Related-party Transaction

     Loans to directors and executive officers and their affiliated interests were $797,000 and $313,000 at December 31, 1993 and 1992, respectively. Management is of the opinion that these loans were made on the same terms and conditions as loans to nonrelated borrowers.

     Included in consumer and other loans at December 31, 1993 and 1992 is approximately $1,759,000 and $2,987,000, respectively, of loans purchased from and serviced by a corporation that owns stock in the Bank. Several officers of this corporation are also directors of the Bank. These loans are secured by second mortgages on residential properties. Management is of the opinion that these loans meet the Bank's normal lending criteria and the purchase was made on the same terms and conditions as purchases from nonrelated parties.

(13) Commitments and Contingencies

     The Bank is a party to transactions with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These transactions consist of commitments to extend credit. These transactions involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying financial statements.

     The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent

                              AMERICAN UNION BANK

(13) Commitments and Contingencies, cont.

     future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies. Outstanding loan commitments at December 31, 1993 and 1992 were approximately $3,604,000 and $1,498,000, respectively.

     Substantially all of the Bank's lending activity is with customers located within the State of New Jersey.

     At December 31, 1993 and 1992, the Bank had commitments to lend approximately $2,093,000 and $1,688,000, respectively, in unused commercial and other lines of credit. There were no other committed funds at December 31, 1993.

(14) Recent Accounting Pronouncements

     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114). Statement 114 requires that impaired loans be measured based upon a present value of expected future cash flows discounted at the loan's effective interest rate, or at fair value if the loan is collateral-dependent. Statement 114 is effective for fiscal years beginning after December 15, 1994.

     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). Statement 115 addresses the accounting and reporting for investment in debt and equity securities. Under Statement 115, investments should be classified in one of three categories: "held to maturity," "trading" or "available for sale."

     A debt or equity security which the Bank has the positive intent and ability to hold to maturity should be classified as "held to maturity" and accounted for at amortized cost.

     A debt or equity security purchased and held principally for the purpose of sale in the near term should be classified as a "trading" security. These securities are reported at fair value with changes in fair value from period to period included in earnings.

     Debt and equity securities not otherwise classified as "held to maturity" or "trading" should be classified as "available for sale." These securities are reported at fair value with changes in the fair value from period to period included as a separate component of equity.

     Statement 115 is effective for the year ending December 31, 1994 and its adoption is not expected to have a significant impact on the financial statements of the Bank.

                              AMERICAN UNION BANK

(15) Recent Developments

     Stock Dividend

     In April 1994, the Board of Directors of the Bank unanimously approved the issuance of a 10% stock dividend to stockholders of record as of May 10, 1994.

                             AMERICAN UNION BANK

                           Statements of Condition

                   September 30, 1994 and December 31, 1993

                            (Dollars in Thousands)

                                                        Sep.30,      Dec.31,
                         Assets                          1994         1993
                                                        -------      -------
                                                      (Unaudited)
Cash and cash equivalents:
  Cash and due from banks ..........................    $ 1,845     $ 2,151
  Federal funds sold ...............................      1,385       3,245
  Other short-term investments .....................         -        3,314
                                                         ------     -------
                                                          3,230       8,710
                                                         ------     -------

Securities available for sale ......................     17,106       9,105
Investment securities held to maturity .............        688         772
Mortgage-backed securities .........................      3,694       3,934
Federal Home Loan Bank stock .......................        144         197
Loans:
  Commercial .......................................     17,523      14,338
  Mortgage .........................................         54          55
  Consumer and other ...............................     11,952      10,563
  Deferred loan fees ...............................        (45)        (30)
  Allowance for loan losses ........................       (337)       (292)
                                                        -------     -------
    Net loans ......................................     29,147      24,634
                                                        -------     -------

Accrued interest receivable ........................        394         201
Fixed assets, net ..................................        310         365
Other assets .......................................        326          32
                                                        -------     -------
  Total assets .....................................    $55,039     $47,950
                                                        =======     =======

          Liabilities and Stockholders' Equity

Liabilities:
  Deposits:
    Non-interest bearing demand ....................    $ 7,884     $ 5,727
    Interest bearing demand ........................      8,572       7,894
    Certificates of deposit ........................     15,483      12,620
    Savings and other ..............................     18,349      17,123
                                                        -------     -------
      Total deposits ...............................     50,288      43,364

Accounts payable and accrued liabilities ...........        475         301
                                                        -------     -------
       Total liabilities ...........................     50,763      43,665
                                                        -------     -------

Stockholders' equity:
  Common stock, par value $5 per share. Authorized
    1,000,000 shares; issued and outstanding
    550,000 shares at Sep. 30, 1994 and 500,000
    shares at Dec. 31, 1993 ........................      2,750       2,500
  Additional paid-in capital .......................      2,750       2,500
  Accumulated deficit ..............................     (1,059)       (715)
  Allowance for marketable debt and equity
    securities .....................................       (165)         -
      Total stockholders' equity ...................      4,276       4,285

Commitments and contingencies ......................
                                                        -------     -------
  Total liabilities and stockholders' equity .......    $55,039     $47,950
                                                        =======     =======

           See accompanying notes to unaudited financial statements.

                              AMERICAN UNION BANK

                            Statements of Operations

                            Nine-month Periods ended
                          September 30, 1994 and 1993

                   (Dollars in Thousands, Except Share Data)

                                  (Unaudited)


                                                               1994       1993
                                                              ------     ------

Interest income:
  Interest and fees on loans .............................    $1,719     $1,337
  Interest on short-term investments .....................        30         44
  Interest on securities available for sale ..............       453         -
  Interest on investments - taxable ......................       310        490
  Interest on Federal funds sold .........................        58         51
                                                              ------     ------
    Total interest income ................................     2,570      1,922

Interest expense .........................................       922        758
                                                              ------     ------
  Net interest income ....................................     1,648      1,164

Provision for loan losses ................................        67         72
                                                              ------     ------
  Net interest income after provision for loan losses ....     1,581      1,092
                                                              ------     ------

Other income:
  (Loss) gain on sale of securities, net .................      (173)        13
  Service charges, commissions and fees ..................       218        130
                                                              ------     ------
    Total other income ...................................        45        143
                                                              ------     ------

Other expenses:
  Salaries and employee benefits .........................       643        479
  Professional services ..................................       141        109
  Occupancy ..............................................       201        126
  Data processing ........................................       177        157
  Advertising ............................................        34         34
  Insurance ..............................................        97         75
  Other operating expenses ...............................       177        115
                                                              ------     ------
  Total other expenses ...................................     1,470      1,095
                                                              ------     ------
    Net income ...........................................    $  156     $  140
                                                              ======     ======

    Net income per share .................................     $0.28      $0.25
                                                               =====      =====


           See accompanying notes to unaudited financial statements.

                              AMERICAN UNION BANK

                       Statements of Stockholders' Equity

                            Nine-month Periods ended
                          September 30, 1994 and 1993

                             (Dollars in Thousands)

                                  (Unaudited)

                                                                                          Allowance
                                                                                             for
                                                                                          marketable
                                                Common stock       Additional   Accumu-    debt and       Total
                                              -----------------     paid-in      lated      equity    stockholders'
                                              Shares     Amount     capital     deficit   securities     equity
                                              ------     ------    ----------   -------   ----------  -------------

Balance at Dec. 31, 1992 ................    500,000     $2,500      2,500        (915)        -          4,085
Net income ..............................         -          -          -          140         -            140
                                             -------     ------      -----      ------       ----         -----
Balance at Sep. 30, 1993 ................    500,000     $2,500      2,500        (775)        -          4,225
                                             =======     ======      =====      ======       ====         =====

Balance at Dec. 31, 1993 ................    500,000      2,500      2,500        (715)        -          4,285
Stock dividend ..........................        250        250        250        (500)        -             -
Net income ..............................         -          -          -          156         -            156
Net unrealized holding losses on
  securities available for sale,
  net of income tax benefit of $81 ......         -          -          -           -        (165)         (165)
                                             -------     ------      -----      ------       ----         -----
Balance at Sep. 30, 1994 (unaudited) ....    500,250     $2,750      2,750      (1,059)      (165)        4,276
                                             =======     ======      =====      ======       ====         =====


           See accompanying notes to unaudited financial statements.


                              AMERICAN UNION BANK

                            Statements of Cash Flows

                            Nine-month Periods ended
                          September 30, 1994 and 1993

                             (Dollars in Thousands)

                                  (Unaudited)

                                                                1994      1993
                                                               ------    ------

Cash flows from operating activities:
  Net income ..............................................    $   156   $  140
  Adjustments to reconcile net income to net cash
   (used in) provided by operating activities:
     Provision for loan losses ............................         67       72
      Depreciation ........................................         84       42
      Net (accretion) amortization on investment
       securities, securities available for sale and
       mortgage-backed securities .........................       (142)      27
      Amortization of deferred loan fees ..................        (55)     (57)
      Loss (gain) on sales of securities, net .............        173      (13)
      Changes in operating assets and liabilities:
        Increase in accrued interest receivable ...........       (193)    (113)
        Increase in other assets ..........................       (183)     (33)
        Increase in accounts payable and accrued
         liabilities ......................................        174       72
                                                               -------   ------
 Net cash provided by operating activities ................         81      137
                                                               -------   ------
Cash flows from investing activities:
  Maturities of investment securities .....................         -     2,000
  Maturities of securities available for sale .............      3,640       -
  Proceeds from sale of securities available for sale .....     21,440       -
  Proceeds from sales of investment securities ............         -     3,916
  Purchase of securities available for sale ...............    (33,547)      -
  Purchase of investment securities .......................         -    (4,684)
  Purchase of mortgage-backed securities ..................         -    (8,640)
  Principal received from mortgage-backed securities ......        483    2,279
  Proceeds from the sale of Federal Home Loan Bank stock ..         53       -
  Increase in loans, net ..................................     (4,525)  (2,299)
  Purchase of fixed assets ................................        (29)    (301)
                                                               -------   ------
    Net cash used in investing activities .................    (12,485)  (7,729)
                                                               -------   ------
Cash flows from financing activities - increase in
 deposits, net.............................................      6,924    2,916
                                                               -------   ------
  Decrease in cash and cash equivalents ...................     (5,480)  (4,676)

Cash and cash equivalents at beginning of period ..........      8,710    7,777
                                                               -------   ------
Cash and cash equivalents at end of period ................    $ 3,230   $3,101
                                                               =======   ======


           See accompanying notes to unaudited financial statements.

                              AMERICAN UNION BANK

                    Notes to Unaudited Financial Statements

                          September 30, 1994 and 1993

      (Information as of September 30, 1994 and for the nine-month periods ended September 30, 1994 and 1993 is unaudited)

(1)  Summary of Significant Accounting Policies

     The financial statements include the accounts of American Union Bank ("American").

     The statement of condition at September 30, 1994, the statements of operations for the nine-month periods ended September 30, 1994 and 1993, the statements of stockholders' equity for the nine-month periods ended September 30, 1994 and 1993 and the statements of cash flows for the nine-month periods ended September 30, 1994 and 1993 have been prepared by American on an accrual basis without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition, results of operations, and cash flows at September 30, 1994 for all periods presented have been made. The results of operations for the nine-month period ended September 30, 1994 are not necessarily indicative of the operating results for the full year.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements are to be read in conjunction with the December 31, 1993 audited financial statements and notes thereto.

     American has adopted, as of January 1, 1994, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that securities available for sale be reported at fair value with changes in the carrying value from period to period included as a separate component of stockholders' equity.

(2)  Securities Available for Sale

     Securities available for sale at September 30, 1994 are summarized as follows (in thousands):
                                                       Gross     Gross
                                                      unreal-   unreal-
                                           Amortized   ized      ized    Market
                                             cost      gains    losses   value
                                           ---------  -------  --------  ------

U.S. Government and agency obligations ...  $ 2,508      -      (160)   $ 2,348
U.S. Treasury securities .................   14,874      -      (116)    14,758
                                            -------     ---     ----    -------
                                            $17,382      -      (276)   $17,106
                                            =======     ===     ====    =======

     Securities available for sale represent securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis.

     During the nine-month period ended September 30, 1994, proceeds from the sale of securities available for sale of $21,440,000 were received, resulting in gross gains of $43,000 and gross losses of $216,000.

                                                                    APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1994 ("Agreement"), is among Valley National Bancorp ("Valley"), a corporation chartered under the laws of the State of New Jersey, Valley National Bank, a national banking association and subsidiary of Valley ("VNB"), and American Union Bank, a commercial bank chartered under the laws of the State of New Jersey ("American Union").

     Valley and VNB desire to acquire American Union and American Union's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of American Union and its stockholders. The acquisition will be accomplished by merging American Union into VNB with VNB as the surviving bank, and American Union shareholders receiving the consideration hereinafter set forth. The Boards of Directors of American Union, Valley and VNB have duly adopted and approved this Agreement and the Board of Directors of American Union has directed that it be submitted to its shareholders for approval.

     American Union, Valley and VNB entered into a letter of intent, dated October 14, 1994 (the "Letter of Intent") and a Stock Option Agreement, dated October 14, 1994 (the "Valley Stock Option") in contemplation of entering into this Agreement.

     Accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), American Union shall be merged with and into VNB under the charter of VNB (the "Merger") in accordance with the National Bank Act and the New Jersey Banking Act of 1948, as amended, and VNB shall be the surviving bank (the "Surviving Bank").

     1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Bank shall be considered the same business and corporate entity as each of American Union and VNB and thereupon and thereafter, all the property, rights, powers and franchises of each of American Union and VNB shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of American Union and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank.

     1.3. Articles of Association. The Articles of Association of VNB as it exists immediately prior to the Effective Time shall continue as the Articles of Association of the Surviving Bank, except that the Articles of Association of the Surviving Bank shall be amended to increase the capital and delete certain provisions so that the Articles of Association shall be as set forth in Schedule 1, until otherwise amended as provided by law.

     1.4. Bylaws. The Bylaws of VNB as they exist immediately prior to the Effective Date shall continue as the Bylaws of the Surviving Bank until otherwise amended as provided by law.

     1.5. Directors and Officers. The directors and officers of VNB as of the Effective Time shall continue as the directors and officers of the Surviving Bank.

     1.6. Effective Time and Closing. The Merger shall become effective (and be consummated) upon the date specified in a notice to the Comptroller of the Currency (the "OCC") filed by VNB with the approval of American Union, which approval shall not be unreasonably withheld. The date and time specified in such notice shall be the "Effective Time". A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., on a day mutually agreed to by Valley and American Union within thirty (30) days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at VNB's main office or at such other place, time or date as VNB and American Union may mutually agree upon. The notice from VNB to the OCC shall specify as the Effective Time the close of business on the date of the Closing as agreed to by VNB and American Union.

     1.7. Capital Stock. As of September 30, 1994, VNB had capital of $9,787,655, divided into 1,957,533 shares of common stock, each of $5.00 par value, $24,263,818 of surplus, and undivided profits of $222,146,848. As of September 30, 1994, American Union had capital of $2,749,850, divided into 549,970 shares of common stock, each of $5.00 par value, $2,749,850 of surplus, and $(1,224,139) of undivided profits. At the Effective Time, the amount of capital stock of VNB shall be $9,787,655, divided into 1,957,533 shares of common stock, each of $5.00 par value, and VNB shall have a surplus of $28,539,379 and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of VNB and American Union as stated in the preceding two sentences, adjusted however, for (i) earnings and expenses between September 30, 1994 and the Effective Time and (ii) the acquisition of RockBank by VNB if the same shall close between September 30, 1994 and the Effective Time.


                                   ARTICLE II

                      CONVERSION OF AMERICAN UNION SHARES

     2.1. Conversion of American Union Shares. Each share of common stock, $5.00 par value, of American Union ("American Union Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 2.3) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive 0.50 (the "Exchange Ratio") shares of Valley's common stock, no par value ("Valley Common Stock"), subject to adjustments as set forth in the subsections to this Section 2.1.

     (a) The Exchange Ratio shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by Valley with respect to Valley Common Stock between the date hereof and the Effective Date. The parties shall mutually agree upon such adjustment in writing or, if unable to agree, shall arbitrate the dispute, using a mutually agreed upon arbitrator whose decision shall be final and non-appealable.

     (b) No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of American Union Common Stock who would otherwise be entitled to a fractional interest will receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying such fractional interest by the Average Closing Price. The "Average Closing Price" shall mean the average price of Valley Common Stock calculated based upon the closing price during the first 10 of the 15 consecutive trading days immediately preceding the Closing. The Average Closing Price shall be determined by (x) first, recording the closing price (the "Daily Price") of Valley Common Stock reported on the New York Stock Exchange and published in The Wall Street Journal during the first 10 of the 15 consecutive trading days immediately preceding the Closing; and
(y) second, computing the average of the Daily Prices in the 10 day period.

     2.2. Exchange of Shares.

     (a) American Union and Valley hereby appoint Valley National Bank, Trust Department (the "Exchange Agent") as the Exchange Agent for purposes of effecting the conversion of American Union Common Stock. All fees and expenses of the Exchange Agent shall be paid by Valley. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of American Union Common Stock (other than Dissenting Shares as defined in Section 2.3) (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificate the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be cancelled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders (other than holders of Dissenting Shares) shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

     (b) After the Effective Time, there shall be no transfers on the stock transfer books of American Union of the shares of American Union Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger consideration.

     (c) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of American Union Common Stock shall have the right to dissent in the manner provided in the National Bank Act, 12 U.S.C. Section 215a, and if all necessary requirements of the National Bank Act are met, such shares shall be entitled to payment in cash from VNB of the fair value of such shares as determined in accordance with the National Bank Act. All shares of American Union Common Stock as to which the holder properly exercises dissenters' rights in accordance with the National Bank Act shall constitute "Dissenting Shares" unless and until such rights are waived by the party initially seeking to exercise such rights.

     2.4 VNB Common Stock. The shares of common stock of VNB outstanding immediately prior to the Effective Time shall not be affected by the Merger but shall be the same number of shares of the Surviving Bank.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF AMERICAN UNION

     References herein to "American Union Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by American Union to Valley and VNB. American Union hereby represents and warrants to Valley and VNB as follows:

     3.1. Organization.

     (a) American Union is a New Jersey banking corporation whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. American Union is duly organized, validly existing and in good standing under the laws of the State of New Jersey. American Union has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of American Union.

     (b) American Union has no Subsidiaries. The term "Subsidiary", when used in this Agreement with respect to American Union, means any corporation, joint venture, association, partnership, trust or other entity in which American Union has, directly or indirectly at least a 50% interest or acts as a general partner. The American Union Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of American Union as in effect on the date hereof. Except as set forth in the Disclosure Schedule, American Union does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except real estate used for its banking premises.

     3.2. Capitalization. The authorized capital stock of American Union consists of 1,000,000 shares of American Union Common Stock and no shares of preferred stock. As of the date hereof, there were 549,970 shares of American Union Common Stock issued and outstanding and no shares issued and held in the treasury. All issued and outstanding shares of American Union Common Stock have been duly authorized and validly issued, are fully paid, and nonassessable and are subject to pre-emptive rights. Except for the Valley Stock Option, American Union neither has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of American Union or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     3.3. Authority; No Violation.

     (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of American Union, and subject to the parties obtaining all necessary regulatory approvals, American Union has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of American Union. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of American Union are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by American Union and constitutes the valid and binding obligation of American Union, enforceable against American Union in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by American Union, nor the consummation by American Union of the transactions contemplated hereby in accordance with the terms hereof, or compliance by American Union with any of the terms or provisions hereof, will (i) violate any provision of American Union's Certificate of Incorporation or other governing instrument or Bylaws,
(ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to American Union or any of its properties or assets, or (iii) except as set forth in the American Union Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of American Union under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which American Union is a party, or by which it or any of its properties or assets may be bound or affected except, with respect to
(ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of American Union, or the ability of American Union to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the third parties listed in the American Union Disclosure Schedule, the OCC, the Commissioner of Banking of the State of New Jersey (the "Commissioner"), the Securities and Exchange Commission (the "SEC"), and the stockholders of American Union, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of American Union in connection with
(x) the execution and delivery by American Union of this Agreement and (y) the consummation by American Union of transactions contemplated hereby.

     3.4. Financial Statements.

     (a) The American Union Disclosure Schedule sets forth copies of the statements of condition of American Union as of December 31, 1991, 1992 and 1993, and the related statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1991 through 1993, in each case accompanied by the audit report of KPMG Peat Marwick, independent public accountants with respect to American Union, and the unaudited statements of condition and related statements of income, stockholders' equity and cash flows of American Union for the periods ended March 31, June 30, and September 30, 1994, as filed with the FDIC (collectively, the "American Union Financial Statements"). The American Union Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as approved by such independent public accountants and disclosed therein), and fairly present the financial condition of American Union as of the respective dates set forth therein, and the related statements of income, stockholders' equity and cash flows fairly present the results of the operations, stockholders' equity and cash flows of American Union for the respective periods set forth therein.

     (b) The books and records of American Union have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

     (c) Except as and to the extent reflected, disclosed or reserved against in the American Union Financial Statements (including the notes thereto), as of September 30, 1994 American Union did not have any liabilities, whether absolute, accrued, contingent or otherwise, which are material to the business, operations, assets or financial condition of American Union. Since September 30, 1994 and to the date hereof, American Union has not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, and except as specifically contemplated by this Agreement or relating to other matters disclosed in this Agreement.

     3.5. Broker's and Other Fees. Neither American Union nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Except as set forth in the American Union Disclosure Schedule, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by American Union.


     3.6. Absence of Certain Changes or Events.

     (a) Except as set forth in the American Union Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of American Union since September 30, 1994 and to the best of American Union's knowledge, no facts or conditions exist which American Union believes will cause or is likely to cause such a material adverse change in the future.

     (b) Except as set forth in the American Union Disclosure Schedule, American Union has not taken or permitted any of the actions set forth in Section 5.2 hereof between September 30, 1994 and the date hereof and American Union has conducted its business only in the ordinary course, consistent with past practice.

     3.7. Legal Proceedings. Except as disclosed in the American Union Disclosure Schedule, American Union is not a party to any, and there are no pending or, to the best of American Union's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against American Union. Except as disclosed in the American Union Disclosure Schedule, American Union is not a party to any material order, judgment or decree entered against American Union in any lawsuit or proceeding.

     3.8. Taxes and Tax Returns.

     (a) American Union has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. American Union has established (and until the Effective Time will establish) on its books and records reserves that it reasonably believes are adequate for the payment of all federal, state and local taxes not yet due and payable, but are anticipated to be incurred in respect of American Union through the Effective Time. Except as set forth in the American Union Disclosure Schedule, the federal income tax returns of American Union have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the American Union Disclosure Schedule, the applicable state income tax returns of American Union have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of American Union, there are no audits or other administrative or court proceedings presently pending, or claims asserted, for taxes or assessments upon American Union nor has American Union given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax Returns.

     (b) Except as set forth in the American Union Disclosure Schedule, American Union (i) has not requested any extension of time within which to file any tax Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by American Union (nor does American Union have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     3.9. Employee Benefit Plans.

     (a) Except as set forth in the American Union Disclosure Schedule, American Union does not maintain or contribute to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan", within the meaning of Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. American Union has not, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

     (b) Except with respect to customary health and disability benefits, there are no unfunded benefits obligations which are not accounted for by reserves shown on the American Union Financial Statements and established under generally accepted accounting principles, or otherwise noted on such American Union Financial Statements.

     (c) Except as agreed to by Valley in writing, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of American Union to severance pay or any similar payment or
(ii) result in payments not deductible by reason of Section 280G of the Code or regulations promulgated or proposed thereunder.

     3.10. Reports.

     (a) Each communication mailed by American Union to all of its stockholders since January 1, 1991, and each annual, quarterly or special report, and proxy statement, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

     (b) American Union has, since January 1, 1991, duly filed with the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and American Union promptly will deliver or make available to Valley accurate and complete copies of such reports. The American Union Disclosure Schedule lists all examinations of American Union conducted by either the FDIC or the New Jersey Department of Banking since January 1, 1991 and the dates of any responses thereto submitted by American Union.

     3.11. American Union Information. The information relating to American Union to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of American Union in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to stockholders of American Union, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to American Union in the Registration Statement (as defined in Section 5.6(a) hereof), as of the date of the filing thereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.12. Compliance with Applicable Law.

     (a) General. Except as set forth in the American Union Disclosure Schedule, American Union holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to American Union (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of American Union) and American Union has not received notice of violation of, and does not know of any violations (other than violations which will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of American Union) of, any of the above.

     (b) CRA. Without limiting the foregoing, except as set forth in the American Union Disclosure Schedule, American Union has complied in all material respects with the Community Reinvestment Act ("CRA") and received a CRA rating of "satisfactory" as of its last examination, and American Union has not received any written notice from any persons asserting that such person would object to the consummation of this Merger due to the CRA performance of or rating of American Union.

     3.13. Certain Contracts.

     (a) Except as disclosed in the American Union Disclosure Schedule, (i) American Union is not a party to or bound by any contract or understanding (whether written or, to the best of its knowledge, oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The American Union Disclosure Schedule sets forth true and correct copies of all written employment agreements or termination agreements with officers, employees, directors, or consultants to which American Union is a party.

     (b) Except as disclosed in the American Union Disclosure Schedule, (i) as of the date of this Agreement, American Union is not a party to or bound by any commitment, agreement or other instrument which is material to the business operations, assets or financial condition of American Union, (ii) no commitment, agreement or other instrument to which American Union is a party or by which it is bound limits the freedom of American Union to compete in any line of business or with any person, and (iii) American Union is not a party to any collective bargaining agreement.

     (c) Except as disclosed in the American Union Disclosure Schedule, neither American Union nor, to the best knowledge of American Union, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement or other commitment or arrangement.

     3.14. Properties and Insurance.

     (a) American Union has good and, as to owned real property, if any, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in American Union's balance sheet as of December 31, 1993, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of American Union and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to Valley prior to the date hereof. American Union, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control, in all material respects, all real property leased by it, as presently occupied, used, possessed and controlled by it.

     (b) The American Union Disclosure Schedule lists all policies of insurance and bonds covering business operations and insurable properties and assets of American Union, all risks insured against, and the amount thereof and deductibles relating thereto. Except as set forth in the American Union Disclosure Schedule, as of the date hereof, American Union has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and is not in default in any material respect under such policy or bond, and, to the best of its knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     3.15. Minute Books. The minute books of American Union contain accurate records of all meetings and other corporate action held of its stockholders and Boards of Directors (including committees of its Boards of Directors).

     3.16. Environmental Matters. Except as disclosed in the American Union Disclosure Schedule, American Union has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that American Union (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of American Union. Except as disclosed in the American Union Disclosure Schedule, American Union has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by American Union in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

     3.17. Reserves. As of the date hereof, the allowance for possible loan and lease losses in the American Union Financial Statements was adequate at the time based upon past loan loss experiences and potential losses in the portfolio at the time to cover all known or reasonably anticipated loan losses.

     3.18. Disclosure. There are no material facts concerning the business, operations, assets or financial condition of American Union which have not been disclosed to Valley which would have a material adverse effect on the business, operations or financial condition of American Union. Valley hereby acknowledges that it has been informed of the circumstances surrounding the expiration of American Union's 1994 proposed common stock offering. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF VNB AND VALLEY

     References herein to the "Valley Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to American Union. Valley hereby represents and warrants to American Union as follows:

     4.1. Corporate Organization.

     (a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Valley or any of its Subsidiaries (defined below). Valley is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

     (b) Each of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to Valley means any corporation, joint venture, association, partnership, trust or other entity in which Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. VNB is a national bank whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Valley or any of its Subsidiaries. The Valley Disclosure Schedule sets forth true and complete copies of the Articles of Association and Bylaws of VNB as in effect on the date hereof.

     4.2. Capitalization. The authorized capital stock of Valley consists solely of [37,537,500] shares of Valley Common Stock. As of September 30, 1994, there were 27,064,564 shares of Valley Common Stock issued and outstanding, including 113,003 treasury shares. Since such date, and from time to time hereafter, Valley may repurchase shares of its Common Stock. Since September 30, 1994, to and including the date of this Agreement, no additional shares of Valley Common Stock have been issued except in connection with exercises of options granted under the Long-Term Stock Incentive Plan of Valley (the "Valley Option Plan") or grants of restricted stock under the Valley Option Plan or upon exercise of outstanding Warrants (as hereafter defined). As of September 30, 1994, except for: (a) 443,213 shares of Valley Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the Valley Option Plan, (b) up to 586,139 shares issuable upon exercise of the outstanding warrants issued by Valley in connection with the acquisition of Mayflower Financial Corporation (the "Warrants"), and (c) 10,312 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted to a consultant for Valley, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley's Subsidiaries are owned by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options and stock appreciation rights referred to above under the Valley Option Plan and the Warrants, and shares of Valley Common Stock to be issued (and options for shares of Valley Common Stock to be issued) in connection with the Agreement and Plan of Merger, dated as of August 26, 1994, among Valley, VNB, Rock Financial Corporation and RockBank (the "Rock Agreement"), neither Valley nor any of Valley's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. No additional grants of awards, or exercises of outstanding awards, under the Valley Option Plan, or exercises of Warrants, prior to the Effective Time shall be required to be disclosed or reported to American Union to keep this representation true or correct.

     4.3. Authority; No Violation.

     (a) Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valley and VNB. No other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.

     (b) Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation on other governing instrument or Bylaws of Valley or VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Commissioner, the SEC, applicable state securities bureaus or commissions, and the New York Stock Exchange (the "NYSE"),no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley or VNB of this Agreement and (b) the consummation by Valley of the Merger and the other transactions contemplated hereby. To the best of Valley's knowledge, no fact or condition exists which Valley has reason to believe will prevent it or VNB from obtaining the aforementioned consents and approvals within the time frame contemplated hereby.

     4.4. Financial Statements.

     (a) Valley has previously delivered to American Union copies of the consolidated statements of financial condition of Valley as of December 31, 1991, 1992 and 1993, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1991 through 1993, in each case accompanied by the audit report of KPMG Peat Marwick, independent public accountants with respect to Valley, and the unaudited consolidated statements of condition of Valley as of March 31, June 30, and September 30, 1994, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended as reported in Valley's Quarterly Reports on Form 10-Q, filed with the SEC under the Securities and Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Valley Financial Statements"). The Valley Financial Statements (including the related notes), have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as approved by such independent public accountants and disclosed therein), and fairly present the consolidated financial position of Valley and its consolidated subsidiaries as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Valley and its consolidated subsidiaries for the respective fiscal periods set forth therein.

     (b) The books and records of Valley have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

     (c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of September 30, 1994 neither Valley nor any of its Subsidiaries had or has, as the case may be, any obligation or liability, whether absolute, accrued, contingent or otherwise, which are material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries. Since September 30, 1994, neither Valley nor any of its Subsidiaries have incurred any liabilities, except in the ordinary course of business and consistent with prudent banking practice.

     4.5. Brokerage Fees. Except for fees to be paid to MG Advisors, Inc. (which shall be the sole responsibility of Valley), neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis since September 30, 1994 and to the best of Valley's knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.

     4.7. Valley Information. The information relating to Valley, this Agreement and the transactions contemplated hereby in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of American Union to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Valley, this Agreement and the transactions contemplated hereby in the Registration Statement (as defined in Section 5.6(a) hereof), as of the date of the filing thereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.8. Capital Adequacy. At the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have sufficient capital to satisfy all applicable regulatory capital requirements.

     4.9. Valley Common Stock. At the Effective Time, the Valley Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley.

     4.10. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries is a party to any, and there are no material pending or, to the best of Valley's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley's Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse affect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

     4.11. Taxes and Tax Returns. Valley and each of its Subsidiaries has duly filed (and until the Effective Time will so file) all Returns required to be filed by it in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. Valley and each of its Subsidiaries have established (and until the Effective Time will establish) on its books and records reserves that it reasonably believes are adequate for the payment of all federal, state and local taxes not yet due and payable, but are anticipated to be incurred in respect of Valley and its Subsidiaries through the Effective Time. No deficiencies exist or have been asserted based upon the federal income tax returns of Valley and VNB. To the best knowledge of Valley, there are no audits or other administrative or court proceedings pending, or claims asserted, for taxes or assessments upon Valley or any of its Subsidiaries.

     4.12. Employee Benefit Plans.

     (a) Valley and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "Valley Pension Plans"), as such term is defined in
Section 3 of ERISA, and "employee welfare benefit plans" (the "Valley Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

     (b) Each of the Valley Pension Plans and each of the Valley Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

     4.13. Reports.

     (a) Each communication mailed by Valley to all of its stockholders since January 1, 1991, and each annual, quarterly or special report, and proxy statement as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

     (b) Valley and VNB have, since January 1, 1991, duly filed with the OCC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Valley, upon request, promptly will deliver or make available to American Union accurate and complete copies of such reports.

     4.14. Compliance with Applicable Law. Valley and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority or the NYSE relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis), and neither Valley nor any of its Subsidiaries has received notice of violation of, and does not know of any violations (other than violations which will not, alone or in the aggregate, result in a material adverse effect on the business operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) of, any of the above.

     4.15. Properties and Insurance.

     (a) Valley and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley's consolidated balance sheet as of December 31, 1993, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993). Valley and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control in all material respects, all real property leased by them as presently occupied, used, possessed and controlled by them.

     (b) The business operations and all insurable properties and assets of Valley and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Valley should be insured against, with such deductibles and against such risks and losses as are in the opinion of the management of Valley adequate for the business engaged in by Valley and its Subsidiaries. As of the date hereof, Valley has not received any notice of cancellation of or material amendment to any such insurance policy or bond and is not in default in any material respect under any such policy or bond, and, to the best of its knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     4.16. Minute Books. The minute books of Valley and its Subsidiaries contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.17. Environmental Matters. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries. Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

     4.18. Reserves. As of the date hereof, the allowance for possible loan and lease losses in the Valley Financial Statements was adequate based at the time upon past loan loss experiences and potential losses in the portfolio at the time to cover all known or reasonably anticipated loan losses.

     4.19. Disclosures. Except for other acquisition transactions which have not yet been publicly disclosed by Valley, there are no material facts concerning the business, operations, assets or financial condition of Valley which would have a material adverse effect on the business, operations or financial condition of Valley which have not been disclosed to American Union directly or indirectly by access to any filing by Valley under the 1934 Act. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     5.1. Conduct of the Business of American Union. During the period from the date of this Agreement to the Effective Time, American Union shall conduct its business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley, which consent will not be unreasonably withheld. American Union also shall use its best efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself and Valley the goodwill of its customers and others with whom business relationships exist, in each case provided that American Union shall not be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement.

     5.2. Negative Covenants and Dividend Covenants.

     American Union agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by this Agreement, it will not:

          (a) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents;

          (b) change the number of shares of its authorized capital stock or issue any more shares of American Union Common Stock or other capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of American Union or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

          (c) grant any severance or termination pay (other than pursuant to policies of American Union in effect on the date hereof and disclosed to Valley in the American Union Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except with respect to salary increases and bonuses in the ordinary course of business and consistent with past practices and policies;

          (d) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

          (e) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (f) file any applications or make any contract with respect to branching or site location or relocation;

          (g) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

          (h) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; or

          (i) agree to do any of the foregoing.

     5.3. No Solicitation. American Union shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving American Union (an "Acquisition Transaction"). Notwithstanding the foregoing, American Union may (i) enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of American Union, after consulting with counsel, determines that such discussions or negotiations should be commenced in the exercise of its fiduciary responsibilities or such information should be furnished in the exercise of its fiduciary responsibilities; and (ii) respond to inquiries from its shareholders in the ordinary course of business. American Union will promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction and the fact that it is having discussions or negotiations with, or supplying information to, a third party in connection with a possible Acquisition Transaction.

     5.4. Current Information. During the period from the date of this Agreement to the Effective Time, American Union will, at the request of Valley, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding American Union's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, after granting any loan or extension of credit by renewal or otherwise, American Union will send to Valley a description (i.e., a copy of the loan documents) for each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $250,000. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, American Union will deliver to Valley American Union's call reports filed with the FDIC and Valley will deliver to American Union Valley's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, American Union will deliver to Valley and Valley will deliver to American Union their respective Annual Reports.

     5.5. Access to Properties and Records; Confidentiality.

     (a) American Union shall permit Valley and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, "Representatives"), and Valley and VNB shall permit American Union and its Representatives reasonable access to their respective properties, and shall disclose and make available to Valley and its Representatives or American Union and its Representatives, as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or American Union and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. American Union acknowledges that Valley may be involved in discussions concerning other potential acquisitions and Valley shall not be obligated to disclose such information to American Union except as such information is publicly disclosed by Valley.

     (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's Representatives shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or commercial purposes or any other purpose not expressing permitted hereby. Each party hereto shall inform its Representatives of the terms of this Section 5.5. Any breach of this
Section 5.5 by a Representative of a party hereto shall conclusively be deemed to be a breach thereof by such party. In the event that the Merger contemplated hereby does not occur or this Agreement is terminated, all documents, notes and other writings prepared by a party hereto or its Representatives based on information furnished by the other party, and all other documents and records obtained from another party hereto in connection herewith, shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public other than as a result of a disclosure by any party hereto or its Representative; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or
(ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that in the event of any disclosure required by this clause (ii), the disclaiming party will give at least ten (10) days prior written notice of such disclosure to the other parties and shall not disclose any such information without an opinion of counsel supporting its position that such information must be disclosed.

     (c) In addition to all other remedies that may be available to any party hereto in connection with a breach by any other party hereto of its or its Representative's obligations hereunder, each party hereto shall be entitled to specific performance and injunctive and other equitable relief. Each party hereto waives, and agrees to use its best efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

     5.6. Regulatory Matters.

     (a) For the purposes of holding the meeting of American Union stockholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws Valley Common Stock to be issued to Record Holders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by American Union to the American Union shareholders and optionees, together with any and all amendments and supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Valley under the 1933 Act with the SEC to register for sale the Valley Common Stock to be issued to Record Holders and optionees, including the Proxy Statement/Prospectus, together with any and all amendments and supplements thereto, are referred to herein as the "Registration Statement").

     (b) Valley shall furnish information concerning Valley as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise American Union if at any time prior to the American Union shareholder meeting referred to in Section 5.7 hereof, any information provided by Valley in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide American Union with the information needed to correct such inaccuracy or omission. Valley shall furnish American Union with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) after the mailing thereof to American Union shareholders.

     (c) American Union shall furnish Valley with such information concerning American Union as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to American Union, to comply with Section 5.6(a) hereof. American Union agrees promptly to advise Valley if, at any time prior to the American Union shareholder's meeting referred to in Section 5.7 hereof, information provided by American Union in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Valley with the information needed to correct such inaccuracy or omission. American Union shall furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to American Union, to comply with Section 5.6(a) after the mailing thereof to American Union shareholders.

     (d) Valley shall promptly make such filings as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the Valley Common Stock under applicable state securities laws at the earliest practicable date. American Union shall promptly furnish Valley with such information regarding the American Union shareholders as Valley requires to enable it to determine what filings are required hereunder. American Union authorizes Valley to utilize in such filings the information concerning American Union provided to Valley in connection with, or contained in, the Proxy Statement/Prospectus. Valley shall furnish American Union with drafts of all such filings, shall provide American Union the opportunity to comment thereon, and shall keep American Union advised of the status thereof. Valley and American Union shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Valley and American Union shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

     (e) Valley shall cause the Valley Common Stock to be issued in connection with the Merger to be listed on the NYSE.

     (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall cause their application to the OCC to be filed (i) within 45 days of the date hereof, so long as American Union provides all information necessary to complete the application within 30 days of the date hereof, or (ii) within 15 days after all such information is provided, if American Union does not provide all such information within such 30 day period. Valley shall provide to American Union drafts of all filings and applications referred to in this Section 5.6(f) and shall give American Union the opportunity to comment thereon prior to their filing.

     (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     5.7. Approval of Stockholders. American Union will (a) take all steps reasonably necessary duly to call, give notice of, convene and hold a meeting of the stockholders of American Union as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (b) subject to the qualification set forth in Section 5.3 hereof, recommend to the stockholders of American Union the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approval, and (c) cooperate and consult with Valley with respect to each of the foregoing matters. In connection therewith, each director of American Union agrees to vote his or her shares of American Union in favor of the Merger.

     5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     5.9. Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

     5.10. Failure to Fulfill Conditions. In the event that Valley or American Union determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 1995 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, American Union and Valley will promptly inform the other of any facts applicable to American Union or Valley, respectively, or their respective directors, officers or Subsidiaries, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

     5.12. Transaction Expenses of American Union. American Union shall mutually agree with Valley about printing arrangements for the Proxy Statement/Prospectus before entering into any binding contract for such expenses and shall avoid, to the extent possible, author's alterations after the Proxy Statement/Prospectus is sent to the printer.

     5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur in the first quarter of 1995. In the event that: (a) the Effective Time does not occur before the record date (the "Record Date") used to determine the shareholders of Valley entitled to receive a dividend on April 1, 1995 and (b) the Proxy Statement/Prospectus is filed with the SEC prior to December 15, 1994, then notwithstanding Section 5.2(b) hereof, American Union shall be permitted to declare and pay a dividend to its shareholders in an amount equal to the amount of the dividend its shareholders would have received from Valley had the Effective Date occurred prior to the Record Date.

     5.14. Indemnification. Valley agrees that it will, or if it is not permitted to do so under applicable law, it will cause VNB to, after the Effective Time, and to the extent permitted by applicable law, provide to the former and then current directors, officers and agents of American Union indemnification equivalent to that provided by the Certificate of Incorporation and By-laws of American Union with respect to acts or omissions occurring prior to the Effective Time, whether asserted prior to or after the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law, Valley or VNB (as applicable) shall advance expenses to former and current officers and directors of American Union in connection with the foregoing indemnification.

     5.15. Employment Matters. Valley will endeavor to continue the employment of all officers and employees of American Union with the same or equivalent salary and benefits. If prior to the Effective Time Valley believes it will be unable to continue the employment of any employee of American Union, Valley and American Union will mutually agree in writing upon a severance policy.

     5.16. Pooling and Tax-Free Reorganization Treatment. Neither Valley nor American Union shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.17. Affiliates.

     (a) Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, (i) American Union shall deliver to Valley (x) a letter identifying all persons who, to the knowledge of American Union, may be deemed to be affiliates of American Union under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of American Union and (y) a letter identifying all persons who, to the knowledge of American Union, may be deemed to be affiliates of American Union as that term (affiliate) is used for purposes of qualifying for "pooling of interests" accounting treatment; and (ii) Valley shall identify to American Union all persons who, to the knowledge of Valley, may be deemed affiliates of Valley as that term (affiliates) is used for purposes of qualifying for "pooling of interests" accounting treatment.

     (b) Each person who may be deemed an affiliate of American Union (under either Rule 415 of the 1933 Act or the accounting treatment rules) shall execute a letter substantially in the form of Exhibit 5.17 hereto agreeing to be bound by the restrictions of Rule 145, as set forth in Exhibit 5.17 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, Valley shall cause its affiliates (as that term is used for purposes of qualifying for pooling of interests) to execute a letter within two weeks of the date hereof, in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

     5.18. Compliance with the Industrial Site Recovery Act. American Union, at its sole cost and expense, shall obtain prior to the Effective Time, either:
(a) a Letter of Non-Applicability from the New Jersey Department of Environmental Protection and Energy ("NJDEPE") stating that none of the facilities located in New Jersey owned or operated by American Union (each, a "Facility") is an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEPE pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; or (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEPE advising that the requirements of ISRA have been satisfied with respect to each Facility subject to ISRA. In the event American Union obtains a Remediation Agreement, American Union will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEPE's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

     (a) Approval of American Union Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of American Union. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Valley Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Valley Common Stock to be issued in connection with the Merger, shall have been approved for listing on the NYSE.

     (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of American Union, taken as a whole, to Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

     (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or American Union determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

     (d) Tax Free Exchange. Valley and American Union shall have received an opinion, satisfactory to Valley and American Union, of Pitney, Hardin, Kipp & Szuch, counsel for Valley, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Valley, American Union, VNB or the Bank or to the shareholders of American Union who exchange their shares of American Union for Valley Common Stock (except to the extent that cash is received in lieu of fractional shares of Valley Common Stock).

     6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties; Performance of Obligations of American Union. The representations and warranties of American Union contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. American Union shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the American Union Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the American Union Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

     (b) Consents. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

     (c) Opinion of Counsel. Valley shall have received an opinion of counsel to American Union, dated the date of the Closing, in form and substance reasonably satisfactory to Valley.

     (d) Pooling of Interests. The Merger shall be qualified to be treated by Valley as a pooling-of-interests for accounting purposes.

     (e) Certificates. American Union shall have furnished Valley with such certificates of its officers or others (without personal liability) and such other documents to evidence fulfillment of the conditions set forth in this
Section 6.2 as Valley may reasonably request.

     6.3. Conditions to the Obligations of American Union Under this Agreement. The obligations of American Union under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties; Performance of Obligations of Valley. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley and VNB shall have performed in all material respects, the agreements, covenants and obligations to be performed by them prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Valley Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Valley Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

     (b) Opinion of Counsel to Valley. American Union shall have received an opinion of counsel to Valley, dated the date of the Closing, in form and substance reasonably satisfactory to American Union.

     (c) Fairness Opinion. American Union shall have received an opinion from Capital Consultants of Princeton, Inc. as of the date the Proxy
Statement/Prospectus is mailed to American Union's stockholders, to the effect that, in its opinion, the consideration to be paid to stockholders of American Union hereunder is fair to such stockholders.

     (d) Certificates. Valley shall have furnished American Union with such certificates of its officers or others (without personal liability) and such other documents to evidence fulfillment of the conditions set forth in this
Section 6.3 as American Union may reasonably request.

     (e) Indemnity. American Union and its Representatives shall be indemnified by Valley or VNB, as the case may be, as provided in Section 5.14 hereof.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of American Union:

     (a) By mutual written consent of the parties hereto.

     (b) By Valley or American Union (i) if the Effective Time shall not have occurred on or prior to June 30, 1995 or (ii) if a vote of the stockholders of American Union is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or the directors of American Union, as set forth in Section 5.7) at or before the Effective Time.

     (c) By Valley or American Union upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Valley upon written notice to American Union if any such application is approved with conditions which materially impair the value of American Union, taken as a whole, to Valley (provided that no term or condition which is customarily imposed by any regulatory authority in transactions similar to the transaction contemplated hereby shall be deemed to materially impair the value of American Union, taken as a whole, to Valley), unless any such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Date.

     (d) By Valley if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of American Union from that disclosed by American Union on the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of American Union hereunder.

     (e) By American Union, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Valley, VNB or Valley and its Subsidiaries on a consolidated basis from that disclosed by Valley on the date of this Agreement; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley hereunder.

     (f) By American Union if the Average Closing Price is less than $19.00 per share. The $19.00 per share amount shall be adjusted for any capital change after the date hereof, as provided in Section 2.1(a).

     (g) By Valley or American Union if any condition to Closing specified under
Article VI hereof applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition.

     7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Valley or American Union pursuant to Section 7.1, this Agreement (except the provisions of Section 5.5(b) hereof) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

     7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of American Union but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of American Union without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Valley and American Union.

     7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses.

     8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

                  (a)      If to Valley, to:

                           Valley National Bancorp
                           1445 Valley Road
                           Wayne, New Jersey 07474-0558
                           Attn.:  Gerald H. Lipkin
                                   Chairman and Chief Executive Officer
                           Telecopier No. (201) 305-0024

                           Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Delivery:
                           200 Campus Drive
                           Florham Park, New Jersey  07932
                           Mail:
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945
                           Attn.:  Ronald H. Janis, Esq.
                           Telecopier No. (201) 966-1550

                  (b)      If to American Union, to:

                           American Union Bank
                           2784 Morris Avenue
                           Union, New Jersey 07083
                           Attn.: Alan Turtletaub, Chairman
                           Telecopier No.: (908) 686-6907

                           and

                           Alan Turtletaub, Chairman
                           The Money Store
                           2840 Morris Avenue
                           Union, New Jersey 07083

                           Copy to:

                           Sills, Cummis, Zuckerman, Radin,
                             Tischman, Epstein & Gross, P.A.
                           One Riverfront Plaza
                           Newark, New Jersey 07102
                           Attn.: Steven Radin, Esq., Victor Boyajian, Esq. Telecopier No.: (201) 643-6500

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

     8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement may be made except upon the written consent of the other parties hereto. No person or entity shall be deemed a third-party beneficiary under this Agreement, other than the directors and officers of American Union with respect to Section 5.14 hereof.

     8.4. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, including the Letter of Intent. The Confidentiality Agreement between the parties dated as of October 18, 1994 shall survive the execution of this Agreement.

     8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

     8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, Valley, VNB and American Union have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                        VALLEY NATIONAL BANCORP


By:PETER SOUTHWAY                              By:  GERALD H. LIPKIN
   Peter Southway, President                        Gerald H. Lipkin
                                                    Chairman and Chief
                                                      Executive Officer

ATTEST:                                        AMERICAN UNION BANK


By:GERALD F. METZHEISER                        By:  ALAN TURTLETAUB
   Gerald F. Metzheiser,                            Alan Turtletaub, Chairman
         President

ATTEST:                                        VALLEY NATIONAL BANK


By:PETER SOUTHWAY                              By:  GERALD H. LIPKIN
   Peter Southway, President                        Gerald H. Lipkin,
                                                    Chairman and Chief
                                                      Executive Officer

                                                                     Schedule 1

                            ARTICLES OF ASSOCIATION
                                       OF
                             VALLEY NATIONAL BANK(1)


                                      NAME

     FIRST. The title of the Association shall be "Valley National Bank".

                                  MAIN OFFICE

     SECOND. The main office of the Association shall be in the City of Passaic, County of Passaic, State of New Jersey. The general business of the Association shall be conducted at its main office and its branches.

                                   DIRECTORS

     THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five directors the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own $1,000 equity interest in this Association or in a company which has control of the Association. The amount of the equity interest shall meet this requirement if it conforms to the requirements of 12 U.S.C. 72, as amended on March 31, 1980, or as amended from time to time thereafter. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

                         ANNUAL MEETING OF SHAREHOLDERS

     FOURTH. There shall be an annual meeting of the shareholders, the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before the meeting. The meeting shall be held at the main office of the Association or any other convenient place as the Board of Directors may designate, on the date of each year specified therefor in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

     Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for election of directors.

                                    CAPITAL

     FIFTH. The authorized amount of capital stock of this Association shall be 1,957,533(2) shares of common stock of the par value of five dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

     No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to (i) any shares of any class of stock of the Association, whether now or hereafter authorized, or (ii) to any obligations convertible into stock of the Association, or (iii) to any right of subscription to any of the foregoing; except any of the foregoing rights which the Board of Directors, in its sole discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

     The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

                                    OFFICERS

     SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.

     The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

- --------

     (1) Articles of Association of Valley are presently being amended and will be as herein set forth at the Effective Time.

     (2) 2,221,447 shares if merger with RockBank has closed.

                        CHANGE OF MAIN OFFICE; BRANCHES

     SEVENTH. The Board of Directors shall have the power, without shareholder approval, to change the location of the main office to any other authorized branch location within the limits of the City of Passaic and to establish or change the location of any branch or branches of the Association. Any change in the location of the main office to another authorized branch location within the City of Passaic shall be effected upon written notice to and approval by the Comptroller of the Currency. Any change in the location of the main office, except to an authorized branch location within the City of Passaic, shall require both the approval of the Comptroller of the Currency and the approval of shareholders owning two-thirds of the stock of the Association and any such change shall be to a place not more than 30 miles from the city limits of the City of Passaic.


                                   EXISTENCE

     EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

              SPECIAL MEETINGS OF SHAREHOLDERS; NOTICE OF MEETINGS

     NINTH. The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than ten percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.


                                INDEMNIFICATION

     TENTH. Any person, his heirs, executors or administrators, shall be indemnified or reimbursed by the Association for any liability and/or expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which he or they shall be involved or threatened to be involved, as a party, or otherwise, by reason of his being or having been a director, officer, or employee of the Association or of any firm, corporation, or organization which he served in any such capacity at the request of the Association to the fullest extent permitted under the New Jersey Business Corporation Act, as amended from time to time, or any successor statute, including amounts paid in settlement, in settlement of judgments or as fines and/or penalties; provided, however, that no person shall be so indemnified or reimbursed for expenses, penalties or other payments incurred in administrative proceeding or action instituted by an appropriate bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payment to the Association.

     The Association shall advance to any such person entitled to indemnification the amount of expenses incurred by such person in connection with any action, suit or proceeding to the fullest extent permitted by the New Jersey Business Corporation Act.

     The foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors or administrators, may be entitled as a matter of law.

     The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such coverage is allowed by the New Jersey Business Corporation Act. Such insurance shall not include coverage for civil money penalties assessed by a bank regulatory agency against any bank directors, officer, or employee but may include insurance for the directors', officers' and employees' legal fees incurred in connection with such an assessment.

     Such insurance may, but need not, be for the benefit of all directors, officers or employees of the Association.

                                   AMENDMENTS

     ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

     TWELFTH. A director or officer of the Association shall not be personally liable to the Association or its shareholders for damages for breach of any duty owed to the Association or its shareholders except that such provision shall not relieve a director or officer from liability from any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Association or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

                                                                   EXHIBIT 5.17

                    FORM OF AMERICAN UNION AFFILIATE LETTER


                                                          November _____, 1994


Valley National Bancorp
1445 Valley Road
Wayne, NJ  07470

Gentlemen:

     I am delivering this letter to you in connection with the proposed merger (the "Merger") of American Union Bank, a New Jersey chartered commercial banking corporation (the "Company") with and into Valley National Bank, a national banking association, pursuant to the Agreement and Plan of Merger dated November 9, 1994 (the "Agreement") among the Company, Valley National Bancorp ("Valley"), and Valley National Bank. I currently own shares of the Company's common stock, par value $5.00 per share ("American Union Common Stock"). As a result of the Merger, I will receive shares of Valley's common stock, no par value ("Valley Common Stock") in exchange for my American Union Common Stock.

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of the Company, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "1933 Act") by the Securities and Exchange Commission ("SEC") and as the term "affiliate" is used for purposes of the SEC's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

     I represent to and agree with Valley that:

     A. Transfer Review Restrictions. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer or otherwise dispose of ("transfer") any American Union Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any American Union Common Stock owned by such person or entity, without notifying Valley in advance of the proposed transfer and giving Valley a reasonable opportunity to review the transfer before it is consummated. Valley, if advised to do so by its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

     B. Transfer Restrictions During Merger Consummation Period. I shall not transfer any American Union Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any American Union Common Stock owned by such person or entity during the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by Valley by means of the filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135. For purposes of this paragraph only, "American Union Common Stock" includes Valley Common Stock into which my American Union Common Stock is converted.

     C. Compliance with Rule 145. I have been advised that the issuance of Valley Common Stock to me pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the Company's stockholders, any transfer by me of Valley Common Stock is restricted under Rule 145 promulgated by the SEC under the 1933 Act. I may not transfer Valley Common Stock unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the 1933 Act, (ii) in the opinion of Valley's counsel or counsel reasonably acceptable to Valley, such transfer is otherwise exempt from registration under the 1933 Act or (iii) such transfer is registered under the 1933 Act.

     D. Stop Transfer Instructions; Legend on Certificates. I also understand that stop transfer instructions will be given to Valley's transfer agents with respect to the Valley Common Stock and that there will be placed on the certificates of the Valley Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED NOVEMBER 9, 1994, BETWEEN THE REGISTERED HOLDER HEREOF AND VALLEY NATIONAL BANCORP, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF VALLEY NATIONAL BANCORP."

     E. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer Valley Common Stock to the extent I felt necessary with my counsel or counsel for the Company.

     Execution of this letter is not an admission on my part that I am an "affiliate" of the Company as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                             Very truly yours,



                                             _____________________________
                                             Name:

Accepted this _____ day of
November, 1994 by

VALLEY NATIONAL BANCORP



By:_________________________

                                                                    APPENDIX B

                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT ("Agreement") dated November 9, 1994, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and American Union Bank, a New Jersey banking corporation ("American").


                                   BACKGROUND

     1. Valley, American and Valley National Bank (the "Bank"), a wholly-owned subsidiary of Valley, as of the date hereof, have executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Valley will acquire American through a merger of American with and into the Bank (the "Merger").

     2. As an inducement to Valley and the Bank to enter into the Merger Agreement and in consideration for such entry, American desires to grant to Valley an option to purchase authorized but unissued shares of common stock of American in an amount and on the terms and conditions hereinafter set forth.


                                   AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Valley and American, intending to be legally bound hereby, agree:

     1. Grant of Option. American hereby grants to Valley the option (the "Option") to purchase 180,000 shares (as the same may be adjusted pursuant hereto, the "Option Shares") of American common stock, $5.00 par value (the "Common Stock"), at a price of $10.00 per share (as the same may be adjusted pursuant hereto, the "Option Price"), on the terms and conditions set forth herein.

     2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time, subject to and in accordance with the terms hereof.

     The term "Triggering Event" means the occurrence of any of the following events:

     A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley:

     a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

     b. enters into a letter of intent or an agreement, whether oral or written, with American pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with American, (ii) acquire all or a significant portion of the assets or liabilities of American, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 20% or more of the then outstanding shares of Common Stock;

     c. makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of American or any other business combination involving American, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of American called to vote on the Merger and American' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose;

     d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, American willfully takes any action in any manner which would materially interfere with its desire or ability to enter into a definitive Merger Agreement or its ability to consummate the Merger or materially reduce the value of the transaction to Valley; or

     e. which is the holder of more than 5% of the Common Stock solicits proxies in opposition to approval of the Merger.

     The term "Triggering Event" also means the taking of any direct or indirect action by American or any of its directors, officers or agents to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of the Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of American, or a sale of shares of the Common Stock or any significant portion of American's assets or liabilities.

     The term "significant portion" means 25% of the assets or liabilities of American.

     "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over American or in soliciting or inducing any other person (other than Valley or any affiliate) to do so.

     Notwithstanding the foregoing, the Option may not be exercised at any time
(i) in the absence of any required governmental or regulatory approval or consent necessary for American to issue the Option Shares or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     American shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by American shall not be a condition to the right of Valley to exercise the Option. American will not take any action which would have the effect of preventing or disabling American from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement.

     In the event Valley wishes to exercise the Option, Valley shall send a written notice to American (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

     Promptly following the Notice Date, American shall mail to its shareholders who have preemptive rights with respect to the Common Stock a notice, in form and substance approved by Valley (the "Shareholder Notice"), which shall afford each such shareholder the right to purchase such shareholder's pro rata share of the Option Shares at a per share purchase price equal to the lesser of the Option Price or the book value per share of Common Stock as of the then most recent fiscal year end of American. Such right to purchase Option Shares shall be in full satisfaction of each American shareholder's preemptive rights. The Closing shall be delayed for such time as is reasonably necessary to arrange for mailing the Shareholder Notice and to permit the American shareholders an opportunity to exercise such right to purchase Option Shares. The number of Option Shares available for purchase by Valley pursuant to the Option automatically shall be reduced by the aggregate number of shares purchased by the American shareholders in exercise of the above-described rights.

     3. Payment and Delivery of Certificates. At any Closing hereunder (a) Valley will make payment to American of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by American, (b) American will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through American, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and bearing a legend as set forth below and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     Unless a registration statement is filed and declared effective under
Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

          The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to American Union Bank, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

     4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, American shall prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as Valley shall specify in its request, and American shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Valley shall in no event have the right to have more than one such registration statement become effective.

     In connection with such filing, American shall use its best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by American in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for American and blue sky fees and expenses shall be paid by American. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, American shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and American will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that American will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof. Valley will indemnify and hold harmless American to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Valley will reimburse American for any legal or other expense reasonably incurred by American in connection with investigating or defending any such loss, claim, damage, liability or action.

     5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of American with another entity, or in the event any sale of all or substantially all of the assets of American shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

     6. Filings, Consents and Compliance with Law. Each of Valley and American will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System. American agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

     7. Representations and Warranties of American. American hereby represents and warrants to Valley as follows:

     a. Due Authorization. American has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by American.

     b. Authorized Shares. American has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

     c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of American or any agreement, instrument, judgment, decree, statute, rule or order applicable to American.

     8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against American for a breach of this Agreement.

     9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     10. Assignment or Transfer. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley, except upon or after the occurrence of a Triggering Event. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. Valley is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended. Valley shall have the right to assign this Agreement to any party it selects after the occurrence of a Triggering Event.

     11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to Valley:

            Valley National Bancorp
            1445 Valley Road
            Wayne, New Jersey  07470
            Attn.:  Gerald H. Lipkin
                    Chairman and Chief Executive Officer

     With a copy to:

            Pitney, Hardin, Kipp & Szuch
            200 Campus Drive
            Florham Park, New Jersey  07932-0950

            P.O. Box 1945
            Morristown, New Jersey  07962-1945
            Attn.:  Ronald H. Janis, Esq.

     If to American:

            American Union Bank
            2784 Morris Avenue
            Union, New Jersey 07083
            Attn.:  Alan Turtletaub,
                    Chairman

     With a copy to:

            Sills, Cummis, Zuckerman, Radin,
              Tischman, Epstein & Gross, P.A.
            One Riverfront Plaza
            Newark, New Jersey  07102
            Attn.:  Steven Radin, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

     17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting Valley to assign its rights and obligations hereunder.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement shall not terminate until the later of 12 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

ATTEST:                                              AMERICAN UNION BANK


GERALD F. METZHEISER                                 By:  ALAN TURTLETAUB
President                                                 Alan Turtletaub,
                                                          Chairman

ATTEST:                                              VALLEY NATIONAL BANCORP


PETER SOUTHWAY                                       By:  GERALD H. LIPKIN
President                                                 Gerald H. Lipkin,
                                                          Chairman & Chief
                                                            Executive Officer

                                                                      APPENDIX C


                     Capital Consultants of Princeton, Inc.
                              1000 Herrontown Road
                             Princeton, N.J. 08540
                                  609-921-3293

December __, 1994



Board of Directors
American Union Bank
2784 Morris Avenue
Union, New Jersey  07083


Members of the Board:

American Union Bank, ("AMERICAN") has entered into an Agreement and Plan of Merger dated November 9, 1994 ("AGREEMENT") with Valley National Bancorp ("VALLEY") and Valley National Bank ("VNB") which provides for the merger of AMERICAN with and into VNB ("MERGER").

If the MERGER is approved and consummated, subject to the provisions of AGREEMENT, each share of AMERICAN Common Stock issued and outstanding (excluding any dissenting shares) shall be converted at the Effective Time into the right to receive 0.50 shares ("EXCHANGE RATIO") of common stock, no par value, of VALLEY.

In lieu of the issuance of applicable fractional shares, VALLEY will make a cash payment in the amount equal to the value of such fractional share interest, determined by multiplying such holder's fractional interest by the Average Closing Price (as defined in the AGREEMENT) of Valley Common Stock.

You have requested our opinion as to whether the consideration to be offered in the MERGER is fair, from a financial point of view, to the shareholders of AMERICAN.

Capital Consultants of Princeton, Inc, as a customary part of its investment banking business, is engaged in the valuation of commercial banking and thrift institutions and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

In arriving at our opinion, we have reviewed and analyzed, among other things:
(i) the Agreement; (ii) the Registration Statement on Form S-4 of Valley of which the Proxy Statement/Prospectus is a part; (iii) publicly available information relating to Valley and American including, for Valley, annual reports to stockholders and annual reports on Form 10-K filed with the Securities and Exchange Commission ("COMMISSION") for the years ended December 31, 1991

December __, 1994
Page Two



through 1993 and the quarterly reports to stockholders and quarterly reports on Form 10-Q filed with the COMMISSION for the periods ended March 31, June 30 and September 30, 1994, and for American, annual reports to stockholders for the years ended December 31, 1991 through 1993 and quarterly reports of Consolidated Conditions and Income as filed with the Federal Deposit Insurance Corporation for the periods ended March 31, June 30 and September 30, 1994; (iv) certain historical operating and financial information provided to Capital Consultants by the managements of American and Valley; (v) historical and current market data for the American Common Stock and the Valley Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which Capital Consultants deemed generally comparable to American and Valley; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that Capital Consultants considered reasonably similar to American and Valley in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as Capital Consultants deemed appropriate. In addition, we conducted meetings with members of senior management of American and Valley for purposes of reviewing the foregoing and the future prospects of American and Valley. We evaluated the pro forma ownership of the Valley Common Stock by American's stockholders, relative to the pro forma contribution of American's assets, deposits, equity and earnings to the pro forma resulting company in the MERGER. We also took into account our experience in other transactions, as well as our knowledge of the banking and thrift industries and its experience in securities valuations.

While we have taken care in our investigation and analysis, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us or publicly available, and have not attempted to verify same. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of AMERICAN or VALLEY.

In conducting our analysis and arriving at our opinion, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the proposed MERGER, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the MERGER. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

December __, 1994
Page Three



Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be paid in the MERGER is fair, from a financial point of view, to the shareholders of AMERICAN.


                                          Very truly yours,




                                          Capital Consultants of Princeton, Inc.

                                                                      APPENDIX D

   SUBSECTIONS (b), (c) and (d) of SECTION 215a of TITLE 12 of the U.S. CODE,
         "MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS"

(b) Dissenting Shareholders

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller of the Currency, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller of the Currency upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of shares

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller of the Currency shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS



Item 20.  Indemnification of Directors and Officers.

     Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

     The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

     Exculpation. Article VIII of the certificate of incorporation of Valley National Bancorp provides:

          A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

          Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

Item 21.

A.  Exhibits

Exhibit No.           Description
- -----------           -----------


2(a)* Agreement and Plan of Merger, dated November 9, 1994, by and among Valley National Bancorp, Valley National Bank and American Union Bank, included as Appendix A to the Proxy Statement/Prospectus.

2(b)* Stock Option Agreement, dated November 9, 1994, by and among Valley National Bancorp and American Union Bank, included as Appendix B to the Proxy Statement/Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

10(a)** "Employment Agreements" dated June 6, 1986 between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh, are hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1992.

10(b)** "The Valley National Bancorp Long-Term Stock Incentive Plan" dated January 18, 1994, is hereby incorporated by reference from the Registrant's Notice of Annual Meeting of Shareholders and Proxy dated March 1, 1994.

10(c)** "Warrant Agreement" by and between Valley National Bancorp and Valley National Bank, Trust Department governing the terms of 450,000 warrants to purchase Valley National Bancorp common stock dated as of December 31, 1990, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1990.

10(d)** Amendment to "Employment Agreements" between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh dated December 10, 1991, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

10(e)** "Employment Agreement" dated December 10, 1991 between Valley National Bancorp, Valley National Bank and Peter Southway, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

10(f)** "Severance Agreements" dated August 17, 1994 between Valley National Bancorp, Valley National Bank, and Gerald H. Lipkin, Peter Southway, and Sam P. Pinyuh, is hereby incorporated by reference from the Registrant's Registration Statement of Form S-4 filed on October 4, 1994 in connection with the merger of the Registrant with Rock Financial Corporation.

10(g)** Amended and Restated Agreement and Plan of Merger, dated as of August 26, 1994, by and among Valley National Bancorp, Valley National Bank, Rock Financial Corporation and Rock Bank, is hereby incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 33-55765) filed with the Commission on October 4, 1994, in which it was included as Appendix A to the Proxy Statement/Prospectus.

10(h)** Stock Option Agreement, dated July 5, 1994, by and between Valley National Bancorp and Rock Financial Corporation, is hereby incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 33-55765) filed with the Commission on October 4, 1994, in which it was included as Appendix B to the Proxy Statement/Prospectus.

23(a)        Consent of KPMG Peat Marwick LLP with respect to Valley National
             Bancorp

23(b)        Consent of KPMG Peat Marwick LLP with respect to American Union
             Bank.

23(c)* Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)        Consent of Capital Consultants of Princeton, Inc.

99(a) Form of Proxy Card to be utilized by the Board of Directors of American Union Bank.

___________________________________

*    Included elsewhere in this registration statement.
** Incorporated by Reference from other filed documents, as indicated.

C.   Report, Opinion or Appraisals

     Form of Fairness Opinion of Capital Consultants of Princeton, Inc. is included as Appendix C to Proxy Statement/Prospectus.

Item 22.  Undertakings

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 20th day of December, 1994.


                                        VALLEY NATIONAL BANCORP



                                        By:GERALD H. LIPKIN
                                           ------------------------------------
                                           Gerald H. Lipkin,
                                           Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature                      Title                           Date
       ---------                      -----                           ----


GERALD H. LIPKIN              Chairman of the Board           December 20, 1994
- ---------------------------   and Director (Chief
Gerald H. Lipkin              Executive Officer)


PETER SOUTHWAY                President and Chief             December 20, 1994
- --------------------------    Operating Officer
Peter Southway                (Principal Financial
                              Officer) and Director


ALAN D. ESKOW                 Corporate Secretary and         December 20, 1994
- -------------------------     Senior Vice President
Alan D. Eskow                 (Principal Accounting
                              Officer)


ANDREW ABRAMSON                      Director                 December 20, 1994
- -------------------------
Andrew Abramson


PAMELA BRONANDER                     Director                 December 20, 1994
- -------------------------
Pamela Bronander


JOSEPH COCCIA, JR.                   Director                 December 20, 1994
- -------------------------
Joseph Coccia, Jr.

      Signature                      Title                           Date
      ---------                      -----                           ----

AUSTIN C. DRUKKER                    Director                 December 20, 1994
- -------------------------
Austin C. Drukker


THOMAS P. INFUSINO                   Director                 December 20, 1994
- --------------------------
Thomas P. Infusino


GERALD KORDE                         Director                 December 20, 1994
- --------------------------
Gerald Korde


ROBERT L. MARCALUS                   Director                 December 20, 1994
- --------------------------
Robert L. Marcalus


                                     Director                 December 20, 1994
- --------------------------
Robert E. McEntee


SAM P. PINYUH                        Director                 December 20, 1994
- --------------------------
Sam P. Pinyuh


RUBIN RABINOWITZ                     Director                 December 20, 1994
- --------------------------
Rubin Rabinowitz


ROBERT RACHESKY                      Director                 December 20, 1994
- --------------------------
Robert Rachesky


BARNETT RUKIN                        Director                 December 20, 1994
- --------------------------
Barnett Rukin


RICHARD F. TICE                      Director                 December 20, 1994
- --------------------------
Richard F. Tice


LEONARD VORCHEIMER                   Director                 December 20, 1994
- --------------------------
Leonard Vorcheimer


JOSEPH L. VOZZA                      Director                 December 20, 1994
- --------------------------
Joseph L. Vozza

                               INDEX TO EXHIBITS



Exhibit No.                                 Description
- -----------                                 -----------

A. 2(a)* Agreement and Plan of Merger, dated November 9, 1994, by and among Valley National Bancorp, Valley National Bank and American Union Bank, included as Appendix A to the Proxy Statement/Prospectus.

2(b)* Stock Option Agreement, dated November 9, 1994, by and among Valley National Bancorp and American Union Bank, included as Appendix B to the Proxy Statement/Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

10(a)** "Employment Agreements" dated June 6, 1986 between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh, are hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1992.

10(b)** "The Valley National Bancorp Long-Term Stock Incentive Plan" dated January 18, 1994, is hereby incorporated by reference from the Registrant's Notice of Annual Meeting of Shareholders and Proxy dated March 1, 1994.

10(c)** "Warrant Agreement" by and between Valley National Bancorp and Valley National Bank, Trust Department governing the terms of 450,000 warrants to purchase Valley National Bancorp common stock dated as of December 31, 1990, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1990.

10(d)** Amendment to "Employment Agreements" between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin and Sam P. Pinyuh dated December 10, 1991, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

10(e)** "Employment Agreement" dated December 10, 1991 between Valley National Bancorp, Valley National Bank and Peter Southway, is hereby incorporated by reference from the Registrant's Form 10-K Annual Report for the fiscal period ending December 31, 1991.

Exhibit No.                                 Description
- -----------                                 -----------

10(f)** "Severance Agreements" dated August 17, 1994 between Valley National Bancorp, Valley National Bank and Gerald H. Lipkin, Peter Southway, and Sam P. Pinyuh, is hereby incorporated by reference from the Registrant's Registration Statement of Form S-4 filed on October 4, 1994 in connection with the merger of the Registrant with Rock Financial Corporation.

10(g)** Amended and Restated Agreement and Plan of Merger, dated as of August 26, 1994, by and among Valley National Bancorp, Valley National Bank, Rock Financial Corporation and Rock Bank, is hereby incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 33-55765) filed with the Commission on October 4, 1994, in which it was included as Appendix A to the Proxy Statement/Prospectus.

10(h)** Stock Option Agreement, dated July 5, 1994, by and between Valley National Bancorp and Rock Financial Corporation, is hereby incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 33-55765) filed with the Commission on October 4, 1994, in which it was included as Appendix B to the Proxy Statement/Prospectus.

23(a)             Consent of KPMG Peat Marwick LLP with respect to Valley
                  National Bancorp

23(b)             Consent of KPMG Peat Marwick LLP with respect to American
                  Union Bank.

23(c)* Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)             Consent of Capital Consultants of Princeton, Inc.

99(a) Form of Proxy Card to be utilized by the Board of Directors of American Union Bank.

C. Form of Fairness Opinion of Capital Consultants of Princeton, Inc. is included as Appendix C to Proxy Statement/Prospectus.

___________________________________

*    Included elsewhere in this registration statement.

** Incorporated by Reference from other filed documents, as indicated.

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